                                                FILED PURSUANT TO RULE 424(b)(1)
                                                      REGISTRATION NO. 333-40335

PROSPECTUS

                     3,400,000 TRUST PREFERRED SECURITIES

                             GLACIER WATER TRUST I

   9 1/16% CUMULATIVE TRUST PREFERRED SECURITIES (LIQUIDATION AMOUNT $25 PER
       TRUST PREFERRED SECURITY) FULLY AND UNCONDITIONALLY GUARANTEED BY

                     [LOGO OF GLACIER WATER SERVICES, INC.]

                         GLACIER WATER SERVICES, INC.

                               ----------------

  The 9 1/16% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Glacier Water Trust I, a statutory business trust created under the laws of the State of Delaware ("Water Trust I"). Glacier Water Services, Inc., a Delaware corporation (referred to as the "Company" when such reference includes Glacier Water Services, Inc. and its

                                                          (Continued on page 3)

  SEE "RISK FACTORS" COMMENCING ON PAGE 16 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY   OF  THIS   PROSPECTUS.  ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

                                                        UNDERWRITING
                                            PRICE TO   DISCOUNTS AND    PROCEEDS TO
                                             PUBLIC    COMMISSIONS(1) WATER TRUST I(2)
--------------------------------------------------------------------------------------
Per Trust Preferred Security.............      $25           (2)            $25
--------------------------------------------------------------------------------------
Total....................................  $85,000,000       (2)        $85,000,000
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) Glacier and Water Trust I have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) In view of the fact that all of the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures, Glacier has agreed to pay the Underwriters as compensation for arranging the investment therein of such proceeds, $1.00 per Trust Preferred Security or $3,400,000 in the aggregate. See "Underwriting." Glacier has also agreed to pay the expenses of the offering estimated to be $470,000.

                               ----------------

  The Trust Preferred Securities are being offered by the Underwriters named herein subject to prior sale and when, as and if delivered to and accepted by the Underwriters. It is expected that the Trust Preferred Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about January 27, 1998, against payment therefor in immediately available funds.

SUTRO & CO. INCORPORATED

                           EVEREN SECURITIES, INC.
                                                          CROWELL, WEEDON & CO.

                THE DATE OF THIS PROSPECTUS IS JANUARY 22, 1998

                                 [PHOTOS HERE]

[Photos of in-store and outdoor water vending machines of the Company.]

[Map of United States with highlighted regions where the Company operates water vending machines.]


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE TRUST PREFERRED SECURITIES OFFERED HEREBY, INCLUDING BIDDING FOR AND PURCHASING SUCH TRUST PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

(Continued from cover page)

subsidiaries, collectively, or "Glacier" when referring only to the parent company), will be the owner of all of the beneficial interests represented by common securities of Water Trust I (the "Common Securities" and, collectively with the Trust Preferred Securities, the "Trust Securities"). Water Trust I exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of 9 1/16% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by Glacier. The Junior Subordinated Debentures will mature on January 31, 2028, which date may be shortened (such date, as it may be shortened, the "Stated Maturity") to a date not earlier than January 31, 2003. The Trust Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities, which will be held by Glacier. See "Description of the Trust Preferred Securities--Subordination of Common Securities of Water Trust I Held by Glacier."

  Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable monthly in arrears on the 15th day of each calendar month of each year (subject to possible deferral as described below), commencing March 15, 1998, at the annual rate of 9 1/16% of the Liquidation Amount (as defined herein) of $25 per Trust Preferred Security ("Distributions"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued through the date the Distribution payment is due. Glacier will have the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 60 consecutive months with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, Glacier may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Preferred Securities will also be deferred and Glacier will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or to make any payment with respect to its debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate) at the rate of 9 1/16% per annum, compounded quarterly, and holders of the Trust Preferred Securities will be required to accrue income and will be required to pay United States federal income tax on that income. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  Glacier has, through the Guarantee, the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of Water Trust I's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." Under the Guarantee, Glacier guarantees the payment of Distributions by Water Trust I and payments on liquidation of or redemption of the Trust Preferred Securities (subordinate to the right to payment of Senior Debt and Subordinated Debt of Glacier, as defined herein) to the extent of funds held by Water Trust I. See "Description of Guarantee." If Glacier does not make required payments on the Junior Subordinated Debentures held by Water Trust I, Water Trust I will have insufficient funds to pay Distributions on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when Water Trust I does not have sufficient funds to pay such Distributions. In such event, a holder of the Trust Preferred Securities may institute a legal proceeding directly against Glacier pursuant to the terms of the Indenture to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities." The obligations of Glacier under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt and Subordinated Debt (as defined in "Description of Junior Subordinated Debentures--Subordination") of Glacier.

  The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the Stated Maturity or their earlier redemption, in each case at a

                                                       (Continued on next page)

(Continued from previous page)

redemption price equal to the aggregate liquidation preference of the Trust Preferred Securities plus any accumulated and unpaid Distributions thereon to the date of redemption. The Junior Subordinated Debentures are redeemable prior to maturity at the option of Glacier (i) on or after January 31, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence of a Tax Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Trust Preferred Securities--Redemption."

  Glacier will have the right at any time to dissolve Water Trust I and, after satisfaction of liabilities to creditors of Water Trust I as provided by applicable law, cause a Like Amount (as defined herein) of the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of Water Trust I. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution."

  In the event of the dissolution of Water Trust I, after satisfaction of liabilities to creditors of Water Trust I as required by applicable law, the holders of Trust Preferred Securities will be entitled to receive a liquidation amount of $25 per Trust Preferred Security ("Liquidation Amount"), plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Distribution of such Like Amount of Junior Subordinated Debentures, subject to certain exceptions. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution."

  The Junior Subordinated Debentures and the Guarantee are unsecured and subordinated to all Senior Debt and Subordinated Debt. The terms of the Junior Subordinated Debentures and the Guarantee place no limitation on the amount of Senior Debt and Subordinated Debt that Glacier can issue. Currently, the Company has a bank credit agreement (the "Credit Facility") that provides for borrowings of up to $35.0 million. The Company will apply a portion of the net proceeds of this offering to pay off the outstanding balance under the Credit Facility which was approximately $29.0 million as of the date hereof. The Credit Facility will then be terminated. The Company has entered into negotiations regarding a new credit facility, which will be for an amount anticipated to be less than the Company's current Credit Facility. Because Glacier is a holding company, substantially all of Glacier's assets consist of the capital stock of its subsidiaries. All obligations of Glacier relating to the securities described herein will be effectively subordinated to all existing and future liabilities of Glacier's subsidiaries. Glacier may cause additional Trust Preferred Securities to be issued by trusts similar to Water Trust I in the future, and there is no limit on the amount of such securities that may be issued. In this event, Glacier's obligations under the Junior Subordinated Debentures to be issued to such other trusts and Glacier's guarantees of the payments by such trusts will be pari passu with Glacier's obligations under the Junior Subordinated Debentures and the Guarantee, respectively.

  The Trust Preferred Securities have been approved for listing on the American Stock Exchange, subject to notice of issuance. In order to meet the listing requirements of the American Stock Exchange, the Underwriters have undertaken to distribute the Trust Preferred Securities to a minimum of 400 public shareholders. Although the Underwriters have indicated an intention to make a market in the Trust Preferred Securities, the Underwriters are not obligated to do so, and any market making may be discontinued at any time at the sole discretion of any of the Underwriters. There can be no assurance that a market will develop for the Trust Preferred Securities. See "Risk Factors--Absence of Existing Public Market; Market Prices" and "Underwriting."

  Each of the Trust Preferred Securities and the Junior Subordinated Debentures will be represented by one or more global certificates registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Trust Preferred Securities and the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. The Depositary and the Paying Agent will be responsible for interest and dividend payments to holders of the Trust Preferred Securities and the Junior Subordinated Debentures. Except as described herein, the Trust Preferred Securities in certificated form will not be issued in exchange for global certificates. See "Book-Entry Issuance."

                                                        (Continued on next page)

(Continued from previous page)

  As used herein, (i) the "Indenture" means the Junior Subordinated Indenture dated as of January 27, 1998, as amended and supplemented from time to time, between Glacier and Wilmington Trust Company, as Trustee (the "Indenture Trustee"), under which the Junior Subordinated Debentures will be issued,
(ii) the "Trust Agreement" means the Trust Agreement relating to Water Trust I among Glacier, as depositor, Wilmington Trust Company, as Property Trustee (the "Property Trustee"), Wilmington Trust Company, as Delaware Trustee (the "Delaware Trustee"), the Administrative Trustees named therein (collectively, with the Property Trustee and Delaware Trustee, the "Issuer Trustees") and the holders, from time to time, of the trust securities, (iii) the "Guarantee Agreement" means the Guarantee Agreement relating to the guarantee between Glacier and Wilmington Trust Company, as Guarantee Trustee, and (iv) the "Expense Agreement" means the Expense Agreement between Glacier and Water Trust I.

                             AVAILABLE INFORMATION

  Glacier and Water Trust I have jointly filed with the Commission a Registration Statement on Form S-2 (together with all amendments and exhibits thereto the "Registration Statement") under the Securities Act, with respect to the offering of the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, Water Trust I and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth below. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

  Glacier is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Glacier can be inspected and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a Web site (http://www.sec.gov) at which reports, proxy and information statements and other information regarding Glacier may be accessed. In addition, such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

  No separate financial statements of Water Trust I have been included herein. Glacier and Water Trust I do not consider that such financial statements would be material to holders of the Trust Preferred Securities because Water Trust I is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures of Glacier and issuing the Trust Securities. Water Trust I is a wholly-owned subsidiary of Glacier, and Glacier will fully, irrevocably and unconditionally guarantee all of Water Trust I's obligations under the Trust Preferred Securities. See "Prospectus Summary--Glacier and Water Trust I," "Description of the Trust Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

  2. The Company's Quarterly Report on Form 10-Q for the quarter ended October 5, 1997.

  3. The Company's Quarterly Report on Form 10-Q for the quarter ended July 4, 1997.

  4. The Company's Quarterly Report on Form 10-Q for the quarter ended April 4, 1997.

  5. The Company's Proxy Statement dated April 23, 1997.

  6. The Company's Report on Form 8-K as filed on April 10, 1997.

  7. The Company's Report on Form 8-K as filed on May 19, 1997.

  8. The Company's Report on Form 8-K/A as filed on January 22, 1998.

  9. The Company's Report on Form 8-K as filed on November 6, 1997.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  As used herein, the terms "Prospectus" and "herein" means this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED
TO: GLACIER WATER SERVICES, INC., 2261 COSMOS COURT, CARLSBAD, CALIFORNIA 92009, ATTN: INVESTOR RELATIONS (TELEPHONE (760) 930-2420).

  The Company will provide to the holders of the Trust Preferred Securities quarterly reports containing unaudited financial statements and annual reports containing financial statements audited by the Company's independent auditors. The Company will also furnish annual reports on Form 10-K and quarterly reports on Form 10-Q free of charge to holders of the Trust Preferred Securities who so request in writing to the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial information appearing elsewhere or incorporated by reference in this Prospectus. Unless the context clearly suggests otherwise, references to the "Company" include Glacier Water Services, Inc. and its subsidiaries, collectively, and references to "Glacier" include the parent company only. Except for historical information contained in this Prospectus, the matters discussed herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") such as plans for future growth, capital spending and financing sources. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from management's expectations. Factors that might cause such a difference include, but are not limited to, those discussed under the caption "Risk Factors" as well as those discussed elsewhere or incorporated by reference in this Prospectus.

                                  THE COMPANY

  Glacier Water Services, Inc. is the leading provider of high quality, low priced drinking water dispensed to consumers through self-service vending machines. Since its inception in 1983, the Company has created a network of over 12,000 water vending machines in Arizona, California, Florida, Georgia, Illinois, Indiana, Iowa, Louisiana, Michigan, Mississippi, Nevada, New Mexico, Ohio and Texas. The Company's water vending machines are placed at supermarkets and other retail locations in order to take advantage of the regular customer traffic at such locations. The Company's retail accounts include Albertson's, Fiesta Markets, Fry's, HEB, Hughes, KashN'Karry, Kroger, Longs, Lucky, Osco/Savon, Pantry, Publix, Ralphs, Randall's, Safeway, Smith's, Stater Bros., Thrifty/Payless, Vons, Wal-Mart, Winn Dixie and others. Based on information contained in Bottled Water in the U.S.--1997 Edition, management believes that sales by the Company account for over 75% of the volume of water sold through water vending machines.

  The Company's internally developed and manufactured water vending machines are connected to the municipal water source at each of its retail locations. The vending machines reduce impurities in the water through a combination of micron filtration, reverse osmosis, carbon absorption and ultraviolet sterilization. The Company generally charges $.25 to $.35 per gallon, which is significantly lower than the price of water sold off-the-shelf in retail locations or sold through delivery services. The Company's water vending machines are clustered in close proximity to one another within the geographic areas served in order to assure cost-effective, quality service. Each water vending machine is serviced and tested weekly.

  The Company has experienced significant growth. The number of water vending machines in operation has increased from 3,666 machines as of December 31, 1992 to 9,164 machines as of December 31, 1996, representing a compounded annual growth rate of 25.7%. For the year ended December 31, 1996, the Company's revenues, EBITDA (as defined herein) and net income were $46.1 million, $12.3 million and $3.3 million, respectively, representing compounded annual growth rates over the prior four years of 14.1%, 24.4% and 19.2%, respectively. During the nine months ended October 5, 1997, the Company added 3,006 machines, primarily as a result of the acquisition in March 1997 of the Company's largest competitor, Aqua-Vend, a division of McKesson Water Products Company. For such nine-month period, the Company had revenues and EBITDA of $44.4 million and $11.4 million, respectively. Net income was $319,000 for the same period after recording non-recurring charges of approximately $3.1 million, representing costs incurred to integrate Aqua-Vend's operations with the Company's.

  Historically, the Company has operated water vending machines designed primarily for outside use in fair-weather climates. Of the Company's 12,170 machines in operation as of October 5, 1997, 11,961 were located in nine sunbelt states. Because it is impractical to use outdoor vending machines outside in cold-weather climates, the Company has developed a new water vending machine specifically designed to be installed inside retail locations. The "in-store" machine is smaller and has a sleeker exterior, thereby making it more compatible with an interior retail layout. The Company believes that the in-store machine affords the Company significant opportunities to expand within its existing locations, as well as into new market areas in cold-weather states. The Company currently operates machines at less than 10% of the estimated 72,000 grocery stores (excluding convenience stores) in the United States.

  In addition to its growth strategy, the Company intends to maintain its leading position in the water vending industry by: (i) providing high quality, low priced water to consumers; (ii) developing and maintaining good relationships with retail accounts; (iii) increasing brand and product awareness; and (iv) maximizing operating efficiencies and asset productivity.

THE BOTTLED WATER INDUSTRY

  According to a report entitled Bottled Water in the U.S.--1997 Edition, published by the Beverage Marketing Corporation (the data from which is referred to herein below), the bottled water market has grown from approximately 300 million gallons sold in 1976 to approximately 3.1 billion gallons sold in 1996, representing a compounded annual growth rate of 12.4%. The bottled water market in the United States, which in 1996 totaled approximately $3.6 billion, comprises four segments: nonsparkling, sparkling, club soda/seltzer and imported water. Nonsparkling water is the segment in which the Company competes and is consumed as an alternative to tap water. Nonsparkling water is the largest of the four segments and represented approximately 85% of the total market in terms of gallons sold and approximately 65% of the total market in terms of dollars sold for 1996.

  Nonsparkling water is distributed through three principal channels: packaged water sold off-the-shelf in retail locations, packaged water delivered to homes and offices and water sold through vending machines. Like water sold off-the-shelf or through delivery services, vended water is processed using the reverse osmosis or deionization methods. Although equivalent in quality, vended water is sold at a substantially lower price than off-the-shelf and delivered water. Vended water eliminates two principal cost components: packaging (because consumers provide their own containers) and transportation. By competing on price, management believes Glacier Water has become the leading brand sold in the nonsparkling water market segment, with approximately a 6.8% share at the end of 1996 based on gallons sold.

GROWTH STRATEGY

  Supermarkets will continue to be the primary targets for the Company's growth. To capitalize on the low penetration of water vending machines at supermarkets and other retail locations, the Company will pursue the following growth strategy:

  . Increase Penetration of Existing Domestic Markets. The Company primarily operates in nine sunbelt states through the use of its outdoor water vending machine. Management believes it can place additional outdoor machines with both existing and new retail accounts in those states. Management also believes there are significant opportunities to add in-store water vending machines at its current retail account locations, without adversely affecting revenues generated by its outdoor machines at such locations.

  . Expand Into New Domestic Markets. The Company intends to place its in-store water vending machines inside retail locations in cold weather regions throughout the United States. In addition, the Company intends to expand into new warm weather climate markets using both in-store and outdoor machines.

  . Expand Into Select International Markets. The Company intends to capitalize on the demand for bottled water outside of the United States by expanding into select international markets. The Company currently is in the process of establishing operations in Mexico as its initial entry into the international market.

  . Pursue Select Acquisition Opportunities. The Company intends to evaluate and pursue select strategic acquisition opportunities, but has no firm commitments with respect to acquisitions at this time.

RECENT ACQUISITION

  On March 28, 1997, the Company purchased substantially all of the assets of the Aqua-Vend division of McKesson Water Products Company, a wholly-owned subsidiary of McKesson Corporation, for a purchase price of approximately $9 million, subject to certain post-closing adjustments. Prior to the acquisition, Aqua-Vend was the Company's largest competitor, with approximately 3,000 water vending machines. In connection with the acquisition, the Company developed a detailed integration plan which included the removal of approximately 600 Aqua-Vend machines and the rationalization and relocation of Aqua-Vend machines within Glacier's network of machines. The revenues and operating costs associated with these machines from March 29, 1997 are included in the Company's results of operations for the nine-month period ended October 5, 1997.

                           GLACIER AND WATER TRUST I

  Glacier was incorporated in Delaware on November 19, 1991. Substantially all of its operations are conducted through a wholly-owned operating subsidiary, GW Services, Inc. ("GW Services"), a California corporation. The Company maintains its executive offices at 2261 Cosmos Court, Carlsbad, California 92009 and its telephone number is (760) 930-2420.

  Water Trust I is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on November 13, 1997. Water
Trust I's business and affairs are conducted by the Property Trustee, the Delaware Trustee and three individual Administrative Trustees who are officers of the Company. Water Trust I exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by Glacier, and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Junior Subordinated Debentures will be the sole assets of Water Trust I, and payments by Glacier under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenues of Water Trust
I. All of the Common Securities will be owned by Glacier. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of Glacier as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Subordination of Common Securities of Water Trust I Held by Glacier." Glacier will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of Water Trust I. Water Trust I has a term of 31 years, but may dissolve earlier as provided in the Trust Agreement.

  Water Trust I's principal offices are located at 2261 Cosmos Court, Carlsbad, California 92009 and its telephone number is (760) 930-2420.

              SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

  The following summary consolidated statements of income data and consolidated balance sheet data of the Company as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 has been derived from the Company's audited consolidated financial statements. The following summary consolidated statements of income data and consolidated balance sheet data of the Company as of and for the nine months ended October 5, 1997 and September 30, 1996 have been derived from the Company's unaudited consolidated quarterly financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The information contained herein should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere herein. The consolidated financial information for the nine months ended October 5, 1997 is not necessarily indicative of the operating results to be expected for the entire year.

                                                                                    NINE MONTHS ENDED
                                                                                 ------------------------
                                       YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------  SEPTEMBER 30, OCTOBER 5,
                            1992       1993       1994       1995       1996         1996       1997(1)
                          ---------  ---------  ---------  ---------  ---------  ------------- ----------
                                         (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF INCOME DATA:(2)
Revenues................  $  27,182  $  30,636  $  36,557  $  42,409  $  46,091    $  35,760   $  44,352
Costs and expenses:
 Operating expenses.....     18,356     20,065     23,504     25,933     28,088       22,009      27,482
 General and
  administrative
  expenses..............      3,702      4,512      4,791      5,483      5,733        4,155       5,461
 Depreciation and
  amortization..........      1,995      2,692      3,662      5,756      6,769        4,991       6,515
 Non-recurring
  charges(3)............        --         --         --         --         --           --        3,062
                          ---------  ---------  ---------  ---------  ---------    ---------   ---------
   Total costs and
    expenses............     24,053     27,269     31,957     37,172     40,590       31,155      42,520
                          ---------  ---------  ---------  ---------  ---------    ---------   ---------
Income from operations..      3,129      3,367      4,600      5,237      5,501        4,605       1,832(9)
Interest expense, net...        476         38        317        723        783          553       1,370
                          ---------  ---------  ---------  ---------  ---------    ---------   ---------
Income before income
 taxes..................      2,653      3,329      4,283      4,514      4,718        4,052         462
Income tax provision....      1,016      1,282      1,578      1,805      1,415        1,337         143
                          ---------  ---------  ---------  ---------  ---------    ---------   ---------
Net income..............  $   1,637  $   2,047  $   2,705  $   2,709  $   3,303    $   2,715   $     319(9)
                          =========  =========  =========  =========  =========    =========   =========
Net income per share....  $    0.54  $    0.62  $    0.80  $    0.80  $    0.98    $    0.80   $    0.10(9)
                          =========  =========  =========  =========  =========    =========   =========
Weighted average common
 and common equivalent
 shares outstanding.....  3,058,029  3,299,130  3,367,151  3,405,104  3,374,482    3,389,893   3,324,525
                          =========  =========  =========  =========  =========    =========   =========
OTHER DATA (UNAUDITED):
EBITDA(4)...............  $   5,124  $   6,059  $   8,262  $  10,993  $  12,270    $   9,596   $  11,409
Net cash provided by
 operating activities...      3,275      4,277      3,490      7,385      7,193        7,531       6,801
Net cash used in
 investing
 opportunities..........     (5,040)    (6,131)   (10,597)   (10,791)    (8,540)      (5,478)    (17,454)
Net cash provided by
 financing activities...      2,752        901      7,095      3,362      1,329       (1,216)     10,652
MACHINE DATA:
Number of machines at
 beginning of period....      2,990      3,666      4,780      6,725      8,518        8,518       9,164
Number of machines added
 during period, net.....        676      1,114      1,945      1,793        646          376       3,006
Number of machines at
 end of period..........      3,666      4,780      6,725      8,518      9,164        8,894      12,170
GROWTH RATES:
Revenue growth..........         *        12.7%      19.3%      16.0%       8.7%          *         24.0 %
EBITDA growth(4)........         *        18.2%      36.4%      33.1%      11.6%          *         18.9 %
Income from operations
 growth.................         *         7.6%      36.6%      13.8%       5.0%          *        (60.2)%(10)
MARGINS:
EBITDA margin(4)(5).....       18.9%      19.8%      22.6%      25.9%      26.6%        26.8%       25.7 %
Income from operations
 margin(6)..............       11.5%      11.0%      12.6%      12.3%      11.9%        12.9%        4.1 %(10)
RATIOS:
EBITDA to interest
 expense, net(4)........      10.8x     159.4x      26.1x      15.2x      15.7x        17.4x        8.3x
Earnings to fixed
 charges(7).............       8.8x      22.5x       9.0x       5.2x       5.1x         6.0x        1.3x
Pro forma ratio of
 earnings to fixed
 charges(7)(8)..........        --         --         --         --        3.7x          --         1.2x

                                                                   AS ADJUSTED
                                           DECEMBER 31, OCTOBER 5,  OCTOBER 5,
                                               1996      1997(1)   1997(11)(12)
                                           ------------ ---------- ------------
CONSOLIDATED BALANCE SHEET DATA:
Total assets..............................   $46,067     $58,515     $113,623
Long-term debt............................    15,820      26,022          --
Company obligated mandatorily redeemable
 preferred securities of subsidiary trust
 holding solely junior subordinated
 debentures(11)...........................       --          --        85,000
Stockholders' equity......................    23,986      24,502       24,502

--------
 (1) The Company elected on May 8, 1997 to change its fiscal year end from December 31 to the fifty-two or fifty-three week period ending on the Friday closest to December 31. On October 23, 1997, the Company further modified its fiscal year end to more closely align its fiscal reporting to its business cycle to the fifty-two or fifty-three week period ending on the Sunday closest to December 31.
 (2) Certain amounts have been reclassified to conform to the current presentation.
 (3) Non-recurring charges in 1997 represent costs incurred to integrate Aqua-Vend's operations with the Company's following the March 28, 1997 asset purchase.
 (4) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and non-recurring charges. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to cash flow or as a measure of liquidity or as an alternative to net earnings as indicative of operating performance. The Company's reported EBITDA may not be comparable to similarly titled measures of other companies that do not have non-recurring charges. EBITDA, EBITDA margin, EBITDA growth and EBITDA to interest expense, net are included herein because management believes they are useful for measuring the Company's ability to service its debt.
 (5) EBITDA margins represent EBITDA divided by revenues.
 (6) Income from operations margins represents income from operations divided by revenues.
 (7) For purposes of calculating the ratio and pro forma ratio of earnings to fixed charges, earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of the interest expense on all indebtedness and the estimated representative interest factor of rental expense.
 (8) The average outstanding debt balances for the year ending December 31, 1996 and the nine-month period ending October 5, 1997 were approximately $13,454,000 and $22,621,000, respectively, and gross interest expense was approximately $767,000 and $1,416,000, respectively. The pro forma ratios assume the replacement of this indebtedness with a corresponding amount of Junior Subordinated Debentures. If, on a consolidated basis, the entire $85,000,000 principal amount of Junior Subordinated Debentures had been outstanding throughout the periods, total interest expense would have been approximately $7,703,000 and $5,777,000, respectively.
 (9) Information presented in the table does not exclude non-recurring charges. Excluding non-recurring charges of $3,062,000 for the nine months ended October 5, 1997, income from operations, net income and net income per share would have been $4,894,000, $2,432,000 and $.73, respectively.
(10) Information presented in the table does not exclude non-recurring charges. Excluding non-recurring charges of $3,062,000 for the nine months ended October 5, 1997, income from operations growth would have been 6.3% and income from operations margin would have been 11.0%.
(11) The assets of Water Trust I consist solely of an aggregate principal amount of $87,628,850 of Glacier's 9 1/16% Junior Subordinated Debentures.
(12) As adjusted to reflect the issuance by Water Trust I of the 3,400,000 Trust Preferred Securities offered hereby and the receipt by Glacier of the proceeds, net of estimated underwriting compensation and other estimated offering expenses, from the corresponding sale of the Junior Subordinated Debentures to Water Trust I, and the application of the net proceeds therefrom as described under "Use of Proceeds."
 *   Numbers are omitted as prior period has not been presented herein.

                                  THE OFFERING

Trust Preferred
Securities issuer.........  Glacier Water Trust I ("Water Trust I")

Securities offered........  3,400,000 Trust Preferred Securities having a
                            Liquidation Amount of $25 per Trust Preferred Security. The Trust Preferred Securities represent preferred undivided beneficial interests in Water Trust I's assets, which will consist solely of the Junior Subordinated Debentures and payments thereunder.

Distributions.............  The Distributions payable on each Trust Preferred
                            Security will be fixed at a rate per annum of 9 1/16% of the Liquidation Amount of $25 per Trust Preferred Security, will be cumulative, will accrue from the date of issuance of the Trust Preferred Securities, and will be payable monthly in arrears on the 15th day of each calendar month of each year, commencing on March 15, 1998 (subject to possible deferral as described below). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued through the date the Distribution payment is due. See "Description of the Trust Preferred Securities."

Extension periods.........  So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, Glacier will have the right, at any time, to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period thereon for a period not exceeding 60 consecutive months with respect to each deferral period (each an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. If interest payments are so deferred, Distributions on the Trust Preferred Securities will also be deferred and Glacier will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to Glacier's capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, Distributions will continue to accumulate with income thereon compounded quarterly. Because interest would continue to accrue and compound on the Junior Subordinated Debentures, to the extent permitted by applicable law, holders of the Trust Preferred Securities will be required to accrue income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

Maturity..................  The Junior Subordinated Debentures will mature on
                            January 31, 2028 which date may be shortened (such date, as it may be shortened, the "Stated Maturity") to a date not earlier than January 31, 2003. Glacier might exercise its right to shorten the maturity of the Junior Subordinated Debentures under the circumstances where a Tax Event, Investment Company Event or other undesirable event could be avoided simply by shortening the maturity of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--General."

Redemption................  The Trust Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures at their Stated Maturity or their earlier redemption at a redemption price equal to the aggregate Liquidation Amount of the Trust Preferred Securities plus accumulated and unpaid Distributions thereon to the date of redemption. The Junior Subordinated Debentures are redeemable prior to maturity at the option of Glacier (i) on or after January 31, 2003 in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence of a Tax Event or an Investment Company Event, in each case at a redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures so redeemed, together with any accrued but unpaid interest to the date fixed for redemption. See "Description of the Trust Preferred Securities-- Redemption" and "Description of Junior Subordinated Debentures--Redemption."

Distribution of Junior
 Subordinated Debentures..  Glacier has the right at any time to dissolve
                            Water Trust I, and, after satisfaction of creditors of Water Trust I as required by applicable law, to cause the Junior Subordinated Debentures to be distributed to holders of Trust Preferred Securities in liquidation of Water Trust
                            I. See "Description of the Trust Preferred
                            Securities--Distribution of Junior Subordinated Debentures."

Guarantee.................  Taken together, Glacier's obligations under the various documents described herein, including the Guarantee Agreement, provide a full and unconditional guarantee of payments by Water Trust I of Distributions and other amounts due on the Trust Preferred Securities. Under the Guarantee Agreement, Glacier guarantees the payment of Distributions by Water Trust I and payments on liquidation or redemption of the Trust Preferred Securities (subordinate to the right to payment of Senior Debt and Subordinated Debt of Glacier, as defined herein) to the extent of funds held by Water Trust I. If Water Trust I has insufficient funds to pay Distributions on the Trust Preferred Securities (i.e., if Glacier has failed to make required payments under the Junior Subordinated Debentures), a holder of the Trust Preferred Securities would have the right to institute a legal proceeding directly against Glacier to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities," "Description of Junior Subordinated Debentures-- Debenture Events of Default" and "Description of Guarantee."

Ranking...................  The Trust Preferred Securities will rank pari passu, and payments thereon will be made pro rata, with the Common Securities of Water Trust I held by Glacier, except as described under "Description of the Trust Preferred Securities--Subordination of Common Securities of Water Trust I Held by Glacier." The obligations of Glacier under the Guarantee, the Junior Subordinated Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior Debt and Subordinated Debt of Glacier, the amount of which is unlimited. The Company will apply a portion of the net proceeds of this offering to pay off the outstanding balance under the Credit Facility, which was approximately $29.0 million as of the date hereof. The Credit Facility will then be terminated. The Company has entered into negotiations regarding a new credit facility, which will be for an amount anticipated to be less than the Company's current Credit Facility. Because Glacier is a holding company, all obligations of Glacier relating to the securities described herein will be effectively subordinated to all existing and future liabilities of Glacier's subsidiaries, including GW Services, Inc. Glacier may cause additional Trust Preferred Securities to be issued by trusts similar to Water Trust I in the future, and there is no limit on the amount of such securities that may be issued. In this event, Glacier's obligations under the Junior Subordinated Debentures to be issued to such other trusts and Glacier's guarantees of the payments by such trusts will rank pari passu with Glacier's obligations under the Junior Subordinated Debentures and the Guarantee, respectively.

Voting rights.............  The holders of the Trust Preferred Securities will have no voting rights except in limited
                            circumstances. Except as provided below, the affirmative consent of the holders of at least a majority of the outstanding Trust Preferred Securities will be required by Water Trust I for amendments to the Trust Agreement that would affect adversely the rights or privileges of the holders of the Trust Preferred Securities. The Property Trustee, the Administrative Trustees and Glacier may amend the Trust Agreement without the consent of holders of the Trust Preferred Securities to ensure that Water Trust I will be classified for United States federal income tax purposes as a grantor trust or to ensure that Water Trust I will not be required to register as an "investment company" under the Investment Company Act, even if such action adversely affects the interests of such holders. See "Description of the Trust Preferred Securities--Voting Rights; Amendment of the Trust Agreement."

ERISA considerations......  Prospective purchasers should carefully consider the information set forth under the caption "ERISA Considerations."
American Stock Exchange
 symbol...................  HOO.Pr.A

Use of proceeds...........  The proceeds to Water Trust I from the sale of the
                            Trust Preferred Securities offered hereby will be invested by Water Trust I in the Junior Subordinated Debentures of Glacier. Glacier will use approximately $29.0 million of the net proceeds of the offering to payoff in full the indebtedness outstanding under the Credit Facility. Glacier intends to use the remaining net proceeds for general corporate purposes, which may include without limitation, funding additional investments in, or extensions of credit to, GW Services or its other operating subsidiaries for the expansion of operations and possible future acquisitions if and when suitable opportunities arise. Pending application as described above, the net proceeds from the offering will be invested in a portfolio of securities (which may include non-investment grade debt and equity securities) managed by Kayne Anderson Investment Management ("Kayne Anderson"), an affiliate of the Company. Kayne Anderson manages funds for certain insurance companies, other institutional investors and individuals and will charge Glacier a reasonable management fee for its services. Such management fee will be on terms more favorable than those for parties unaffiliated with Kayne Anderson. See "Use of Proceeds."

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Trust Preferred Securities offered hereby.

                     RISK FACTORS RELATING TO THE OFFERING

RANKING OF GLACIER'S OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBT AND THE GUARANTEE

  All obligations of Glacier under the Guarantee, the Junior Subordinated Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior Debt and Subordinated Debt of Glacier, the amount of which is unlimited. The Company will use a portion of the proceeds from this offering to pay off the outstanding balance of approximately $29.0 million under the Credit Facility. The Credit Facility will then be terminated. The Company has entered into negotiations regarding a new credit facility, which will be for an amount which is anticipated to be less than the Company's current Credit Facility. No assurances can be given that the Company will be successful in obtaining a replacement credit facility that will be on terms favorable to the Company. In addition, no assurance can be given that any such replacement credit facility will not contain terms and conditions in addition to those already contained in the Junior Subordinated Debentures which might cause Glacier to exercise its existing right under the Junior Subordinated Debentures to defer the payment of interest on the Junior Subordinated Debentures or otherwise restrict the ability of Glacier to pay interest on the Junior Subordinated Debentures and, consequently, Water Trust I's ability to pay Distributions on the Trust Preferred Securities.

  In addition, because Glacier is a holding company, substantially all of Glacier's assets consist of the capital stock of its subsidiaries. All obligations of Glacier relating to the securities described herein will be effectively subordinated to all existing and future liabilities of Glacier's subsidiaries, including GW Services, Glacier's primary operating subsidiary. As a holding company, the right of Glacier to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that Glacier may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures and all obligations of Glacier relating to the Trust Preferred Securities will be effectively subordinated to all existing and future liabilities of GW Services, and holders of the Trust Preferred Securities should look only to the assets of Glacier, and not of its subsidiaries, for principal and interest payments on the Junior Subordinated Debentures. None of the Indenture, the Guarantee, the Guarantee Agreement or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt and Subordinated Debt, that may be incurred by Glacier or its subsidiaries. Further, there is no limitation on Glacier's ability to issue additional Junior Subordinated Debentures in connection with any further offerings of Trust Preferred Securities, and such additional debentures would rank pari passu with the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Subordination" and "Description of Guarantee--Status of the Guarantee."

OPTION TO DEFER INTEREST PAYMENT PERIOD

  So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, Glacier has the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 60 consecutive months with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, monthly Distributions on the Trust Preferred Securities by Water Trust I will be deferred (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional amounts thereon at the rate of 9 1/16% per annum, compounded quarterly, from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, Glacier will be prohibited from making certain payments or distributions with respect to Glacier's capital stock (including dividends on or redemptions of common or preferred stock) and from making certain payments with respect to any debt securities of Glacier that rank pari passu with or junior in interest to the Junior Subordinated Debentures; however, Glacier will not be restricted from (a) paying dividends or distributions in capital stock of Glacier, (b) redeeming rights or taking certain other actions under a shareholders rights plan, (c) making payments under the Guarantee or (d) making purchases of common stock related to the issuance of common stock or rights under any of Glacier's benefit plans for its directors, officers, employees or consultants. Further, during an Extension Period, Glacier would have the ability to continue to make payments on its Senior Debt and Subordinated Debt, if any. Prior to the termination of any Extension Period, Glacier may further extend such Extension Period provided that such extension does not cause such Extension Period to exceed 60 consecutive months or to extend beyond the Stated Maturity. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 9 1/16%, compounded quarterly), Glacier may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that Glacier may elect to begin an Extension Period. As a consequence of Glacier's deferral of interest payments, holders of the Trust Preferred Securities will not receive cash distributions during such deferral periods (although the Distributions to which holders of the Trust Preferred Securities are entitled will continue to accumulate until payment in full), and the market price of the Trust Preferred Securities is likely to be adversely affected by such deferral. A holder that disposes of such holder's Trust Preferred Securities during an Extension Period, therefore, might not receive the same return on such holder's investment as a holder that continues to hold Trust Preferred Securities. See "Description of the Trust Preferred Securities--Distributions," "Description of Junior Subordinated Debentures-- Option to Defer Interest Payment Period," and "Description of Junior Subordinated Debentures--Debenture Events of Default."

TAX CONSEQUENCES OF OPTION TO DEFER INTEREST PAYMENT PERIOD AND OF A DEFERRAL OF INTEREST PAYMENT

  Because Glacier has no current plan to exercise its option to defer payments of interest and considers the likelihood of exercising the option to be a remote contingency as of the issue date of the Junior Subordinated Debentures, it is Glacier's position that the Junior Subordinated Debentures will be treated as issued without "original issue discount" for United States federal income tax purposes. As a result, holders of Trust Preferred Securities will include interest in taxable income under their own methods of accounting (i.e., cash or accrual). However, if the Internal Revenue Service were to successfully challenge Glacier's position, or if Glacier exercises its right to defer payments of interest, the holders of Trust Preferred Securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. If the tax authorities successfully asserted that, as of the issue date of the Junior Subordinated Debentures, exercise of the deferment option is not a remote or incidental contingency, interest would be reportable under the contingent payment debt rules of the Treasury Regulations as of the issue date. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount." Should Glacier elect to exercise its right to defer payments of interest in the future, the market price of the Trust Preferred Securities is likely to be adversely affected. A holder that disposes of such holder's Trust Preferred Securities during an Extension Period, therefore, might not receive the same return on such holder's investment as a holder that continues to hold Trust Preferred Securities. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period" and "--Option to Defer Interest Payment Period."

REDEMPTION PRIOR TO STATED MATURITY

  Glacier may, at its option, on or after January 31, 2003, redeem the Junior Subordinated Debentures in whole at any time or in part from time to time at 100% of the principal amount together with accrued but unpaid interest to the date fixed for redemption and therefore cause a mandatory redemption of the Trust Securities.

  In addition, upon the occurrence and during the continuation of a Tax Event or an Investment Company Event (whether occurring before or after January 31, 2003), Glacier has the right, if certain conditions are met, to redeem the Junior Subordinated Debentures in whole (but not in part) at 100% of the principal amount together with accrued but unpaid interest to the date fixed for redemption within 90 days following the occurrence of such Tax Event or Investment Company Event and therefore cause a mandatory redemption of Trust Securities. See "Description of the Trust Preferred Securities--Redemption."

  A "Tax Event" means the receipt by Glacier and Water Trust I of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the original issuance of the Trust Preferred Securities, there is more than an insubstantial risk that (i) Water Trust I is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by Glacier on the Junior Subordinated Debentures is not, or within 90 days of such opinion, will not be, deductible by Glacier, in whole or in part, for United States federal income tax purposes, or (iii) Water Trust I is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  An "Investment Company Event" means the receipt by Glacier and Water Trust I of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Water Trust I is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the original issuance of the Trust Preferred Securities.

  If less than all of the Trust Securities issued by Water Trust I are to be redeemed on a Redemption Date, then the aggregate Redemption Price for such Trust Securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Trust Preferred Securities to be redeemed shall be selected by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple thereof) of the Liquidation Amount of Trust Preferred Securities.

POSSIBLE DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TRUST PREFERRED SECURITIES; RISK OF TAXATION UPON A DISTRIBUTION

  Glacier will have the right at any time to dissolve Water Trust I and, after satisfaction of liabilities to creditors of Water Trust I as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of Water Trust I. Because holders of the Trust Preferred Securities may receive Junior Subordinated Debentures in liquidation of Water Trust I and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of the Trust Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures." If a Tax Event were to occur which would cause Water Trust I to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by Water Trust I could be a taxable event to Water Trust I and the holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences-- Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities."

SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES

  Glacier will have the right at any time to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than five years from the date of issuance and thereby cause the Trust Preferred Securities to be redeemed on such earlier date. See "Description of Junior Subordinated Debentures--Redemption."

LIMITATIONS ON DIRECT ACTIONS AGAINST GLACIER AND ON RIGHTS UNDER THE
GUARANTEE

  The Guarantee guarantees to the holders of the Trust Preferred Securities the following payments, to the extent not paid by Water Trust I: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that Water Trust I has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that Water Trust I has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of Water Trust I (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment to the extent that Water Trust I has funds on hand available therefor at such time (the "Liquidation Distribution") and (b) the amount of assets of Water Trust I remaining available for distribution to holders of the Trust Preferred Securities after satisfaction of liabilities to creditors of Water Trust I as required by applicable law. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against Glacier to enforce its rights under the Guarantee without first instituting a legal proceeding against Water Trust I, the Guarantee Trustee or any other person or entity. If Glacier were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, Water Trust I would lack funds for the payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise, and, in such event, holders of the Trust Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of Glacier to pay interest on or principal of the Junior Subordinated Debentures on the date on which such payment in due and payable, then a holder of Trust Preferred Securities may institute a legal proceeding directly against Glacier for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, Glacier will have a right of set-off under the Indenture to the extent of any payment made by Glacier to such holder of Trust Preferred Securities in the Direct Action. Except as described herein, holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities" and "Description of Guarantee." The Trust Agreement provides that each holder of Trust Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee Agreement and the Indenture.

ABILITY TO MAKE PAYMENTS ON THE TRUST PREFERRED SECURITIES AND JUNIOR SUBORDINATED DEBENTURES; DEPENDENCE ON SUBSIDIARIES

  The ability of Water Trust I to pay amounts due on the Trust Preferred Securities is solely dependent upon Glacier making payments on the Junior Subordinated Debentures as and when required. Glacier will have significant interest expense under the Junior Subordinated Debentures. As of October 5, 1997, after giving effect to the offering and the application of net proceeds therefrom, Glacier would have had approximately $85 million of indebtedness outstanding on a consolidated basis. As a holding company without significant assets other than its equity interest in GW Services, Glacier's ability to pay interest on the Junior Subordinated Debentures to Water Trust I (and consequently, Water Trust I's ability to pay distributions on the Trust Preferred Securities and Glacier's ability to pay its obligations under the Guarantee) depends primarily on cash and liquid investments at Glacier and upon cash dividends and interest payments Glacier may receive in the future from GW Services and its other subsidiaries. Such subsidiaries' ability to make payments to Glacier is subject to such subsidiaries' profitability, financial condition, and capital expenditure and other cash flow requirements. In addition, the Indenture does not prohibit Glacier or such subsidiaries from incurring additional indebtedness including indebtedness secured by their assets or properties, or from entering into credit agreements or other financial arrangements that restrict such subsidiaries' from making payments to Glacier. The Company has entered into negotiations regarding a new credit facility. While the Company expects that its operating cash flow will be sufficient to cover its expenses including interest costs, there can be no assurance with respect thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED COVENANTS; ABSENCE OF SINKING FUND

  The covenants in the Indenture are limited. The Company is not required under the Indenture to meet any financial tests that measure the Company's working capital, interest coverage or net worth in order to comply with the terms of the Indenture. There are no covenants relating to Glacier in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures, or Trust Preferred Securities, respectively, in the event of a material adverse change in Glacier's or the Company's financial condition or results of operations, or limits the ability of Glacier or any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether Glacier will be able to comply with its obligations under the Junior Subordinated Debentures or the Guarantee. Further, the Junior Subordinated Debentures do not have the benefit of any sinking fund payments by Glacier.

LIMITED VOTING RIGHTS

  The holders of the Trust Preferred Securities will have no voting rights except in limited circumstances relating only to the modification of the Trust Preferred Securities and the exercise of the rights of Water Trust I as holders of the Junior Subordinated Debentures and the Guarantee. Except as provided below, the affirmative consent of the holders of at least a majority of the outstanding Trust Preferred Securities will be required by Water Trust I for amendments to the Trust Agreement that would affect adversely the rights or privileges of the holders of the Trust Preferred Securities. Holders of Trust Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, and such voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The Property Trustee, the Administrative Trustees and Glacier may amend the Trust Agreement without the consent of holders of the Trust Preferred Securities to ensure that Water Trust I will be classified for United States federal income tax purposes as a grantor trust or to ensure that Water Trust I will not be required to register as an "investment company" under the Investment Company Act, even if such action adversely affects the interests of such holders. See "Description of the Trust Preferred Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Trustees."

ABSENCE OF EXISTING PUBLIC MARKET; MARKET PRICES

  There is no existing market for the Trust Preferred Securities. The Trust Preferred Securities have been approved for listing on the American Stock Exchange, subject to notice of issuance. There can be no assurance, however, that an active and liquid trading market for the Trust Preferred Securities will develop or that a continued listing of the Trust Preferred Securities will be available on the American Stock Exchange. Although the Underwriters have informed Water Trust I and the Company that the Underwriters intend to make a market in the Trust Preferred Securities offered hereby, the Underwriters are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Trust Preferred Securities. Future trading prices of the Trust Preferred Securities will depend on many factors including, among other things, prevailing interest rates, the operating results and financial condition of the Company, and the market for similar securities. As a result of the existence of Glacier's right to defer interest payments on or shorten the Stated Maturity of the Junior Subordinated Debentures, the market price of the Trust Preferred Securities may be more volatile than the market prices of debt securities that are not subject to such optional deferrals or reduction in maturity. There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if Glacier exercises its right to terminate Water Trust
I. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that a holder of the Trust Preferred Securities may receive in liquidation of Water Trust I, may trade at a discount from the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

                     RISK FACTORS RELATING TO THE COMPANY

MANAGEMENT OF GROWTH

  The Company's growth strategy includes adding new machines within the states in which the Company currently operates, as well as placing new machines throughout the United States and in select markets internationally. In addition, the Company intends to evaluate and pursue select strategic acquisition opportunities. There can be no assurance that the Company's growth strategy will be successful or that the Company will be able to successfully manage any such growth. Rapid growth may adversely affect the Company's operating results because of many factors, including start-up costs, diversion of management time and resources and difficulties and complications in integrating expanded operations and acquisitions.

TRADE RELATIONS OF THE COMPANY

  The Company's arrangements with its retail trade accounts generally are evidenced by written contracts with durations ranging from 30 days up to five years. However, substantially all of the Company's arrangements are terminable by the retailers on short notice. Typically, supermarket chains and other retailers in the food and beverage industry do not enter into long-term contracts with suppliers. There can be no assurance that retailers will not terminate their relationships with the Company or that the Company's retailers will renew their contracts on similar terms.

  The Company's most significant account in fiscal 1996 was Ralphs Grocery Company, a California-based chain of supermarkets operating under the names Ralphs, Food-4-Less, Cala Foods, Bell Markets and Foods Co. (referred to collectively herein as "Ralphs"). During fiscal 1996, approximately 10% of the Company's total revenues were derived from sales from machines located at Ralphs stores. Prior to fiscal year 1996, the Company's most significant account was Vons, a California-based chain of supermarkets. Approximately 9% of the Company's total revenues were derived from sales from machines located at Vons stores during fiscal 1996. The Company entered into its most recent contract with Ralphs in December of 1996. This contract, which succeeds a previous contract with certain Ralphs locations, has a five-year term. The Company currently is negotiating a new contract with Safeway, the parent company of Vons, to replace its recently expired written agreement with Vons. During the negotiations, the Company and Vons are continuing to operate under the terms of the prior contract. While the Company believes its relations with Ralphs, Vons and its other accounts are good, any termination of the Company's relationships with its significant accounts would adversely affect the Company. See "Business--Business Strategy."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  Although the Company currently does not conduct significant operations outside of the United States, the Company intends to expand its operations into select international markets. The Company is planning to place water vending machines in Mexico City, Mexico during 1998 as its initial entry into the international market. Such operations may be affected by risks associated with economic, political and governmental conditions in the countries where the Company may choose to operate, such as exchange rate fluctuation, adverse currency or exchange controls, restrictions imposed on the Company's operations, general political instability or expropriation. If the Company operates in foreign countries and such conditions occur in such countries, the Company's international operations may be materially adversely affected.

COMPETITION

  The bottled water market is highly competitive. The Company competes in the nonsparkling segment of the bottled water market with companies that deliver water to homes and offices, with off-the-shelf marketers and with other water vending machine operators. Many of the Company's competitors have significantly greater resources than the Company. Since the Company's primary competitive advantage over delivered water and off-the-shelf marketers is price, a substantial decline in the price of either delivered or off-the-shelf bottled water could adversely affect the demand for water dispensed from the Company's water vending machines.

  Although the Company believes that there are significant barriers to entry to new and existing competitors in the water vending market due to, among other things, the substantial capital outlay required to purchase the number of machines needed to achieve competitive operating efficiencies, a competitor with significant financial resources may be able to compete with the Company. There can be no assurance that any competitors will not be able to raise the required capital to effectively compete with the Company. See "Business-- Competition."

PRODUCT LIABILITY

  The Company could be subject to claims for personal injury resulting from the use or consumption of its products, including liability due to the presence of contaminants in its vended water. The Company currently maintains product liability insurance which it believes to be adequate. However, such coverage is limited, and there can be no assurance that the Company will not be subject to a damage award in excess of its coverage which could adversely affect its business. In addition to direct losses resulting from product liability claims, the Company may suffer adverse publicity and damage to its reputation in the event of a claim regarding the quality of the Company's vended water, which could have a material adverse effect on sales and profitability regardless of the merits of such claim.

INTELLECTUAL PROPERTY PROTECTION OF THE COMPANY

  The tradename and trademarks "Glacier Water" and "Glacier Water & Penguin Design" used by the Company include the word "Glacier" which is commonly used and has been registered in connection with other marks and designs by a number of other entities for water and related services. The mark "Glacier Water," by itself, is considered by the United States Patent and Trademark Office (the "PTO") to be generic in relation to water and related services. One party claiming to sell bottled water in a limited area near Incline Village, Nevada, informed the Company that it objected to the Company's use of the mark "Glacier Water." However, the PTO has cancelled this party's registration. Accordingly, the Company believes that no party can claim exclusive rights in "Glacier Water," and the Company may only claim rights to stylized forms of the mark or the mark with design elements. Notwithstanding the foregoing, no assurance can be given that other entities might not assert superior or exclusive rights in the marks and seek to obtain damages from and injunctive relief against the Company. Thus, there can be no assurance that the Company's use of the tradename and trademarks "Glacier Water" and "Glacier Water & Penguin Design" will not violate the proprietary rights of others, which, if such party challenged the use of such name and marks, could have a material adverse effect on the Company.

  The Company does not hold any patents. Additionally, in response to a third party alleging that certain features of the Company's water vending machines violate such party's patents, the Company filed a lawsuit against such third party on October 28, 1997, seeking a declaration that the patents held by such third party are invalid under United States patent law and that the Company's water vending machines do not infringe any valid claim of the patents. On November 17, 1997, the defendant filed an answer to the complaint and a counterclaim alleging that the Company is infringing its patents. There can be no assurance that the lawsuit ultimately will be resolved in favor of the Company or that the Company will not have to make modifications to its machines. See "Business--Intellectual Property."

GOVERNMENT REGULATION OF THE COMPANY'S OPERATIONS

  The water vending industry is subject to various federal, state and local laws and regulations, which require the Company, among other things, to obtain licenses for its business and vending machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding the vending machines and the vended water, and to continuously control the quality of the vended water. The Company's vending machines are subject to routine and random regulatory quality inspections. Although the Company believes it is operating in substantial compliance with these laws and regulations, such laws and regulations and their interpretations and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Failure to comply with such current or future laws and regulations could result in fines against the Company, a temporary shutdown of the Company's operations, the loss of certification to sell its product or, even in the absence of governmental action, a reduction in the Company's profit margins based on increases in licensing or inspection fees payable by the Company or other additional compliance costs. See "Business--Government Regulation."

BROAD DISCRETION IN USE OF PROCEEDS; RISKS INHERENT TO INVESTMENT OF PROCEEDS

  Although the Company will use approximately $29.0 million of the proceeds from the offering to pay off the outstanding indebtedness under the Credit Facility, the remaining proceeds from the offering will be used for general corporate purposes, including financing the Company's expansion. Thus, management will have broad discretion in allocating the remaining proceeds of the offering. The Company may invest a portion of the proceeds of the offering in investment grade and non-investment grade debt and equity securities, which securities have varying risks of loss. See "Use of Proceeds" and "Certain Relationships."

                                USE OF PROCEEDS

  All of the proceeds from the sale of Trust Preferred Securities will be invested by Water Trust I in the Junior Subordinated Debentures. The net proceeds to Glacier from the sale of the Junior Subordinated Debentures are estimated to be approximately $81.1 million, net of estimated underwriting compensation and other estimated offering expenses. Glacier will use approximately $29.0 million of the net proceeds of the sale of the Trust Preferred Securities to pay off its outstanding indebtedness under the Credit Facility. Glacier intends to use the remaining net proceeds for general corporate purposes, which may include, without limitation, funding additional investments in, or extensions of credit to, GW Services and its other operating subsidiaries for the expansion of operations and possible future acquisitions. Thus, management will have broad discretion in allocating such remaining proceeds.

  Pending their application, the net proceeds may be invested in a portfolio of securities (which may include non-investment grade debt or equity securities) managed by Kayne Anderson, an affiliate of the Company. Kayne Anderson manages funds for certain insurance companies, institutional investors and individuals and will charge Glacier a reasonable management fee for its services. Such management fee will be on terms more favorable than those for parties unaffiliated with Kayne Anderson. Three members of the Company's Board of Directors, including Mr. Welch, also serve as executive officers of Kayne Anderson. See "Risk Factors--Broad Discretion in Use of Proceeds; Risks Inherent to Investment of Proceeds" and "Certain Relationships."

  The Credit Facility provides for borrowings of up to $35.0 million, and requires monthly interest payments at the bank's prime rate (8.5% per annum at October 5, 1997) or LIBOR plus 1.75%. Approximately $26.0 million of borrowings were outstanding under the Credit Facility as of October 5, 1997 and approximately $29.0 million as of the date hereof. The Credit Facility provides for a two-year interest-only revolving period which converts into a five-year term note due and payable on July 1, 2003. Borrowings under the Credit Facility were used to finance the Aqua-Vend acquisition, to fund the expansion of operations and for general corporate purposes.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, Water Trust I will be treated as a subsidiary of Glacier and, accordingly, the accounts of Water Trust I will be included in the consolidated financial statements of the Company. The Trust Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, the Company will record Distributions payable on the Trust Preferred Securities as interest expense in the consolidated statements of operations.

  Future reports of Glacier filed under the Exchange Act, will include a footnote to the financial statements stating that (i) Water Trust I is wholly owned, (ii) the sole assets of Water Trust I are the Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of such Junior Subordinated Debentures), and (iii) the back up obligations, in the aggregate, constitute a full and unconditional guarantee by Glacier of the obligations of Water Trust I under the Trust Preferred Securities. Water Trust I will not provide separate reports under the Exchange Act.

                                CAPITALIZATION

  The following table sets forth the cash and capitalization of the Company at October 5, 1997 and as adjusted to reflect the issuance by Water Trust I of the 3,400,000 Trust Preferred Securities offered hereby and the receipt by Glacier of the proceeds, net of estimated underwriting compensation and other estimated offering expenses, from the corresponding sale of the Junior Subordinated Debentures to Water Trust I, and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                                             OCTOBER 5, 1997
                                                             -----------------
                                                                         AS
                                                             ACTUAL   ADJUSTED
                                                             -------  --------
                                                              (IN THOUSANDS)
Cash........................................................ $    10  $ 55,118
                                                             =======  ========
Long-term debt.............................................. $26,022  $    --
Company obligated mandatorily redeemable preferred
 securities of subsidiary trust holding solely junior
 subordinated debentures(1).................................     --     85,000
Stockholders' Equity:
  Preferred stock, $.01 par value: 100,000 shares
   authorized, none outstanding.............................     --        --
  Common Stock, $.01 par value: 10,000,000 shares
   authorized, 3,228,075 shares outstanding(2)(3)...........      34        34
  Additional paid-in capital................................  15,481    15,481
  Retained earnings.........................................  12,550    12,550
  Treasury stock, 170,500 shares, at cost(3)................  (3,563)   (3,563)
                                                             -------  --------
    Total stockholders' equity..............................  24,502    24,502
                                                             -------  --------
    Total capitalization.................................... $50,524  $109,502
                                                             =======  ========

--------
(1) The subsidiary trust is Water Trust I, which will hold an aggregate principal amount of $87,628,850 of Glacier's 9 1/16% Junior Subordinated Debentures as its sole asset. The Trust Preferred Securities are issued by Water Trust I. The sole asset of Water Trust I is the Junior Subordinated Debentures issued by Glacier to Water Trust I. The Junior Subordinated Debentures will bear interest at the rate of 9 1/16% per annum and will mature on January 31, 2028, which date may be shortened to a date not earlier than January 31, 2003 if certain conditions are met. The Junior Subordinated Debentures are redeemable prior to maturity at the option of Glacier (i) on or after January 31, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event (each as defined herein). See "Description of Junior Subordinated Debentures--Redemption." Glacier owns all of the Common Securities of Water Trust I.

(2) Excludes 542,250 shares of Common Stock reserved for issuance under the Company's 1994 Stock Compensation Program, of which 413,556 shares were issuable upon exercise of options outstanding as of October 5, 1997.

(3) In December 1995 and December 1996, the board of directors of the Company authorized the repurchase of an aggregate of 500,000 shares of Common Stock, of which 170,500 had been repurchased as of October 5, 1997. An additional 329,500 shares of Common Stock, approximately 10.2% of the Company's total shares outstanding, remained available for repurchase under the Company's stock repurchase program as of October 5, 1997.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

  The following selected consolidated statements of income data and consolidated balance sheet data of the Company as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 has been derived from the Company's audited consolidated financial statements. The following selected consolidated statements of income data and consolidated balance sheet data of the Company as of and for the nine months ended October 5, 1997 and September 30, 1996 have been derived from the Company's unaudited consolidated quarterly financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The information contained herein should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere herein. The consolidated financial information for the nine months ended October 5, 1997 is not necessarily indicative of the operating results to be expected for the entire year.


                                                                                    NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                   ------------------------
                           -----------------------------------------------------  SEPTEMBER 30, OCTOBER 5,
                            1992       1993       1994       1995       1996         1996       1997(1)
                          ---------  ---------  ---------  ---------  ---------  ------------- ----------
                                         (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF INCOME DATA:(2)
Revenues................  $  27,182  $  30,636  $  36,557  $  42,409  $  46,091    $  35,760   $  44,352
Costs and expenses:
 Operating expenses.....     18,356     20,065     23,504     25,933     28,088       22,009      27,482
 General and
  administrative
  expenses..............      3,702      4,512      4,791      5,483      5,733        4,155       5,461
 Depreciation and
  amortization..........      1,995      2,692      3,662      5,756      6,769        4,991       6,515
 Non-recurring
  charges(3)............        --         --         --         --         --           --        3,062
                          ---------  ---------  ---------  ---------  ---------    ---------   ---------
   Total costs and
    expenses............     24,053     27,269     31,957     37,172     40,590       31,155      42,520
                          ---------  ---------  ---------  ---------  ---------    ---------   ---------
Income from operations..      3,129      3,367      4,600      5,237      5,501        4,605       1,832(9)
Interest expense, net...        476         38        317        723        783          553       1,370
                          ---------  ---------  ---------  ---------  ---------    ---------   ---------
Income before income
 taxes..................      2,653      3,329      4,283      4,514      4,718        4,052         462
Income tax provision....      1,016      1,282      1,578      1,805      1,415        1,337         143
                          ---------  ---------  ---------  ---------  ---------    ---------   ---------
Net income..............  $   1,637  $   2,047  $   2,705  $   2,709  $   3,303    $   2,715   $     319(9)
                          =========  =========  =========  =========  =========    =========   =========
Net income per share....  $    0.54  $    0.62  $    0.80  $    0.80  $    0.98    $    0.80   $    0.10(9)
                          =========  =========  =========  =========  =========    =========   =========
Weighted average common
 and common equivalent
 shares outstanding.....  3,058,029  3,299,130  3,367,151  3,405,104  3,374,482    3,389,893   3,324,525
                          =========  =========  =========  =========  =========    =========   =========
OTHER DATA (UNAUDITED):
EBITDA(4)...............  $   5,124  $   6,059  $   8,262  $  10,993  $  12,270    $   9,596   $  11,409
Net cash provided by
 operating activities...      3,275      4,277      3,490      7,385      7,193        7,531       6,801
Net cash used in
 investing
 opportunities..........     (5,040)    (6,131)   (10,597)   (10,791)    (8,540)      (5,478)    (17,454)
Net cash provided by
 financing activities...      2,752        901      7,095      3,362      1,329       (1,216)     10,652
MACHINE DATA:
Number of machines at
 beginning of period....      2,990      3,666      4,780      6,725      8,518        8,518       9,164
Number of machines added
 during period, net.....        676      1,114      1,945      1,793        646          376       3,006
Number of machines at
 end of period..........      3,666      4,780      6,725      8,518      9,164        8,894      12,170
GROWTH RATES:
Revenue growth..........         *        12.7%      19.3%      16.0%       8.7%          *         24.0 %
EBITDA growth(4)........         *        18.2%      36.4%      33.1%      11.6%          *         18.9 %
Income from operations
 growth.................         *         7.6%      36.6%      13.8%       5.0%          *        (60.2)%(10)
MARGINS:
EBITDA margin(4)(5).....       18.9%      19.8%      22.6%      25.9%      26.6%        26.8%       25.7 %
Income from operations
 margin(6)..............       11.5%      11.0%      12.6%      12.3%      11.9%        12.9%        4.1 %(10)
RATIOS:
EBITDA to interest
 expense, net(4)........      10.8x     159.4x      26.1x      15.2x      15.7x        17.4x        8.3x
Earnings to fixed
 charges(7).............       8.8x      22.5x       9.0x       5.2x       5.1x         6.0x        1.3x
Pro forma ratio of
 earnings to fixed
 charges(7)(8)..........        --         --         --         --        3.7x          --         1.2x

                                      DECEMBER 31,
                         ---------------------------------------
                                                                 SEPTEMBER 30, OCTOBER 5,
                          1992    1993    1994    1995    1996       1996       1997(1)
                         ------- ------- ------- ------- ------- ------------- ----------
CONSOLIDATED BALANCE
 SHEET DATA:
Total assets............ $20,119 $23,415 $34,042 $40,638 $46,067    $43,443     $58,515
Long-term debt,
 including current
 portion................     880   1,510   8,199  11,087  15,820     10,289      26,022
Stockholders' equity....  15,218  17,265  20,376  24,087  23,986     26,384      24,502

-------
(1) The Company elected on May 8, 1997 to change its fiscal year end from December 31 to the fifty-two or fifty-three week period ending on the Friday closest to December 31. On October 23, 1997, the Company further modified its fiscal year end to more closely align its fiscal reporting to its business cycle to the fifty-two or fifty-three week period ending on the Sunday closest to December 31.
(2) Certain amounts have been reclassified to conform to the current presentation.
(3) Non-recurring charges in 1997 represent costs incurred to integrate Aqua-Vend's operations with the Company's following the March 28, 1997 asset purchase.
(4) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and non-recurring charges. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to cash flow or as a measure of liquidity or as an alternative to net earnings as indicative of operating performance. The Company's reported EBITDA may not be comparable to similarly titled measures of other companies that do not have non-recurring charges. EBITDA, EBITDA margin, EBITDA growth and EBITDA to interest expense, net are included herein because management believes they are useful for measuring the Company's ability to service its debt.
(5) EBITDA margins represent EBITDA divided by revenues.
(6) Income from operations margins represents income from operations divided by revenues.
(7) For purposes of calculating the ratio and pro forma ratio of earnings to fixed charges, earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of the interest expense on all indebtedness and the estimated representative interest factor of rental expense.
(8) The average outstanding debt balances for the year ending December 31, 1996 and the nine-month period ending October 5, 1997 were approximately $13,454,000 and $22,621,000, respectively, and gross interest expense was approximately $767,000 and $1,416,000, respectively. The pro forma ratios assume the replacement of this indebtedness with a corresponding amount of Junior Subordinated Debentures. If, on a consolidated basis, the entire $85,000,000 principal amount of Junior Subordinated Debentures had been outstanding throughout the periods, total interest expense would have been approximately $7,703,000 and $5,777,000, respectively.
(9) Information presented in the table does not exclude non-recurring charges. Excluding non-recurring charges of $3,062,000 for the nine months ended October 5, 1997, income from operations, net income and net income per share would have been $4,894,000, $2,432,000 and $.73, respectively.
(10) Information presented in the table does not exclude non-recurring charges. Excluding non-recurring charges of $3,062,000 for the nine months ended October 5, 1997, income from operations growth would have been 6.3% and income from operations margin would have been 11.0%.
 *   Numbers are omitted as prior period has not been presented herein.

QUARTERLY DATA

  The following table sets forth certain unaudited consolidated operating results for each of the periods presented. This information has been prepared on the same basis as the audited consolidated financial statements contained herein and includes all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of such periods.

  The Company's revenues are subject to seasonal fluctuations with decreased revenues during cold weather months and increased revenues during hot weather months.

                          SEPT. 30, DEC. 31,  MARCH 31, JUNE 30,  SEPT. 30, DEC. 31,  APRIL 4,    JULY 4,   OCT. 5,
                            1995      1995      1996      1996      1996      1996      1997       1997      1997
                          --------- --------- --------- --------- --------- --------- ---------  --------- ---------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................  $  13,193 $   9,553 $  10,015 $  12,036 $  13,709 $  10,331 $  11,176  $  16,038 $  17,138
Costs and expenses:
Operating expenses......      7,969     5,877     6,301     7,407     8,302     6,078     7,075      9,834    10,573
General and
 administrative
 expenses...............      1,451     1,355     1,286     1,460     1,408     1,579     1,613      1,856     1,992
Depreciation and
 amortization...........      1,509     1,582     1,634     1,653     1,704     1,778     1,880      2,318     2,317
Non-recurring charges...        --        --        --        --        --        --        471        870     1,721
                          --------- --------- --------- --------- --------- --------- ---------  --------- ---------
Income from operations..      2,264       739       794     1,516     2,295       896       137      1,160       535
Interest expense, net...        210       168       195       184       174       230       314        524       532
                          --------- --------- --------- --------- --------- --------- ---------  --------- ---------
Net income (loss) before
 income taxes...........      2,054       571       599     1,332     2,121       666      (177)       636         3
Income tax provision
 (benefit)..............        821       228       239       533       565        78       (66)       238       (29)
                          --------- --------- --------- --------- --------- --------- ---------  --------- ---------
Net income (loss).......  $   1,233 $     343 $     360 $     799 $   1,556 $     588 $    (111) $     398 $      32
                          ========= ========= ========= ========= ========= ========= =========  ========= =========
Income (loss) per share.  $    0.36 $    0.10 $    0.11 $    0.24 $    0.46 $    0.18 $   (0.03) $    0.12 $    0.01
                          ========= ========= ========= ========= ========= ========= =========  ========= =========
Weighted average common
 and common equivalent
 shares.................  3,397,746 3,405,572 3,406,797 3,389,589 3,398,650 3,327,953 3,316,391  3,310,010 3,351,034
                          ========= ========= ========= ========= ========= ========= =========  ========= =========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated, the percentage of revenues represented by certain items included in the Consolidated Statements of Income:


                                     YEAR ENDED           NINE MONTHS ENDED
                                    DECEMBER 31,       ------------------------
                                  -------------------  SEPTEMBER 30, OCTOBER 5,
                                  1994   1995   1996       1996         1997
                                  -----  -----  -----  ------------- ----------
   Revenues...................... 100.0% 100.0% 100.0%     100.0%      100.0%
   Costs and expenses:
     Operating expenses..........  64.3%  61.2%  60.9%      61.5%       62.0%
     General and administrative
      expenses...................  13.1%  12.9%  12.4%      11.6%       12.3%
     Depreciation and
      amortization...............  10.0%  13.6%  14.8%      14.0%       14.7%
     Non-recurring charges.......   --     --     --         --          6.9%
                                  -----  -----  -----      -----       -----
       Total costs and expenses..  87.4%  87.7%  88.1%      87.1%       95.9%
                                  -----  -----  -----      -----       -----
   Income from operations........  12.6%  12.3%  11.9%      12.9%        4.1%
   Interest expense, net.........    .9%   1.7%   1.7%       1.6%        3.1%
                                  -----  -----  -----      -----       -----
   Income before income taxes....  11.7%  10.6%  10.2%      11.3%        1.0%
                                  =====  =====  =====      =====       =====

RESULTS OF OPERATIONS

Nine Months Ended October 5, 1997 and September 30, 1996

OVERVIEW

  The Company previously reported that effective January 1, 1997, it had prospectively changed its fiscal year from twelve calendar months ending December 31, to a 52- or 53-week fiscal year ending on the Friday closest to December 31. In order to more closely align its fiscal reporting to its business cycle, the Company has further modified its fiscal reporting to end its fiscal year on the Sunday closest to December 31. As a result of these changes, the Company's 1997 fiscal quarters each contained 13 calendar weeks. Accordingly, the third quarter ended on October 5, 1997 and contained 93 days, and the Company's fiscal year will end on January 4, 1998. The change in fiscal reporting was not applied retroactively, as there would be no impact on the operating results for the first two quarters.

  On March 28, 1997, the Company purchased substantially all of the assets of the Aqua-Vend division of McKesson Water Products Company, a wholly-owned subsidiary of McKesson Corporation. The assets purchased included approximately 3,000 water vending machines. In connection with the acquisition, the Company developed a detailed integration plan which included the removal of approximately 600 Aqua-Vend machines from service, the upgrading and modification of the majority of the remaining Aqua-Vend machines and the rationalization and relocation of Aqua-Vend machines within Glacier's network of machines. The revenues and operating costs associated with these machines from March 29, 1997 are included in the Company's results of operations.

  During the third quarter, the Company substantially completed the Aqua-Vend integration activities and incurred non-recurring expenses of $1,721,000 related to these activities. As of October 5, 1997, the Company had incurred total non-recurring expenses of $3,062,000 to complete the integration of the Aqua-Vend machines. The Company does not expect to incur any further non-recurring expenses associated with the Aqua-Vend integration.

  During the third quarter, the Company installed 109 new outside machines and 83 in-store machines and removed 326 Aqua-Vend machines, to finish the third quarter with a total of 12,170 machines in operation, compared with 8,894 at September 30, 1996. Included in the total at October 5, 1997 are 460 in-store machines, compared with 87 at September 30, 1996.

REVENUES

  Revenues for the quarter ended October 5, 1997 increased 25.0% to $17,138,000, from $13,709,000 in the third quarter of 1996. Revenues for the first nine months of 1997 increased 24.0% to $44,352,000, from $35,760,000 in the same period last year. The increases are primarily the result of the increased number of machines in operation throughout the quarter and nine-month periods. The increases in revenues, however, did not keep pace with the 36.8% increase in the number of machines in operation since September 30, 1996 due primarily to unusually mild weather during July and August in California, the Company's largest and most important market.

COSTS AND EXPENSES

  Operating expenses for the quarter increased to $10,573,000, or 61.7% of revenues, compared to $8,302,000, or 60.6% of revenues in the third quarter of 1996. Operating expenses for the nine-month period increased to $27,482,000, or 62.0% of revenues, compared to $22,009,000, or 61.5% of revenues in 1996. The total dollar increase is due to the additional commissions and service costs associated with the additional machines in 1997. The total dollar increase in operating expenses is due also in part to inefficiencies in servicing and other short term increases in service costs experienced as the Company focused its efforts on completing the integration of Aqua-Vend in the third quarter. These increased costs related to Aqua-Vend are in addition to the specific costs associated with the Company's identified integration projects that are reported separately as non-recurring charges. The increase in operating expenses as a percentage of revenues for both the quarter and nine-month period is a result of the increase in servicing costs, as well as the effect of softer revenues in the third quarter, discussed above.

  General and administrative expenses ("G&A") for the quarter increased to $1,992,000, or 11.6% of revenues, compared to $1,408,000, or 10.3% of revenues in the third quarter of 1996. G&A expenses for the nine-month period increased to $5,461,000, or 12.3% of revenues, compared to $4,155,000, or 11.6% of revenues in 1996. The increase in total dollars is due to an increase in the Company's activities supporting and promoting the in-store machine program, as well as additional administrative expenses incurred as a result of the Aqua-Vend acquisition. The increase in G&A as a percentage of revenues for both the quarter and nine-month period resulted primarily from the effect of softer sales in the third quarter, discussed above.

  Depreciation and amortization expense for the quarter increased to $2,317,000, compared to $1,704,000 in the third quarter of 1996. Depreciation and amortization expense for the nine-month period increased to $6,515,000, compared to $4,991,000 in the prior year. The increases are the result of the net installation of approximately 875 new Glacier machines and the addition of approximately 2,400 Aqua-Vend machines since September 30, 1996.

  The Company had expected to incur a total of approximately $3.5 million in non-recurring expenses related to the integration of Aqua-Vend's operations with Glacier's. Specifically, the integration plan included costs to close certain Glacier locations and write-off obsolete assets, to upgrade the Aqua-Vend machines to Glacier's servicing and operability standards, to rationalize and relocate equipment between Aqua-Vend and Glacier locations and to change the signage on Aqua-Vend machines to that used by Glacier. As of October 5, 1997, the Company has completed substantially all of these activities at a total cost of $3,062,000. The Company does not expect to incur any additional costs related to the integration project in the fourth quarter.

  Interest expense for the quarter increased to $532,000, compared to $174,000 in the third quarter of 1996. Interest expense for the nine-month period increased to $1,370,000 compared to $553,000 in the prior year. The increases are due to the higher outstanding balances on the Company's bank line of credit throughout 1997. Borrowings throughout the year were used to finance the Company's investment in new machines, and to finance the acquisition of Aqua-Vend.

  In the third quarter, the Company recorded an income tax benefit to reflect the cumulative effect of reducing the effective tax rate from 37.5% to 31.0% for the nine-month period ended October 5, 1997. The Company reduced its tax rate to reflect the impact of certain tax credits, and it expects the tax rate to approximate 31.0% for the fiscal year 1997. In the third quarter of 1996, the Company's effective tax rate of 26.6% reflects a similar cumulative adjustment to reduce the tax rate to 33.0% for the nine-month period ended September 30, 1996.

  As a result of the foregoing, net income for the quarter ended October 5, 1997 declined to $32,000, or $.01 per share, from $1,556,000, or $.46 per share in the prior year. For the nine-month period ended October 5, 1997, net income declined to $319,000, or $.10 per share, from $2,715,000, or $.80 per share for the same period last year.

  For the quarter ended October 5, 1997, EBITDA increased 14.4% to $4,573,000, from $3,999,000 in the prior year. For the nine-month period ended October 5, 1997, EBITDA increased 18.9% to $11,409,000, from $9,596,000 for the same period last year. The EBITDA margin for the quarter ended October 5, 1997 was 26.7%, compared to 29.2% last year, while the EBITDA margin for the nine-month period was 25.7%, compared to 26.8% for the same period last year.

Years Ended December 31, 1996, 1995 and 1994

REVENUES

  Revenues consist primarily of revenues generated from consumer use of the Company's water vending machines. Revenues in 1996 increased by 8.7% over 1995, to $46.1 million. Revenues in 1995 increased by 16.0% over 1994, to $42.4 million. The growth in revenues in both years is primarily attributable to the increase in the number of Company vending machines in operation.

COSTS AND EXPENSES

  Operating expenses and general and administrative expenses increased in absolute dollars from 1995 to 1996 and from 1994 to 1995 principally due to the increase in the number of Company vending machines in operation described above. Operating expenses decreased as a percentage of revenues to 60.9% in 1996, compared to 61.2% in 1995 and 64.3% in 1994. The decreases were due primarily to increased efficiencies in route servicing.

  G&A expenses decreased as a percentage of revenues to 12.4% in 1996, from 12.9% in 1995 and 13.1% in 1994. The decreases as a percentage of revenue in each year result from the Company's ability to more efficiently utilize its corporate infrastructure in supporting the growth in its installed base of machines.

  Depreciation and amortization increased 17.6% over 1995 to $6.8 million in 1996, and 57.2% over 1994 to $5.8 million in 1995. The increases are due primarily to the Company's continued investment in new vending machines.

  Net interest expense was 1.7% of revenues in both 1996 and 1995, compared to 0.9% in 1994. The increase is due to higher outstanding balances on the Company's bank loans during 1996 and 1995. The increased borrowings were utilized to fund the increased installation of machines in both years, and in 1996 were also used to fund the Company's repurchase of 170,500 shares.

  The Company's effective income tax rate decreased to 30% in 1996 from 40% in 1995 as the Company realized the cumulative effect of certain income tax credits. The Company's effective rate in 1994 was approximately 37%.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of liquidity and capital resources are cash flows from operations and funds available under the Company's Credit Facility. The Credit Facility provides for borrowings of up to $35 million and requires monthly interest payments at the bank's prime rate (8.5% per annum at October 5, 1997) or LIBOR plus 1.75%. The Credit Facility provides for a two-year interest-only revolving period which converts to a five-year term note due and payable July 1, 2003. The agreement is collateralized by substantially all assets of the Company and requires, among other things, that the Company maintain certain debt coverage and other financial ratios.

  For the nine-month period ended October 5, 1997, net cash provided by operations was approximately $6.8 million, the Company made capital investments in vending machines and other equipment of approximately
$8.2 million, and invested approximately $9.4 million in the purchase of Aqua-Vend. As of October 5, 1997, the Company had a deficit in working capital of $1.4 million. Because the Company does not have significant trade accounts receivable and product inventories, working capital will vary from time to time depending on the timing of payables.

  At October 5, 1997, approximately $26.0 million of borrowings were outstanding and $9.0 million was available under the Credit Facility. The purchase price of the Aqua-Vend assets was funded by additional borrowings under the Company's Credit Facility. The Company will apply a portion of the net proceeds of this offering to pay off the outstanding balance under the Credit Facility, which was approximately $29.0 million as of the date hereof. The Credit Facility will then be terminated. The Company has entered into negotiations regarding a new credit facility, which will be for an amount anticipated to be less than the Company's current Credit Facility. There can be no assurances that a new credit facility will be made available to the Company on favorable terms or that the Company will enter into a new credit facility.

  Glacier is a holding company and its ability to pay dividends and meet its other obligations is dependent upon receiving dividends or other payments from its operating subsidiaries. Such subsidiaries' ability to make payments to Glacier is subject to such subsidiaries' profitability, financial condition and capital expenditure and other cash flow requirements. It is anticipated that upon the closing of the offering no contractual restrictions will exist on Glacier's subsidiaries to pay dividends to Glacier, although any new credit facility that Glacier may enter into after the closing of the offering may contain such restrictions. The Company believes its cash flow generated from operations and borrowings available under a replacement credit facility to be entered into after consummation of the offering will be sufficient to meet its anticipated operating and capital requirements, including its investment in vending equipment, for at least the next twelve months.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

  The Company has had no changes in or disagreements with its accountants on its accounting and financial disclosure.

                                   BUSINESS

INTRODUCTION

  Glacier Water Services, Inc. is the leading provider of high quality, low priced drinking water dispensed to consumers through self-service vending machines. Since its inception in 1983, the Company has created a network of over 12,000 water vending machines in Arizona, California, Florida, Georgia, Illinois, Indiana, Iowa, Louisiana, Michigan, Mississippi, Nevada, New Mexico, Ohio and Texas. The Company's water vending machines are placed at supermarkets and other retail locations in order to take advantage of the regular customer traffic at such locations. The Company's retail accounts include Albertsons, Fiesta Markets, Frys, HEB, Hughes, KashNKarry, Kroger, Longs Drugs, Lucky, Osco/Savon, Pantry Foods, Publix, Ralphs, Randall's, Safeway, Smith's, Stater Bros., Thrifty/Payless, Vons, Wal-Mart, Winn Dixie and others. Based on information contained in Bottled Water in the U.S.--1997 Edition, management believes that sales by the Company account for over 75% of the volume of water sold through water vending machines.

  The Company's internally developed and manufactured water vending machines are connected to the municipal water source at each of its retail locations. The vending machines reduce impurities in the water through a combination of micron filtration, reverse osmosis, carbon absorption and ultraviolet sterilization. The Company generally charges $.25 to $.35 per gallon, which is significantly lower than the price of water sold off-the-shelf in retail locations or sold through delivery services. The Company's water vending machines are clustered in close proximity to one another within the geographic areas served in order to assure cost-effective, quality service. Each water vending machine is serviced and tested weekly.

  The Company has experienced significant growth. The number of water vending machines in operation has increased from 3,666 machines as of December 31, 1992 to 9,164 machines as of December 31, 1996, representing a compounded annual growth rate of 25.7%. For the year ended December 31, 1996, the Company's revenues, EBITDA and net income were $46.1 million, $12.3 million and $3.3 million, respectively, representing compounded annual growth rates over the prior four years of 14.1%, 24.4% and 19.2%, respectively. During the nine months ended October 5, 1997, the Company added 3,006 machines, primarily as a result of the acquisition in March 1997 of the Company's largest competitor, Aqua-Vend, a division of McKesson Water Products Company. For such nine-month period, the Company achieved revenues and EBITDA of $44.4 million and $11.4 million, respectively. Net income was $319,000 for the same period after recording non-recurring charges of approximately $3.1 million representing costs incurred to integrate Aqua-Vend's operations with the Company's.

  Historically, the Company has operated water vending machines designed primarily for outside use in fair-weather climates. Of the Company's 12,170 machines in operation as of October 5, 1997, 11,961 were located in nine sunbelt states. Because it is impractical to use outdoor vending machines in cold-weather climates, the Company has developed a new water vending machine specifically designed to be installed inside retail locations. The "in-store" machine is smaller and has a sleeker exterior, thereby making it more compatible with an interior retail layout. The Company believes that the in-store machine affords the Company significant opportunities to expand within its existing locations, as well as into new market areas in cold-weather states. The Company currently operates machines at less than 10% of the estimated 72,000 grocery stores (excluding convenience stores) in the United States.

  In addition to its growth strategy, the Company intends to maintain its leading position in the water vending industry by: (i) providing high quality, low priced water to consumers; (ii) developing and maintaining good relationships with retail accounts; (iii) increasing brand and product awareness; and (iv) maximizing operating efficiencies and asset productivity.

BUSINESS BACKGROUND

  The following table presents the number of machines installed annually since December 31, 1992:

       Total installed machines as of December 31, 1992:                   3,666
       Machines added during the year:
         1993............................................................  1,114
         1994............................................................  1,945
         1995............................................................  1,793
         1996............................................................    646
         1997 (to date)..................................................  3,006
                                                                          ------
       Total installed machines as of October 5, 1997.................... 12,170
                                                                          ======

  Total installed machines as of October 5, 1997 are distributed by state as follows:

       California........................................................  6,990
       Texas.............................................................  1,850
       Florida...........................................................  1,746
       Arizona...........................................................    803
       Nevada............................................................    288
       Other.............................................................    493
                                                                          ------
                                                                          12,170
                                                                          ======

  The placement of the Company's vending machines at retail locations is based upon a thorough review of each site. Included in the site review is an analysis of the surrounding trade area in order to determine the neighborhood demographics, the level of overall retail activity, the level of direct competition and the proximity of the site to other vending machines operated by the Company. Further, the Company reviews each site in order to ensure high visibility and easy access for the consumer, along with appropriate access to the retailer's water supply and power source. Upon completion of this review, the Company makes a determination as to the viability of the location and whether a single machine or multiple machines are required at the time of initial installation. With large chains of supermarkets, the Company generally places machines at all of the chains' locations as part of its business agreements. To attain optimum efficiency, multiple vending machines may be installed at a site if the volume of sales so warrants.

  Glacier's internally developed water vending machines utilize micron filtration, reverse osmosis, carbon absorption and ultraviolet sterilization in order to provide high quality drinking water. The design of the Company's water vending machines provides a high degree of reliability and serviceability through the use of interchangeable parts and a durable fiberglass cabinet. The water vending machines are also designed to be easy for consumers to use, with clear and simple instructions.

THE BOTTLED WATER INDUSTRY

  According to a report entitled Bottled Water in the U.S.--1997 Edition, the bottled water market has grown from approximately 300 million gallons sold in 1976 to approximately 3.1 billion gallons sold in 1996, representing a compounded annual growth rate of 12.4%. The bottled water market in the United States, which in 1996 totaled approximately $3.6 billion, comprises four segments: nonsparkling, sparkling, club soda/seltzer and imported water. Nonsparkling water is the segment in which the Company competes and is consumed as an alternative to tap water. Nonsparkling water is the largest of the four segments and represented approximately 85% of the total market in terms of gallons sold and approximately 65% of the total market in terms of dollars sold for 1996.

  Nonsparkling water is distributed through three principal channels: packaged water sold off-the-shelf in retail locations, packaged water delivered to homes and offices and water sold through vending machines. Like water sold off-the-shelf or through home delivery services, vended water is processed using the reverse osmosis or deionization methods. Although equivalent in quality, vended water is sold at a substantially lower price than off-the-shelf and delivered water. Vended water eliminates two principal cost components, packaging, because consumers provides their own containers and transportation. By competing on price, management believes Glacier Water has become the leading brand sold in the nonsparkling water market segment, with approximately a 6.8% share at the end of 1996 based on gallons sold.

BUSINESS STRATEGY

  Provide High Quality, Low Priced Drinking Water. The Company intends to maintain its leading position in the water vending industry by providing high quality, low priced drinking water delivered to the consumer through a network of conveniently located water vending machines. In order to maintain the Company's superior quality standards, the Company provides frequent, regular and reliable service and support to its network of water vending machines. The Company's service technicians visit and service each vending machine on a weekly basis. The service technicians test the quality of the Company's processed water in order to assure compliance with all Company, federal, state and local standards. The Company believes that providing clean, operating water vending machines is a significant factor in the Company's ability to continue to build consumer usage.

  The Company's drinking water competes with nonsparkling water sold in containers inside retail outlets and with water sold in containers delivered directly to homes and offices. The principal costs associated with water sold off-the-shelf and through delivery are packaging and distribution, which costs are reflected in the retail price to the consumer. Because the Company's water is processed on-site in its vending machines and the consumer provides the container for the Company's product, the Company is able to avoid the packaging and distribution costs incurred by these competitors. Accordingly, the Company passes on these savings to consumers by charging a retail price of $0.25 to $0.35 per gallon, compared with retail pricing ranging from approximately $0.69 to over a dollar per gallon for water sold in containers in retail outlets. Nonsparkling water sold in containers delivered directly to consumers' homes generally sells at an effective price in excess of $1.00 per gallon, including the cost of renting the dispensing unit.

  Develop and Maintain Relationships With Retail Accounts. The Company arranges to place its outdoor and in-store water vending machines on the premises of supermarkets and other retail locations. The Company provides the water vending machines and pays for all installation costs, while the retailer provides and pays for the required municipally supplied water and for the electricity to operate the machines. The Company generally pays monthly commissions to retailers based upon a percentage of sales, typically ranging from 25% to 60%. The Company believes it can continue to capitalize on its existing relationships to place in-store water vending machines at locations where the Company has already successfully placed its outdoor water vending machines, as retailers become increasingly cognizant of the growing demand for vended water.

  Substantially all of the Company's arrangements with its retail trade accounts are evidenced by written contracts, some of which contain termination clauses as well as automatic renewal clauses. The terms of these agreements range from 30 days to five years, during which time the Company has the exclusive right to provide water vending machines at specified locations. The Company aggressively competes to maintain existing retail accounts and to establish new retail relationships. In some cases, the Company provides marketing incentives in order to encourage certain retailers to promote the Company's product.

  Increase Brand and Product Awareness. The Company believes that it will continue to benefit from increasing consumer awareness and trial usage. To date, the Company has used point-of-purchase signage, special introductory and promotional pricing, and promotional activities coinciding with the installation of new machines as its primary marketing tools. Additionally, since 1994, with the introduction of a new logo, the Company's marketing efforts have focused on the development and promotion of "Glacier" as a recognizable brand to the consumer and the supermarket industry. The Company is considering the testing of media advertising in markets with high population densities and where many Glacier Water vending machines are installed.

  Maximize Operating Efficiencies. The Company creates economies of scale in its operations and achieves a competitive advantage over other vended water suppliers by clustering machines in close proximity to one another within the geographic areas served in order to assure cost-effective, frequent service. This clustering has allowed the Company over the last five years to increase the number of machines serviced by technicians from 40 machines to 70 machines per week. The Company continuously strives to develop technical improvements to its water vending machines that make them easier to use and easier to service. To this end, the Company has made improvements to its water vending machines including the introduction of its fast-flow nozzle which increases the speed of water flow from the Company's water vending machines, thereby cutting consumer fill-time, and the introduction of the Company's dual-vend technology which doubles the number of nozzles on a machine to allow consumers to fill two water containers simultaneously. The Company continually monitors and evaluates demand for the Company's product at each location. This allows the Company to continue to evaluate the productivity of each of its machines and relocate machines as necessary to optimize their productivity.

GROWTH STRATEGY

  According to an industry source, there are approximately 72,000 grocery stores (excluding convenience stores) in the United States. The Company currently operates water vending machines at less than 10% of such locations. The Company intends to continue its expansion into these locations as well as into select international markets. The Company's growth strategy includes the following:

  . Increase Penetration of Existing Domestic Markets. The Company primarily operates in nine sunbelt states through the use of its outdoor water vending machine. Management believes it can place additional outdoor machines with both existing and new retail accounts in those states. Management also believes there are significant opportunities to add in-store water vending machines at its current retail account locations, without adversely affecting revenues generated by its outdoor machines at such locations.

  . Expand Into New Domestic Markets. The Company intends to place its in-store water vending machines inside retail locations in cold-weather regions throughout the United States. In addition, the Company intends to expand into new warm-weather markets using both in-store and outdoor machines.

  . Expand Into Select International Markets. The Company intends to capitalize on the demand for bottled water outside of the United States by expanding into select international markets. The Company currently is in the process of establishing operations in Mexico as its initial entry into the international market.

  . Pursue Select Acquisition Opportunities. The Company intends to evaluate and pursue select strategic acquisition opportunities, but has no firm commitments with respect to acquisitions at this time.

THE AQUA-VEND ACQUISITION

  On March 28, 1997, the Company purchased substantially all of the assets of the Aqua-Vend division of McKesson Water Products Company, a wholly-owned subsidiary of McKesson Corporation, for a purchase price of approximately $9 million, subject to certain post-closing adjustments. Prior to the acquisition, Aqua-Vend was the Company's largest competitor, with approximately 3,000 water vending machines. In connection with the acquisition, the Company developed a detailed integration plan which included the removal of approximately 600 Aqua-Vend machines and the rationalization and relocation of Aqua-Vend machines within Glacier's network of machines.

COMPETITION

  The bottled water market is highly competitive. The Company competes in the nonsparkling segment of the bottled water market with companies that deliver water to homes and offices, with off-the-shelf marketers and with other water vending machine operators. Many of the Company's competitors have significantly greater resources than the Company. Since the Company's primary competitive advantage over water delivery services and off-the-shelf marketers is price, a substantial decline in the price of either delivered or off-the-shelf bottled water could adversely affect the demand for water dispensed from the Company's water vending machines.

  Although the Company believes that there are significant barriers to entry to new and existing competitors in the water vending market due to, among other things, the substantial capital outlay required to purchase the number of machines needed to achieve competitive operating efficiencies, a competitor with significant financial resources may be able to compete with the Company. There can be no assurance that any competitors will not be able to raise the required capital to effectively compete with the Company. See "Risk Factors-- Competition."

SEASONALITY

  The Company's revenues are subject to seasonal fluctuations with decreased revenues during rainy or cold weather months and increased revenues during hot weather months.

INTELLECTUAL PROPERTY

  The tradename and trademarks "Glacier Water" and "Glacier Water & Penguin Design" used by the Company include the word "Glacier" which is commonly used and has been registered in connection with other marks and designs by a number of other entities for water and related services. The mark "Glacier Water," by itself, is considered by the United States Patent and Trademark Office (the "PTO") to be generic in relation to water and related services. One party claiming to sell bottled water in a limited area near Incline Village, Nevada, informed the Company that it objected to the Company's use of the mark "Glacier Water." However, the PTO has cancelled this party's registration. Accordingly, the Company believes that no party can claim exclusive rights in "Glacier Water," and the Company may only claim rights to stylized forms of the mark or the mark with design elements. Notwithstanding the foregoing, no assurance can be given that other entities might not assert superior or exclusive rights in the marks and seek to obtain damages from and injunctive relief against the Company. Thus, there can be no assurance that the Company's use of the tradename and trademarks "Glacier Water" and "Glacier Water & Penguin Design" will not violate the proprietary rights of others, which, if such party challenged the use of such name and marks, could have a material adverse effect on the Company.

  The Company does not hold any patents. Additionally, in response to a third party alleging that certain features of the Company's water vending machines violate such party's patents, the Company filed a lawsuit against such third party on October 28, 1997, seeking a declaration that the patents held by such third party are invalid under United States patent law and that the Company's water vending machines do not infringe any valid claim of the patents. On November 17, 1997, the defendant filed an answer to the complaint and counterclaim alleging that the Company is infringing its patents. Although the Company believes, based on advise of patent counsel, that this litigation will not have a material adverse effect on the Company's business, financial condition or operating results, there can be no assurance that the lawsuit ultimately will be resolved in favor of the Company or that the Company will not have to make modifications to its machines. See "Risk Factors-- Intellectual Property Protection of the Company."

GOVERNMENT REGULATION

  The water vending industry is subject to various federal, state and local laws and regulations, which require the Company, among other things, to obtain licenses for its business and vending machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding the vending machines and the vended water, and to continuously control the quality of the vended water. The Company's vending machines are subject to routine and random regulatory quality inspections. Although the Company believes it is operating in substantial compliance with these laws and regulations, such laws and regulations and their interpretations and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Failure to comply with such current or future laws and regulations could result in fines against the Company, a temporary shutdown of the Company's operations, the loss of certification to sell its product or, even in the absence of governmental action, a reduction in the Company's profit margins based on increases in licensing or inspection fees payable by the Company or other additional compliance costs. See "Risk Factors--Government Regulation of the Company's Operations."

INSURANCE

  The Company carries general and product liability insurance. Its combined coverage is $26,000,000 per occurrence and $27,000,000 in the aggregate, which amounts the Company believes to be adequate. Although the Company is not aware of any actions having ever been filed and believes that the technology contained in its machines makes unlikely any contamination of the products dispensed by its machines, any significant damage awards against the Company in excess of the Company's insurance coverage could result in a material loss to the Company.

EMPLOYEES

  As of October 5, 1997, the Company had 350 employees, including 56 in administration and 294 in operations. The Company's employees are not represented by a labor union and the Company has experienced no work stoppages. The Company believes that its employee relations are good.

WATER TRUST I

  Water Trust I is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on November 13, 1997. Water
Trust I's business and affairs are conducted by the Property Trustee, the Delaware Trustee and three individual Administrative Trustees who are officers of the Company. Water Trust I exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by Glacier, and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Junior Subordinated Debentures will be the sole assets of Water Trust I, and payments by Glacier under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenues of Water Trust I. All of the Common Securities will be owned by Glacier. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of Glacier as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Subordination of Common Securities of Water Trust I Held by Glacier." Glacier will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of Water Trust
I. Water Trust I has a term of 31 years, but may dissolve earlier as provided in the Trust Agreement.

                                  MANAGEMENT

  The table below sets forth certain information for the directors and executive officers of Glacier, as of January 4, 1998.

             NAME           POSITION(S)                                  AGE
             ----           -----------                                  ---
   Jerry R. Welch.......... Chairman of the Board and Chief Executive
                            Officer of Glacier                            47
   Jerry A. Gordon......... President, Chief Operating Officer and
                            Director                                      52
   Douglas C. Boyd......... Director                                      52
   Peter B. Foreman........ Director                                      61
   Richard A. Kayne........ Director                                      52
   Scott H. Shlecter....... Director                                      44
   Robert V. Sinnott....... Director                                      48
   S. Dane Seibert......... Senior Vice President, Marketing and Sales    49
   Glen A. Skumlien........ Executive Vice President                      48
   John T. Vuagniaux....... Senior Vice President, Operations             49
   Gerald Compas........... Vice President, Sales                         54
   Brenda Foster........... Vice President, Controller and Secretary      31
   Dana B. Gilbert......... Vice President, National Accounts             49
   Roger J. Gilchrist...... Vice President, Eastern Operations            49
   Luz E. Gonzales......... Vice President, Human Resources               45
   Brian T. Nakagawa....... Vice President, Technology and Information
                            Systems                                       43
   Raymond J. Schweitzer... Vice President, International Operations      50

  JERRY R. WELCH. Mr. Welch has been a Director of the Company since October 1991, has been the Chairman of the Board since April 1993 and was appointed Chief Executive Officer of Glacier in 1994. From October 1991 until his resignation in September 1992, Mr. Welch served as the Company's Chief Executive Officer. He also served as Chairman of the Board from January 1992 through September 1992. Mr. Welch currently serves as a Senior Vice President of Kayne Anderson Investment Management and has served in such a capacity since January 1993. Mr. Welch is also the Chairman of the Board and Chief Executive Officer of The Right Start, Inc. Kayne Anderson Investment Management holds an equity ownership position in The Right Start, Inc.

  JERRY A. GORDON. Mr. Gordon has been the Company's President and Chief Operating Officer since September 1994 and Director of Glacier since June 1997. Mr. Gordon joined the Company in June 1993 as Vice President of Marketing. From 1992 to 1993, Mr. Gordon was a business consultant specializing in management operations in start-up companies.

  DOUGLAS C. BOYD. Mr. Boyd has been a Director of Glacier since June 1997. Mr. Boyd is the President and Chief Executive Officer of Boyd Communications, an integrated marketing communications company based in Los Angeles, California. Mr. Boyd has served in such capacity since 1972.

  PETER B. FOREMAN. Mr. Foreman has been a Director of Glacier since June 1989. Mr. Foreman is currently the President of Sirius Corporation, an investment management firm located in Chicago, Illinois. From 1976 to January 1994, Mr. Foreman was a partner of Harris Associates, an investment advisory firm located in Chicago, Illinois. Mr. Foreman presently serves on the board of directors of National Picture and Framing Company, Eagle Food Centers, Inc. and PCA International, Inc.

  RICHARD A. KAYNE. Mr. Kayne has been a Director of the Company since March 1995. Mr. Kayne currently serves as President and Chief Executive Officer of Kayne Anderson Investment Management and its broker-dealer affiliate, KA Associates, Inc. Mr. Kayne has been with Kayne Anderson Investment Management since 1985 when it was founded by Mr. Kayne and John E. Anderson. Mr. Kayne is also a Director of Foremost Corporation of America and The Right Start, Inc.

  SCOTT H. SHLECTER. Mr. Shlecter has been a Director of the Company since June 1997. Mr. Shlecter is President and founder of the North American practice of LEK/Alcar Consulting Group, an international business consulting firm. Mr. Shlecter has served in such capacity since 1974.

  ROBERT V. SINNOTT. Mr. Sinnott has been a Director of the Company since April 1993. Mr. Sinnott currently serves as a Senior Vice President of Kayne Anderson Investment Management and has served in such a capacity since 1992. Mr. Sinnott is also a Director of Plains Resources Inc. and National Energy Group, Inc.

  S. DANE SEIBERT. Mr. Seibert has been Glacier's Senior Vice President, Marketing and Sales since March 1995. Prior to that, Mr. Seibert was Corporate Vice President--International Marketing for Miller/Zell Inc., from 1990 until joining the Company.

  GLEN A. SKUMLIEN. Mr. Skumlien has been Glacier's Executive Vice President, Operations since September 1994. Prior to that, Mr. Skumlien served as Vice President-Operations from November 1991. Mr. Skumlien served as the Company's Director of Field Operations from 1989 to November 1991.

  JOHN T. VUAGNIAUX. Mr. Vuagniaux has been Glacier's Senior Vice President, Operations since November 1996, after joining the Company in January 1995 as Vice President, Service Support. From April 1994 to January 1995, Mr. Vuagniaux was owner of Logistics Solutions, a consulting firm specializing in logistics and operations management. From January 1992 to April 1994, Mr. Vuagniaux was Director of Distribution for Blockbuster Entertainment Corporation.

  GERALD COMPAS. Mr. Compas has served as Vice President, Sales since March 1997. From June 1991 to March 1997, Mr. Compas served as the Director of Sales and Marketing for the Aqua-Vend Division of the McKesson Water Products Company.

  BRENDA FOSTER. Ms. Foster has served as Vice President, Controller since February 1996, after joining the Company as Controller in September 1995. Ms. Foster is a Certified Public Accountant, and worked as an auditor for Ernst & Young LLP from 1988 to 1995.

  DANA B. GILBERT. Mr. Gilbert has served as Vice President, National Accounts since February 1996. Mr. Gilbert joined the Company in January 1992 as a Sales Manager. From January 1994 to February 1996, Mr. Gilbert served as Regional Sales Manager for the Western Division.

  ROGER J. GILCHRIST. Mr. Gilchrist has served as Vice President, Eastern Operations since February 1996. Mr. Gilchrist joined the Company in April 1988 as District Manager. In May 1993, Mr. Gilchrist assumed the position of Regional Sales Manager for the Eastern Division.

  LUZ E. GONZALES. Mrs. Gonzales joined the Company in February 1995 as Vice President of Human Resources. From 1981 to February 1995, Mrs. Gonzales was Corporate Director of Human Resources for Southwest Water Company, a water service company.

  BRIAN T. NAKAGAWA. Mr. Nakagawa has served as Vice President, Technology and Information Systems since February 1996, after joining the Company as Director of Technology and Information Systems in June 1995. Prior to joining the Company Mr. Nakagawa was the owner of New Frontier Technologies, an information systems consulting company.

  RAYMOND J. SCHWEITZER. Mr. Schweitzer became the Company's Vice President, International Operations in December 1997. From March 1993 to December 1997, Mr. Schweitzer served as the Vice President, International Sales and Marketing for Shelcor, Inc., an international toy manufacturer.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

  The Trust Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the Delaware Trustee and the Property Trustee. The Property Trustee is the independent trustee whose sole responsibility is to fulfill the trustee obligations specified in the Trust Indenture Act. Wilmington Trust Company will act as trustee for the purpose of fulfilling these obligations. The terms of the Trust Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. This summary of certain terms and provisions of the Trust Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. However, all material provisions of the Trust Agreement have been disclosed herein. Wherever particular defined terms of the Trust Agreement (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

  Pursuant to the terms of the Trust Agreement, the Administrative Trustees on behalf of Water Trust I will issue the Trust Preferred Securities and the Common Securities (collectively, the "Trust Securities"). The Trust Preferred Securities will represent preferred undivided beneficial interests in the assets of Water Trust I and the holders thereof will be entitled to a preference over the Common Securities of Water Trust I (which will be held by Glacier) in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation, as well as other benefits as described in the Trust Agreement.

  The Trust Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of Water Trust I, except as described under "Subordination of Common Securities of Water Trust I Held by Glacier" below. Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by Glacier for the benefit of the holders of the Trust Preferred Securities (the "Guarantee") will be a guarantee on a subordinated basis with respect to the Trust Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or on liquidation of the Trust Preferred Securities if Water Trust I does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

  Payment of Distributions. Distributions on the Trust Preferred Securities will be payable at the annual rate of 9 1/16% of the stated Liquidation Amount of $25, payable monthly in arrears on the 15th day of each calendar month of each year to the holders of the Trust Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued through the date the Distribution payment is due. Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the register of Water Trust I on the relevant record date which will be, so long as such securities remain in book-entry form, one Business Day (as defined below) prior to the relevant Distribution Date or, in the event that the Trust Preferred Securities are not then in book-entry form, the relevant record date will be the date 15 days prior to the relevant Distribution Date. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Trust Preferred Securities will be March 15, 1998.

  The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day, payment of the Distribution payable on such date will be made on the next Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. As used in this Prospectus, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of

California are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee in closed for business.

  The funds of Water Trust I available for distribution to holders of its Trust Preferred Securities will be limited to payments by Glacier under the Junior Subordinated Debentures in which Water Trust I will invest the proceeds from the issuance and sale of its Trust Preferred Securities. See "Description of Junior Subordinated Debentures." If Glacier does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Trust Preferred Securities. The payment of Distributions (if and to the extent Water Trust I has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by Glacier. See "Description of Guarantee."

  Extension Period. So long as no Debenture Event of Default has occurred and is continuing, Glacier has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 60 consecutive months with respect to each such period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such election, monthly Distributions on the Trust Preferred Securities will be deferred by Water Trust I during any such Extension Period. Distributions to which holders of Trust Preferred Securities are entitled will accumulate additional amounts thereon at the rate per annum of 9 1/16% thereof, compounded quarterly from the relevant Distribution Date, to the extent permitted under applicable law. The term "Distribution," as used herein shall include any such additional accumulated amounts. During any such Extension Period, Glacier may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Glacier's capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Glacier that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by Glacier of the debt securities of any subsidiary of Glacier if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in Glacier's capital stock (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of Glacier's benefit plans for its directors, officers, employees or consultants) or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities. Prior to the termination of any such Extension Period, Glacier may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 60 consecutive months or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, Glacier may elect to begin a new Extension Period. Subject to the foregoing, there is no limitation on the number of times that Glacier may elect to begin an Extension Period. Glacier has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

REDEMPTION

  Mandatory Redemption. Upon the repayment or redemption at any time, in whole or in part, of any Junior Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the Redemption Price (as defined below). See "Description of Junior Subordinated Debentures--Redemption." If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption of the Trust Securities on a pro rata basis. The amount of premium, if any, paid by Glacier upon the redemption of all or any part of the Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Trust Securities.

  Optional Redemption. Glacier will have the right to redeem the Junior Subordinated Debentures (i) on or after January 31, 2003, in whole at any time or in part from time to time at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, or (ii) at any time, in whole (but not in part), upon the occurrence of a Tax Event or an Investment Company Event at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of Junior Subordinated Debentures--Redemption."

  Tax Event Redemption, Investment Company Event Redemption or Distribution of Junior Subordinated Debentures. If a Tax Event or an Investment Company Event shall occur and be continuing, Glacier has the right to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price (as defined below) within 90 days following the occurrence of such Tax Event or Investment Company Event. If a Tax Event or an Investment Company Event has occurred and is continuing and Glacier does not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of the Trust Securities or to liquidate Water Trust I and cause the Junior Subordinated Debentures to be distributed to holders of the Trust Securities in liquidation of Water Trust I as described below, such Trust Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures.

DEFINITIONS

  "Additional Sums" means the additional amounts an may be necessary to be paid by Glacier with respect to the Junior Subordinated Debentures in order that the amount of Distributions then due and payable by Water Trust I on the outstanding Trust Securities of Water Trust I shall not be reduced an a result of any additional taxes, duties and other governmental charges to which Water Trust I has become subject as a result of a Tax Event.

  "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Trust Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of Water Trust I, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

  "Liquidation Amount" means the stated amount of $25 per Trust Security.

  "Redemption Price" means, with respect to any Trust Security, the Liquidation Amount of such Trust Security, plus accumulated and unpaid Distributions to the Redemption Date, allocated on a pro rata basis (based on Liquidation Amounts) among the Trust Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

  Subject to Glacier and Water Trust I having received an opinion of counsel to the effect that such distribution will not be a taxable event to the holders of the Trust Preferred Securities, Glacier will have the right at any time to dissolve Water Trust I and, after satisfaction of the liabilities of creditors of Water Trust I as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of Water Trust I. After the liquidation date fixed for any distribution of Junior Subordinated Debentures for Trust Preferred Securities
(i) such Trust Preferred Securities will no longer be deemed to be outstanding, and (ii) certificates representing Trust Preferred Securities that are not then held by the Depositary or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Trust Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if a dissolution and liquidation of Water Trust I were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of Water Trust I, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

REDEMPTION PROCEDURES

  Trust Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Trust Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that Water Trust I has funds on hand available for the payment of such Redemption Price. See "-- Subordination of Common Securities of Water Trust I Held by Glacier" herein and "Description of Guarantee."

  If Water Trust I gives a notice of redemption in respect of the Trust Preferred Securities, then, by 12:00 noon, Eastern time on the Redemption Date, to the extent funds are available, the Property Trustee will deposit with the paying agent for such Trust Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. If such Trust Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will deposit with the Depositary funds sufficient to pay the aggregate Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Trust Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Trust Preferred Securities will cease, except the right of the holders of the Trust Preferred Securities to receive the applicable Redemption Price, but without interest on such Redemption Price, and such Trust Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of such Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. In the event that payment of the Redemption Price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by Water Trust I or by Glacier pursuant to the Guarantee, Distributions on such Trust Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by Water Trust I for such Trust Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of Guarantee."

  Subject to applicable law (including, without limitation, United States federal securities law), and further provided that Glacier is not then exercising its right to defer interest payments on the Junior Subordinated Debentures, the Company (other than Water Trust I) may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

  Payment of the Redemption Price on the Trust Preferred Securities and any distribution of Junior Subordinated Debentures to holders of Trust Preferred Securities shall be made to the applicable recordholders thereof as they appear on the register for such Trust Preferred Securities on the relevant record date, which date shall be, so long as such securities remain in book-entry form, one Business Day prior to the Redemption Date or Liquidation Date, as applicable. In the case of a liquidation, the record date shall be no more than 45 days before the Liquidation Date. In the event that the Trust Preferred Securities are not in book-entry form, the relevant record date for such Trust Preferred Securities shall be the date 15 days prior to the relevant Redemption Date or Liquidation Date, as applicable.

  If less than all of the Trust Securities issued by Water Trust I are to be redeemed on a Redemption Date, then the aggregate Redemption Price for such Trust Securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and Common Securities based upon the relative Liquidation Amounts of such classes. The particular Trust Preferred Securities to be redeemed shall be selected by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple thereof) of the Liquidation Amount of Trust Preferred Securities. The Property Trustee shall promptly notify the Security registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate to the portion of the aggregate Liquidation Amount of Trust Preferred Securities which has been or is to be redeemed.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities at such holder's registered address. Unless Water Trust I defaults in payment of the applicable Redemption Price, on and after the Redemption Date, Distributions will cease to accrue on such Trust Preferred Securities called for redemption.

SUBORDINATION OF COMMON SECURITIES OF WATER TRUST I HELD BY GLACIER

  Payment of Distributions on, and the Redemption Price of, the Trust Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amounts of the Trust Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Trust Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the applicable Redemption Price, the full amount of such Redemption Price on all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Trust Preferred Securities then due and payable.

  In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, Glacier as holder of the Common Securities, will be deemed to have waived any right to act with respect to any such Event of Default until the effect of all such Events of Default have been cured, waived or otherwise eliminated. Until any such Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of Glacier as holder of the Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  Glacier will have the right at any time to dissolve Water Trust I and, after satisfaction of liabilities to creditors of Water Trust I as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities. See "--Distribution of Junior Subordinated Debentures" above. Glacier might exercise its right to dissolve Water Trust I under circumstances where a "Tax

Event," "Investment Company Event" or other undesirable event could be avoided simply by dissolving Water Trust I and causing the Junior Subordinated Debentures to be distributed to holders of the Trust Preferred Securities.

  In addition, pursuant to the Trust Agreement, Water Trust I shall automatically dissolve upon expiration of its term and shall earlier dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of Glacier; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of its Trust Securities, if Glacier, as Depositor, has delivered written direction to the Property Trustee to dissolve Water Trust I (which direction is optional and, except an described above, wholly within the discretion of Glacier, as Depositor); (iii) redemption of all of the Trust Preferred Securities as described under "--Redemption-- Mandatory Redemption;" and (iv) the entry of an order for the dissolution of Water Trust I by a court of competent jurisdiction.

  If an early dissolution occurs as described in clause (i), (ii), or (iv) above, Water Trust I shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of Water Trust I as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of Water Trust I available for distribution to holders, after satisfaction of liabilities to creditors of Water Trust I as provided by applicable law, an amount equal to, in the case of holders of Trust Preferred securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because Water Trust I has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Water Trust I on the Trust Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation on a pro rata basis with the holders of the Trust Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Common Securities.

  Under current United States federal income tax law and interpretations, and assuming that Water Trust I is treated an a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Trust Preferred Securities. Should there be a change in law, a change in distribution, a Tax Event or other circumstances, however, the distribution could be a taxable event to Water Trust I and to holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences." If Glacier elects neither to redeem the Junior Subordinated Debentures prior to maturity nor to liquidate Water Trust I and distribute the Junior Subordinated Debentures to holders of the Trust Preferred Securities, the Trust Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures.

  If Glacier elects to dissolve Water Trust I and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Trust Preferred Securities in liquidation of Water Trust I, Glacier shall continue to have the right to shorten the Stated Maturity of such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--General."

EVENTS OF DEFAULT; NOTICE

  Any one of the following events that has occurred and is continuing constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Trust Preferred Securities (whatever the reason for such event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default"); or

    (ii) Default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in clause (ii) or (iii) above), and continuation of such default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Property Trustee by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by Glacier to appoint a successor Property Trustee within 60 days thereof.

  Within five Business Days after the occurrence of any event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Trust Preferred Securities, the Administrative Trustees and Glacier, as Depositor, unless such Event of Default shall have been cured or waived. Glacier, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

  If a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Common Securities upon termination of Water Trust I as described above. See "--Liquidation Distribution upon Dissolution" herein. Upon a Debenture Event of Default (other than with respect to certain events in bankruptcy, insolvency or reorganization), unless the principal of all the Junior Subordinated Debentures has already became due and payable, either the Property Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding may declare all of the Junior Subordinated Debentures to be due and payable immediately by giving notice in writing to Glacier (and to the Property Trustee, if notice is given by holders of the Junior Subordinated Debentures). If the Property Trustee or the holders of the Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the Trust Preferred Securities then outstanding shall have the right to declare the Junior Subordinated Debentures immediately due and payable. In either event, payment of principal and interest on the Junior Subordinated Debentures shall remain subordinated to the extent provided in the Indenture. In addition, holders of the Trust Preferred Securities have the right in certain circumstances to bring a Direct Action (as hereinafter defined). See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities."

  If a Debenture Event of Default with respect to certain events in bankruptcy, insolvency or reorganization occurs, the Junior Subordinated Debentures shall automatically, and without any declaration or other action on the part of the Property Trustee or the holders of the Junior Subordinated Debentures, become immediately due and payable. In such event, payment of principal and interest on the Junior Subordinated Debentures will also remain subordinated to the extent provided in the Indenture.

REMOVAL OF TRUSTEES

  Unless a Debenture Event of Default has occurred and is continuing, any of the Property Trustee, the Depositary Trustee or the Administrative Trustees may be removed at any time by the holder of the Common Securities. For example, the holder of the Common Securities may seek to remove such trustees upon substandard performance or non-performance of their duties or upon a significant increase in a trustee's fee. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee also may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Trust Preferred Securities. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in Glacier as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

  Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of Trust Property may at the time be located, Glacier, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

  Any Person (as defined in the Trust Agreement) into which the Property Trustee, the Delaware Trustee or any Administrative Trustee (that is not a natural person) may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF WATER TRUST I

  Water Trust I may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below or as described in "--Liquidation Distribution Upon Dissolution." Water Trust I may, at the request of Glacier, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of Water Trust I with respect to the Trust Preferred Securities or (b) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Glacier expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange, national stock market or other organization on which the Trust Preferred Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, conveyance, transfer or lease does not cause the Trust Preferred Securities to be downgraded by any nationally recognized statistical rating organization which gives ratings to the Trust Preferred Securities, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of Water Trust I, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Glacier has received an opinion from independent counsel to Water Trust I experienced in such matters to the effect that

(a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Water Trust I nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) Glacier or any permitted successor or designee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, Water Trust I shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or loan its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or loan would cause Water Trust I or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

  Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights.

  The Trust Agreement may be amended from time to time by Glacier, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that Water Trust I will be classified for United States federal income tax purposes an a grantor trust at all times that any Trust Securities are outstanding or to ensure that Water Trust I will not be required to register an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any such amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority of the aggregate Liquidation Amount of the outstanding Trust Securities, and
(ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect Water Trust I's status as a grantor trust for United States federal income tax purposes or Water Trust I's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

  So long an any Junior Subordinated Debentures are held by the Property Trustee, the issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Trust Preferred

Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Trust Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee shall notify each holder of the Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that such action will not cause Water Trust I to fail to be classified as a grantor trust for United States federal income tax purposes.

  Any required approval of holders of the Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Trust Preferred Securities in the manner set forth in the Trust Agreement.

  No vote or consent of the holders of the Trust Preferred Securities will be required for Water Trust I to redeem and cancel the Trust Preferred Securities in accordance with the Trust Agreement.

  Notwithstanding that holders of the Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by Glacier, the Trustees or any affiliate of Glacier or any Trustees, shall, for purposes of such vote or consent, be treated an if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

  The Trust Preferred Securities will be represented by one or more global certificates registered in the name of the Depositary or its nominee ("Global Trust Preferred Security"). Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. Except as described below, Trust Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

  A global security shall be exchangeable for Trust Preferred Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Glacier that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary, (ii) Glacier in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default under the Indenture. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary with respect to ownership of beneficial interests in such global security. In the event that Trust Preferred Securities are issued in definitive form, such Trust Preferred Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices of the Depositary described below.

  Unless and until it is exchanged in whole or in part for the individual Trust Preferred Securities represented thereby, a Global Trust Preferred Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of the Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

  Payments on Trust Preferred Securities represented by a global security will be made to the Depositary, as the depositary for the Trust Preferred Securities. In the event the Trust Preferred Securities are issued in definitive form, Distributions will be payable, the transfer of the Trust Preferred Securities will be registrable, and Trust Preferred Securities will be exchangeable for Trust Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Trust Preferred Securities are issued in certificated form, the record dates for payment of Distributions will be the first day of the month in which the relevant Distribution Date occurs. For a description of the terms of the depositary arrangements relating to payments, transfer, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

  Upon the issuance of a Global Trust Preferred Security, and the deposit of such Global Trust Preferred Security with or on behalf of the Depositary, the Depositary for such Global Trust Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Trust Preferred Securities represented by such Global Trust Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Trust Preferred Securities. Ownership of beneficial interests in a Global Trust Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Trust Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.

  So long as the Depositary for a Global Trust Preferred Security, or its nominee, is the registered owner of such Global Trust Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented by such Global Trust Preferred Security for all purposes under the Trust Agreement governing such Trust Preferred Securities. Except as provided below, owners of beneficial interests in a Global Trust Preferred Security will not be entitled to have any of the individual Trust Preferred Securities represented by such Global Trust Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Trust Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Trust Agreement.

  None of Glacier, the Property Trustee, any Paying Agent, or the Securities Registrar (defined below) for such Trust Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Trust Preferred Security representing such Trust Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Glacier expects that the Depositary for Trust Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount or Distributions in respect of a permanent Global Trust Preferred Security immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Trust Preferred Security as shown on the records of such Depositary or its nominee. Glacier also expects that payments by Participants to owners of beneficial interests in such Global Trust Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If the Depositary for the Trust Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Glacier within 90 days, Water Trust I will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred Security. In addition, Water Trust I may at any time and in its sole discretion, subject to any limitations described herein relating to such

Trust Preferred Securities, determine not to have any Trust Preferred Securities represented by one or more Global Trust Preferred Securities and, in such event, will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred Security or Securities representing the Trust Preferred Securities. Further, if Water Trust I so specifies with respect to the Trust Preferred Securities, an owner of a beneficial interest in a Global Trust Preferred Security representing Trust Preferred Securities may, on terms acceptable to Glacier, the Property Trustee and the Depositary for such Global Trust Preferred Security, receive individual Trust Preferred Securities in exchange for such beneficial interests, subject to any limitations described herein. In any such instance, an owner of a beneficial interest in a Global Trust Preferred Security will be entitled to physical delivery of individual Trust Preferred Securities represented by such Global Trust Preferred Security equal in Liquidation Amount to such beneficial interest and to have such Trust Preferred Securities registered in its name. Individual Trust Preferred Securities so issued will be issued in denominations, unless otherwise specified by Water Trust I, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENT

  Payments in respect of the Trust Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any of the Trust Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and Glacier. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and Glacier. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and Glacier) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

  The Property Trustee will act as registrar and transfer agent for the Trust Preferred Securities. Registration of transfers of the Trust Preferred Securities will be effected without charge by or on behalf of Water Trust I, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Water Trust I will not be required to register or cause to be registered the transfer of the Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Trust Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by Glacier and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

  The Administrative Trustees are authorized and directed to conduct the affairs of and to operate Water Trust I in such a way that Water Trust I will not be deemed to be an "investment company" required to be registered under the Investment Company Act or fail to be classified as a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of Glacier for United States federal income tax purposes. In this connection, Glacier and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Water Trust I or the Trust Agreement, that Glacier and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities. Holders of the Trust Preferred Securities have no preemptive or similar rights.

  Water Trust I may not borrow money, issue debt or mortgage or pledge any of its assets.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

  Concurrently with the issuance of the Trust Preferred Securities, Water Trust I will invest the proceeds thereof, together with the consideration paid by Glacier for the Common Securities, in Junior Subordinated Debentures issued by Glacier. The Junior Subordinated Debentures will be issued as unsecured debt under the Junior Subordinated Indenture, dated as of January 27, 1998 (the "Indenture"), between Glacier and the Indenture Trustee. The following summary of the terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. However, all material provisions of the Indenture have been described herein. The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference.

GENERAL

  The Junior Subordinated Debentures will bear interest at the annual rate of 9 1/16% of the principal amount thereof, payable monthly in arrears on the 15th day of each calendar month of each year (each, an "Interest Payment Date"), commencing March 15, 1998, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the first day of the month in which such payment is made. Notwithstanding the above, in the event that either the (i) Junior Subordinated Debentures are held by the Property Trustee and the Trust Preferred Securities are registered in book-entry only form or (ii) the Junior Subordinated Debentures are represented by a Global Subordinated Debenture (as defined herein), the record date for such payment shall be the Business Day next preceding such Interest Payment Date. The amount of each interest payment due with respect to the Junior Subordinated Debentures will include amounts accrued through the date the interest payment is due. It is anticipated that, until the liquidation, if any, of Water Trust I, each Junior Subordinated Debenture will be held in the name of the Property Trustee, in trust for the benefit of the holders of the Trust Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 9 1/16% thereof. The term "interest" as used herein shall include monthly interest payments, interest on monthly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

  The Junior Subordinated Debentures will mature on January 31, 2028 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by Glacier to any date not earlier than January 31, 2003. Glacier might exercise its right to shorten the maturity of the Junior Subordinated Debentures under circumstances where a "Tax Event," "Investment Company Event" or other undesirable event could be avoided simply by shortening the maturity of the Junior Subordinated Debentures. In the event that Glacier elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it shall give notice to the Indenture Trustee, and the Indenture Trustee shall give notice of such shortening to the holders of the Junior Subordinated Debentures no less than 60 days prior to the effectiveness thereof.

  The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt and Subordinated Debt of Glacier. Because Glacier is a holding company, the right of Glacier to participate in any distribution of assets of any subsidiaries, including GW Services, upon any such subsidiaries' liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that Glacier may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of GW Services and any other subsidiaries of Glacier, and holders of Junior Subordinated Debentures should look only to the assets of Glacier for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of Glacier, including Senior Debt and Subordinated Debt, whether under the Indenture or any existing or other indenture that Glacier may enter into in the future or otherwise. See "--Subordination" below.

OPTION TO DEFER INTEREST PAYMENT PERIOD

  So long as no Debenture Event of Default has occurred and is continuing, Glacier has the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 60 consecutive months (each such period an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity. At the end of such Extension Period, Glacier must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 9 1/16%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount." Neither the default by Glacier on any Senior Debt and Subordinated Debt, nor a default with respect to Senior Debt and Subordinated Debt resulting in acceleration of the maturity thereof, constitutes a Debenture Event of Default. See "--Debenture Events of Default" below.

  During any such Extension Period, Glacier may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Glacier's capital stock (which includes common and preferred stock), or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Glacier (including other Junior Subordinated Debentures) that rank pari passu with or junior in interest to the Junior Subordinated Debentures, (iii) make any guarantee payments with respect to any guarantee by Glacier of the debt securities of any subsidiary of Glacier if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of Glacier (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to the issuance of common stock or rights under any of Glacier's benefit plans for its directors, officers or employees), or (iv) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities. Prior to the termination of any such Extension Period, Glacier may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 60 consecutive months or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, Glacier may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. Glacier must give notice to the Property Trustee, the Administrative Trustees and the Indenture Trustee of its election of any Extension

Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Trust Preferred Securities would have been payable except for the election to begin or extend such Extension Period, (ii) the date the Administrative Trustees are required to give notice to the American Stock Exchange, the New York Stock Exchange, The Nasdaq Stock Market or any applicable stock exchange or automated quotation system on which the Trust Preferred Securities are then listed or quoted or to the holders of the Trust Preferred Securities on the record date or (iii) the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Indenture Trustee shall give notice of Glacier's election to begin or extend a new Extension Period to the holders of the Trust Preferred Securities. There is no limitation on the number of times that Glacier may elect to begin an Extension Period.

  Distributions on the Trust Preferred Securities will be deferred by Water Trust I during any such Extension Period. See "Description of the Trust Preferred Securities--Distributions." For a description of certain federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures, see "Certain Federal Income Tax Consequences."

ADDITIONAL SUMS

  If Water Trust I is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, Glacier will pay as additional amounts on the Junior Subordinated Debentures such amounts ("Additional Sums") as shall be required so that the Distributions payable by Water Trust I shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

  The Junior Subordinated Debentures are redeemable prior to maturity at the option of Glacier (i) on or after January 31, 2003, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 90 days following the occurrence of a Tax Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless Glacier defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

  If Water Trust I is required to pay additional taxes, duties or other governmental charges as a result of a Tax Event, Glacier will pay as additional amounts on the Junior Subordinated Debentures the Additional Sums (as defined herein).

  The Junior Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

  As described under "Description of the Trust Preferred Securities-- Liquidation Distribution Upon Dissolution," under certain circumstances involving the dissolution of Water Trust I, the Junior Subordinated Debentures may be distributed to the holders of the Trust Preferred Securities in liquidation of Water Trust I after satisfaction of liabilities to creditors of Water Trust I as provided by applicable law. If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the liquidation of Water Trust I, Glacier will use its best efforts to list the Junior Subordinated Debentures on the American Stock Exchange or such other stock exchanges or automated quotation system, if any, on which the Trust Preferred Securities are then listed or quoted. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Trust Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

  If at any time (i) there shall have occurred a Debenture Event of Default,
(ii) Glacier shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, or (iii) while the Junior Subordinated Debentures are held by Water Trust I, Glacier shall be in default with respect to its payment of any obligation under the Guarantee, then Glacier will not
(1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Glacier's capital stock, (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Glacier (including other Junior Subordinated Debt) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by Glacier of the debt securities of any subsidiary of Glacier if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of Glacier, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to issuance of common stock or rights under any of Glacier's benefit plans for its directors, officers, employees or consultants) or (3) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities.

SUBORDINATION

  In the Indenture, Glacier has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt and Subordinated Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Glacier, the holders of Senior Debt and Subordinated Debt will first be entitled to receive payment in full of principal of all Allocable Amounts (as defined below) on such Senior Debt and Subordinated Debt before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

  In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior Debt and Subordinated Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

  No payments on account of principal or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt and Subordinated Debt or an event of default with respect to any Senior Debt and Subordinated Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

  "Allocable Amounts," when used with respect to any Senior Debt and Subordinated Debt, means all amounts due or to become due on such Senior Debt and Subordinated Debt less, if applicable, any amount which would have been paid to, and retained by, the holders of such Senior Debt and Subordinated Debt (whether as a result of the receipt of payments by the holders of such Senior Debt and Subordinated Debt from Glacier or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior Debt and Subordinated Debt pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior Debt and Subordinated Debt or otherwise) but for the fact that such Senior Debt and Subordinated Debt is subordinated or junior in right of payment to (or subject to a requirement that amounts received on such Senior

Debt and Subordinated Debt be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

  "Debt" means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent: (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; (vi) all indebtedness of such person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and
(vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

  "Senior Debt and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Glacier whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of Glacier whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same in outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior Debt and Subordinated Debt shall not be deemed to include (i) any Debt of Glacier which when incurred and without respect to any election under
Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to Glacier, (ii) any Debt of Glacier to any of its subsidiaries, (iii) Debt to any employee of Glacier, and (iv) any other debt securities issued pursuant to the Indenture.

  The Indenture places no limitation on the amount of additional Senior Debt and Subordinated Debt that may be incurred by Glacier. Glacier expects from time to time to incur additional indebtedness constituting Senior Debt and Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

  The Junior Subordinated Debentures will be represented by global certificates registered in the name of the Depositary or its nominee (the "Global Subordinated Debentures"). Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary. Except as described below, Junior Subordinated Debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

  Unless and until a Global Subordinated Debenture is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, it may not be transferred except as a whole by the Depositary for such Global Subordinated Debenture to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

  A global security shall be exchanged for Junior Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Glacier that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary, (ii) Glacier in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred and be continuing

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

a Debenture Event of Default with respect to such global security. Any global security that is exchanged pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such global security. In the event that Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

  Payments on Junior Subordinated Debentures represented by a global security will be made to the Depositary, as the depositary for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Indenture Trustee, or at the offices of any paying agent or transfer agent appointed by Glacier, provided that payment of interest may be made at the option of Glacier by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the first day of the month in which such payment is to be made. For a description of the Depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

  Glacier will appoint the Indenture Trustee as securities registrar under the Indenture (the "Securities Registrar"). Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar. Glacier may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Glacier maintains a transfer agent in the place of the payment. Glacier may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

  In the event of any redemption, neither Glacier not the Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

GLOBAL SUBORDINATED DEBENTURES

  Upon the issuance of the Global Subordinated Debenture, and the deposit of such Global Subordinated Debenture with or on behalf of the Depositary, the Depositary for such Global Subordinated Debenture or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture to the accounts of persons that have accounts with such Depositary ("Participants"). Ownership of beneficial interests in a Global Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Subordinated Debenture.

  So long as the Depositary for a Global Subordinated Debenture, or its nominee, is the registered owner of such Global Subordinated Debenture, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Subordinated

Debenture for all purposes under the Indenture governing such Junior Subordinated Debentures. Except as provided below, owners of beneficial interests in a Global Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of and interest on individual Junior Subordinated Debentures represented by a Global Subordinated Debenture registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Subordinated Debenture representing such Junior Subordinated Debentures. None of Glacier, the Indenture Trustee, any Paying Agent, or the Securities Registrar for such Junior Subordinate Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Subordinated Debenture representing such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Glacier expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Subordinated Debenture representing the Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Subordinated Debenture as shown on the records of such Depositary or its nominee. Glacier also expects that payments by Participants to owners of beneficial interests in such Global Subordinated Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Glacier within 90 days, Glacier will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. In addition, Glacier may at any time and in its sole discretion, determine not to have the Junior Subordinated Debentures represented by one or more Global Subordinated Debentures and, in such event, will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. Further, if Glacier so specifies with respect to the Junior Subordinated Debentures, an owner of a beneficial interest in a Global Subordinated Debenture representing Junior Subordinated Debentures may, on terms acceptable to Glacier, the Indenture Trustee and the Depositary for such Global Subordinated Debenture, receive individual Junior Subordinated Debentures in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures equal in principal amount to such beneficial interest and to have such Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by Glacier, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

  Payment of principal of (and premium, if any) and any interest on the Junior Subordinated Debentures will be made at the office of the Indenture Trustee, except that at the option of Glacier payment of any interest may be made (i) except in the case of Global Junior Subordinated Debentures, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Junior Subordinated Debentures will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the regular record date for such interest. Glacier may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however Glacier will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures. Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by Glacier in trust, for the payment of the principal of or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of Glacier, be repaid to Glacier and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to Glacier for payment thereof.

MODIFICATION OF INDENTURE

  From time to time Glacier and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Junior Subordinated Debentures or the Trust Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting Glacier and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or
(ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that so long as any of the Trust Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Trust Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Trust Preferred Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions have been satisfied. Where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures, no such consent shall be given by the Property Trustee without the prior consent of each holder of Trust Preferred Securities. In addition, Glacier and the Indenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

DEBENTURE EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default," with respect to the Junior Subordinated Debentures:

    (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period), or

    (ii) failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

    (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to Glacier from the Indenture Trustee or to Glacier and the Indenture Trustee by the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures; or

    (iv) certain events in bankruptcy, insolvency or reorganization of Glacier.

  The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. If the Indenture Trustee or such holders of such Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. Should the holders of the Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right.

  The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

  In case a Debenture Event of Default shall occur and be continuing as to the Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

  Glacier is required to file annually with the Indenture Trustee a certificate as to whether or not Glacier is in compliance with all the conditions and covenants applicable to it under the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

  If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of Glacier to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Trust Preferred Securities may institute a legal proceeding directly against Glacier for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). Glacier may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, Water Trust I may become subject to the reporting obligations under the Exchange Act. Glacier shall have the right under the Indenture to set-off any payment made to such holder of Trust Preferred Securities by Glacier in connection with a Direct Action.

  The holders of the Trust Preferred Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Trust Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  The Indenture provides that Glacier shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into Glacier or convey, transfer or lease its properties and assets substantially as an entirety to Glacier, unless (i) in case Glacier consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes Glacier's obligations on the Junior Subordinated Debentures issued under the Indenture;

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

(ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and
(iii) certain other conditions an prescribed in the Indenture are met.

  The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other similar transaction involving Glacier that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

  The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and Glacier deposits or causes to be deposited with the Indenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to Glacier's obligations to pay all other sums due pursuant to the Indenture and to provide the officers, certificates and opinions of counsel described therein), and Glacier will be deemed to have satisfied and discharged the Indenture.

COVENANTS OF GLACIER

  Glacier will covenant in the Indenture, as to the Junior Subordinated Debentures, that if and so long as (i) Water Trust I in the holder of all such Junior Subordinated Debentures, (ii) a Tax Event in respect of Water Trust I has occurred and is continuing and (iii) Glacier has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of the Trust Preferred Securities--Redemption") in respect of the Trust Preferred Securities, Glacier will pay to Water Trust I such Additional Sums. Glacier will also covenant, as to the Junior Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities of Water Trust I to which Junior Subordinated Debentures have been issued, provided that certain successors which are permitted pursuant to the Indenture may succeed to Glacier's ownership of the Common Securities, (ii) not to voluntarily dissolve, wind up or liquidate Water Trust I, except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of Water Trust I or
(b) in connection with certain mergers, consolidations, or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause Water Trust I to remain classified as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.

GOVERNING LAW

  The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of California, except that the immunities and standard of care of the Indenture Trustee will be governed by Delaware law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

  The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

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

                              BOOK-ENTRY ISSUANCE

  The Depositary will act as securities depositary for all of the Trust Preferred Securities and the Junior Subordinated Debentures. The Trust Preferred Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Trust Preferred Securities and the Junior Subordinated Debentures and will be deposited with the Depositary.

  The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

  Purchases of Trust Preferred Securities or Junior Subordinated Debentures within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities or Junior Subordinated Debentures on the Depositary's records. The ownership interest of each actual purchaser of each Trust Preferred Security and each Junior Subordinated Debenture ("Beneficial Owner") will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Trust Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the Junior Subordinated Debentures is discontinued.

  The Depositary has no knowledge of the actual Beneficial owners of the Trust Preferred Securities or Junior Subordinated Debentures; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices will be sent to Cede & Co. as the registered holder of the Trust Preferred Securities or Junior Subordinated Debentures. If less than all of the Trust Preferred Securities or the Junior Subordinated Debentures are being redeemed, the Depositary will determine by lot or pro rata the amount of the Trust Preferred Securities of each Direct Participant to be redeemed.

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

  Although voting with respect to the Trust Preferred Securities or the Junior Subordinated Debentures is limited to the holders of record of the Trust Preferred Securities or Junior Subordinated Debentures, as applicable, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distribution payments on the Trust Preferred Securities or the Junior Subordinated Debentures will be made by the relevant Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee, Water Trust I or Glacier, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  The Depositary may discontinue providing its services as securities depositary with respect to any of the Trust Preferred Securities or the Junior Subordinated Debentures at any time by giving reasonable notice to the relevant Trustee and Glacier. In the event that a successor securities depositary is not obtained, definitive Trust Preferred Securities or Junior Subordinated Debenture certificates representing such Trust Preferred Securities or Junior Subordinated Debentures are required to be printed and delivered. Glacier, at its option, may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Trust Preferred Securities or aggregate principal amount of Junior Subordinated Debentures may determine to discontinue the system of book-entry transfers through the Depositary. In any such event, definitive certificates for such Trust Preferred Securities or Junior Subordinated Debentures will be printed and delivered.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that Water Trust I and Glacier believe to be accurate, but Water Trust I and Glacier assume no responsibility for the accuracy thereof. Neither Water Trust I nor Glacier has any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                           DESCRIPTION OF GUARANTEE

  The Guarantee Agreement will be executed and delivered by Glacier concurrently with the issuance of the Trust Preferred Securities for the benefit of the holders of the Trust Preferred Securities. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee Agreement for the purposes of compliance with the Trust Indenture Act, and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. The following summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee Agreement, including the definition therein of certain terms, and the Trust Indenture Act. However, all material provisions of the Guarantee have been described herein. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

GENERAL

  The Guarantee will be an irrevocable guarantee on a subordinated basis of Water Trust I's obligations under the Trust Preferred Securities, but will apply only to the extent that Water Trust I has funds sufficient to make such payments, and is not a guarantee of collection.

  Glacier will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that Water Trust I may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of Water Trust I (the "Guarantee Payment"), will be subject to the Guarantee:
(i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that Water Trust I has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that Water Trust I has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of Water Trust I (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of Water Trust I remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of Water Trust I as required by law. Glacier's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Glacier to the holders of the Trust Preferred Securities or by causing Water Trust I to pay such amounts to such holders.

  If Glacier does not make interest payments on the Junior Subordinated Debentures held by Water Trust I, Water Trust I will not be able to pay Distributions on the Trust Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Debt and Subordinated Debt of Glacier. See "-- Status of the Guarantee" below. Because Glacier is a holding company, the right of Glacier to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent Glacier may itself be recognized as a creditor of that subsidiary. Accordingly, Glacier's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of Glacier's subsidiaries, and claimants should look only to the assets of Glacier for payments thereunder. Except as otherwise described herein, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of Glacier, including Senior Debt and Subordinated Debt whether under the Indenture, any other indenture that Glacier may enter into in the future, or otherwise.

  Glacier has, through the Guarantee, the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of Water Trust I's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Water Trust I's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of Glacier and will rank subordinate and junior in right of payment to all Senior Debt and Subordinated Debt in the same manner as the Junior Subordinated Debentures.

  The Guarantee will constitute a guarantee of payment and not of collection. For example, the guaranteed party may institute a legal proceeding directly against Glacier to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by Water Trust I or upon distribution to the holders of the Trust Preferred Securities of the Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee does not place a limitation on the amount of additional Senior Debt and Subordinated Debt that may be incurred by Glacier. Glacier expects from time to time to incur additional indebtedness constituting Senior Debt and Subordinated Debt.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Trust Preferred Securities. See "Description of the Trust Preferred Securities-- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of Glacier and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under the Guarantee Agreement will occur upon the failure of Glacier to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against Glacier to enforce its rights under the Guarantee without first instituting a legal proceeding against Water Trust I, the Guarantee Trustee or any other person or entity.

  Glacier, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not Glacier is in compliance with all the conditions and covenants applicable to it under the Guarantee Agreement.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than during the occurrence and continuance of a default by Glacier in performance of the Guarantee, has undertaken to perform only such duties as are specifically set forth in the Guarantee Agreement and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee Agreement at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of Water Trust I or upon distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

GOVERNING LAW

  The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of California.

                               EXPENSE AGREEMENT

  Pursuant to the Expense Agreement entered into by Glacier under the Trust Agreement, Glacier will irrevocably and unconditionally guarantee to each person or entity to whom Water Trust I becomes indebted or liable, the full payment of any costs, expenses or liabilities of Water Trust I (including, without limitation, expenses relating to the offering of the Trust Securities and any expenses the Property Trustee may incur relating to the enforcement of the rights of the holders of the Trust Preferred Securities or the Junior Subordinated Debentures pursuant to the Trust Agreement and the Indenture, respectively) other than obligations of Water Trust I to pay to the holders of the Trust Preferred Securities or other similar interests in Water Trust I of the amounts due such holders pursuant to the terms of the Trust Preferred Securities or such other similar interests, as the case may be. The Expense Agreement may be enforced against Glacier by any person or entity to whom Water Trust I is or becomes indebted or liable.

                    RELATIONSHIP AMONG THE TRUST PREFERRED
                      SECURITIES, THE JUNIOR SUBORDINATED
                         DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

  Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent Water Trust I has funds available for the payment of such Distributions) are irrevocably guaranteed by Glacier as and to the extent set forth under "Description of Guarantee." Taken together, Glacier's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, the Guarantee Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee of Water Trust I's obligations under the Trust Preferred Securities. If and to the extent that Glacier does not make payments on the Junior Subordinated Debentures, Water Trust I will not pay Distributions or other amounts due on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when Water Trust I does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against Glacier for enforcement of payment of such Distributions to such holder. The obligations of Glacier under the Guarantee are subordinate and junior in right of payment to all Senior Debt and Subordinated Debt of Glacier.

SUFFICIENCY OF PAYMENTS

  As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Preferred Securities, primarily because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Amount of the Trust Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Preferred Securities; (iii) Glacier shall pay for all and any costs, expenses and liabilities of Water Trust I except Water Trust I's obligations to holders of Trust Preferred Securities; and (iv) the Trust Agreement further provides that Water Trust I will not engage in any activity that is not consistent with its limited purposes.

  Notwithstanding anything to the contrary in the Indenture, Glacier has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Glacier has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE TRUST PREFERRED SECURITIES UNDER THE GUARANTEE

  A holder of any the Trust Preferred Securities may institute a legal proceeding directly against Glacier to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, Water Trust I or any other person or entity.

  A default or event of default under any Senior Debt and Subordinated Debt would not constitute a default or Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt and Subordinated Debt, the Subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Debt and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF WATER TRUST I

  The Trust Preferred Securities evidence a beneficial interest in Water Trust I, and Water Trust I exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of the Trust Preferred Securities and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from Glacier the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Trust Preferred Securities is entitled to receive Distributions from Water Trust I (or from Glacier under the Guarantee) if and to the extent Water Trust I has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

  Upon any voluntary or involuntary dissolution, winding-up or liquidation of Water Trust I involving the liquidation of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of Water Trust I as provided by applicable law, the holders of Trust Preferred Securities will be entitled to receive, out of assets held by Water Trust I, the Liquidation Distribution in cash. See "Description of the Trust Preferred Securities-- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Glacier, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of Glacier, subordinated in right of payment to all Senior Debt and Subordinated Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of Glacier receive payments or distributions. Since Glacier is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of Water Trust I (other than Water Trust I's obligations to the holders of its Trust Preferred Securities), the positions of a holder of the Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of Glacier in the event of liquidation or bankruptcy of Glacier are substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  It is the opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Company ("Counsel") that the following is accurate in all material respects and, subject to the limitations stated herein, represents the material federal income tax consequences to holders of the Trust Preferred Securities arising from the purchase, ownership and disposition thereof. The following opinions assume the accuracy of the facts set forth in the prospectus. The opinions set forth in this section, unless otherwise stated, deal only with Trust Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Trust Preferred Securities upon original issuance at their original offering price. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The tax treatment of holders may vary depending on their particular situation. The following opinions do not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign investors, investors that hold the Trust Preferred Securities as part of a hedging, straddle or conversion transaction or whose functional currency is not the U.S. dollar. In addition, the following opinions do not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Trust Preferred Securities. The opinions set forth herein are based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

  The following opinions do not address the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors an to the specific United States federal income tax consequences of the purchase, ownership and disposition of Trust Preferred Securities.

  The authorities on which the opinions set forth herein are based are subject to various interpretations, and opinions of Counsel are not binding on the Internal Revenue Service ("Service") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Service with respect to the transactions described herein. Accordingly, there can be no assurance that the Service will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

  HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE TRUST PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS, SEE "DESCRIPTION OF THE TRUST PREFERRED SECURITIES--REDEMPTION."

CLASSIFICATION OF WATER TRUST I

  In connection with the issuance of the Trust Preferred Securities, Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement, and based on certain facts and assumptions contained in such opinion, Water Trust I will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the Trust Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount ("OID") that is paid or accrued on the Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount" herein. No amount included in income with respect to the Trust Preferred Securities will be eligible for the dividends received deduction.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

  The Company intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Trust Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Trust Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. Counsel has not delivered any opinion relating to the classification of the Junior Subordinated Debentures as indebtedness and no assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this "Certain Federal Income Tax Consequences" section assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  Except as set forth below, stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

  Under the applicable Treasury regulations, the Junior Subordinated Debentures will not be considered to have been issued with OID within the meaning of Section 1273(a) of the Code, so long as the Junior Subordinated Debentures have terms and conditions that render the likelihood of Glacier's exercising its right to defer payments of interest on the Junior Subordinated Debentures to be remote. Glacier believes that the terms and conditions of the Junior Subordinated Debentures are such that the likelihood of its exercising such right is remote, and intends to take the position that the Junior Subordinated Debentures are not issued with OID. Because this issue is inherently factual, Counsel is unable to express any opinion regarding whether the Junior Subordinated Debentures are issued with OID. If, however, Glacier exercises its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will become OID instruments at such time and all Securityholders will be required to accrue the stated interest on the Junior Subordinated Debentures on a daily basis during the Extension Period, even though Glacier will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all Securityholders will be required to continue to include the stated interest on the Junior Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the economic accrual rules, a Securityholder is required to accrue an amount of interest income each year that approximates the stated interest payments called for under the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures are not reported separately as taxable income.

  The Treasury regulations described above have not yet been addressed in any definitive interpretations by the Service, and it is possible that the Service could take a contrary position. If the Service were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether Glacier exercises its right to defer payments of interest on such debentures, all Securityholders will be required to include such stated interest in income on a daily economic accrual basis as described above.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TRUST PREFERRED SECURITIES

  Under current law, a distribution by Water Trust I of the Junior Subordinated Debentures as described under the caption "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through Water Trust I, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Trust Preferred Securities before such distribution. If, however, the liquidation of Water Trust I were to occur because Water Trust I is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to Securityholders by Water Trust I could be a taxable event to Water Trust I and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had exchanged its Trust Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of Water Trust I. A Securityholder would recognize interest income in respect of Junior Subordinated Debentures received from Water Trust I in the manner described above under "--Interest Income and Original Issue Discount" herein.

SALES OR REDEMPTION OF TRUST PREFERRED SECURITIES

  Gain or loss will be recognized by a Securityholder on a sale of Trust Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income) and the Securityholder's adjusted tax basis in the Trust Preferred Securities sold or so redeemed. Gain or loss recognized by a Securityholder on Trust Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss, although the preferential 20% rate applicable to individuals applies only in the case of a capital asset sold or exchanged having a holding period in excess of 18 months. Amounts attributable to accrued interest or OID with respect to a Securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income will be taxable as ordinary income.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  The amount of interest and OID accrued on the Trust Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders), if any, will be reported to the Service. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Service.

POSSIBLE TAX LAW CHANGES AFFECTING THE TRUST PREFERRED SECURITIES

  There can be no assurance that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit Glacier to cause a redemption of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Redemption-- Tax Event Redemption, Investment Company Event Redemption or Distribution of Junior Subordinated Debentures" and "Description of Junior Subordinated Debentures--Redemption."

                             ERISA CONSIDERATIONS

GENERAL

  A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should consider the fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the Trust Preferred Securities. Such fiduciary should consider whether the investment satisfies ERISA's diversification and prudence requirements, whether the investment constitutes an unauthorized delegation of fiduciary authority and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and the Code prohibit a wide range of transactions ("Prohibited Transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code or any entity in which such plan invests whose assets are deemed "plan assets" (hereinafter an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the Code). Such transactions may require "correction" and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

  Governmental plans and certain church plans (each as defined under ERISA) are not subject to the Prohibited Transactions rules. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the Trust Preferred Securities. Any fiduciary of such a governmental or church plan considering an investment in the Trust Preferred Securities should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

TRUST ASSETS AS "PLAN ASSETS"

  The Department of Labor has issued final regulations (the "Labor Regulations") as to what constitutes assets of an employee benefit plan ("plan asset") under ERISA. The Labor Regulations provide that, as a general rule, when an ERISA Plan acquires an equity interest in an entity and such interest does not represent a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by "benefit plan investors," as defined in the Labor Regulations, is not "significant." For purposes of the Labor Regulations, Water Trust I will be neither an investment company nor an operating company.

  Under the Labor Regulations, equity participation by benefit plan investors will not be considered "significant" on any date only if, immediately after the most recent acquisition of Trust Preferred Securities, the aggregate interest in the Trust Preferred Securities held by benefit plan investors will be less than 25% of the aggregate outstanding principal amount of the Trust Preferred Securities. Although it is possible that the equity participation by benefit plan investors on any date will not be "significant" for purposes of the Labor Regulations, such result cannot be assured. Consequently, if ERISA Plans or investors using plan assets of ERISA Plans purchase the Trust Preferred Securities, Water Trust I's assets could be deemed to be "plan assets" of such ERISA Plans for purposes of the fiduciary responsibility provisions of ERISA and the Prohibited Transactions rules of ERISA and the Code. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of an ERISA Plan is considered to be fiduciary of such ERISA Plan. For example, the Property Trustee could therefore become a fiduciary of the ERISA Plans that invest in the Trust Preferred Securities and be subject to the general fiduciary requirements of ERISA in exercising its authority with respect to the management of the assets of Water Trust I. However, the Property Trustee will have only limited discretionary authority with respect to Water Trust I assets and the remaining functions and responsibilities performed by the Property Trustee will be for the most part custodial and ministerial in nature.

PROHIBITED TRANSACTIONS

  Glacier or the Property Trustee may be a party in interest or a disqualified person with respect to an ERISA Plan investing in the Trust Preferred Securities or acquiring Junior Subordinated Debentures, and therefore, such investment by an ERISA Plan may give rise to a Prohibited Transaction in the form of a direct or indirect extension of credit by the investing ERISA Plan to the Company. Consequently, before investing in the Trust Preferred Securities or acquiring Junior Subordinated Debentures, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such investment in the Trust Preferred Securities or acquisition of Junior Subordinated Debentures, or that such investment in, or acquisition of, such securities will not result in a non-exempt Prohibited Transaction.

  The statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code which may be available to an ERISA Plan which is investing in the Trust Preferred Securities include: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by qualified professional asset managers; PTCE 96-23, regarding transactions effected by in-house asset managers; and PTCE 95-60, regarding investments by insurance company general accounts (collectively referred to as the "ERISA Investor Exemptions").

  Notwithstanding the foregoing, Trust Preferred Securities may not be acquired by any person who is, or who in acquiring such Trust Preferred Securities is using the assets of, an ERISA Plan unless one of the ERISA Investor Exemptions or another applicable exemption is available to the ERISA Plan. The acquisition of the Trust Preferred Securities by any person who is, or who in acquiring such Trust Preferred Securities is using the assets of, an ERISA Plan shall be deemed to constitute a representation by such person to the Water Trust I that such person is eligible for exemptive relief available pursuant to one or more of the ERISA Investor Exemptions or another applicable exemption with respect to the acquisition and holding of such Trust Preferred Securities and will not result in a non-exempt Prohibited Transaction.

  THE DISCUSSION HEREIN OF ERISA IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL INCLUSIVE. ANY FIDUCIARY OF AN ERISA PLAN, GOVERNMENTAL PLAN OR CHURCH PLAN CONSIDERING AN INVESTMENT IN THE TRUST PREFERRED SECURITIES SHOULD CONSULT WITH ITS LEGAL ADVISORS REGARDING THE CONSEQUENCES OF SUCH INVESTMENT AND CONSIDER WHETHER THE ERISA PLAN CAN MAKE THE REPRESENTATIONS NOTED ABOVE.

                             CERTAIN RELATIONSHIPS

  As of the date hereof, affiliates of Kayne Anderson owned approximately 1,317,680 shares or approximately 41% of the outstanding common stock of Glacier. In addition, three members of Glacier's Board of Directors, including Mr. Welch, also serve as executive officers of Kayne Anderson. See "Management." Pending their application, the net proceeds from this offering may be invested in a portfolio of securities (which may include non-investment grade debt or equity securities) managed by Kayne Anderson. Kayne Anderson manages funds for certain insurance companies, institutional investors and individuals, and will charge Glacier a reasonable management fee for its services. Such management fee will be on terms more favorable than those for parties unaffiliated with Kayne Anderson. See "Use of Proceeds." In addition, an affiliate of Kayne Anderson, KA Associates, Inc., will participate as a member of the selling group in this offering, on the same terms and conditions as other members of the selling group.

                                 UNDERWRITING

  The Underwriters named below, represented by Sutro & Co. Incorporated, EVEREN Securities, Inc. and Crowell, Weedon & Co. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from Water Trust I the number of Trust Preferred Securities set forth opposite their respective names below. The several Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Trust Preferred Securities offered hereby if any of the Trust Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                 NUMBER OF TRUST
                                                                    PREFERRED
   UNDERWRITERS                                                    SECURITIES
   ------------                                                  ---------------
   Sutro & Co. Incorporated.....................................    1,020,000
   EVEREN Securities, Inc. .....................................    1,020,000
   Crowell, Weedon & Co.........................................    1,020,000
   Tucker Anthony Incorporated..................................      340,000
                                                                    ---------
       Total....................................................    3,400,000
                                                                    =========

  The Representatives have advised Glacier and Water Trust I that they propose initially to offer the Trust Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.55 per Trust Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.35 per Trust Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures of Glacier, the Underwriting Agreement provides that Glacier will pay as compensation to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $1.00 per Trust Preferred Security (or $3,400,000 in the aggregate) for the accounts of the Underwriters.

  In connection with the offering of the Trust Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Trust Preferred Securities. Such transactions may include stabilizing transactions in which the Underwriters bid for and purchase shares of the Trust Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Trust Preferred Securities. The Underwriters also may reclaim any selling concession allowed to an Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Trust Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Trust Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

  During a period of 180 days from the date of this Prospectus, neither Water Trust I nor the Company will, subject to certain exceptions, without the prior written consent of Sutro & Co. Incorporated, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Trust Preferred Securities, any security convertible into or exchangeable into or exercisable for Trust Preferred Securities or Junior Subordinated Debentures or any debt securities substantially similar to the Junior Subordinated Debentures or equity securities substantially similar to the Trust Preferred Securities (except for Junior Subordinated Debentures and the Trust Preferred Securities offered hereby).

  The Trust Preferred Securities are a new issue of securities with no established trading market. The Trust Preferred Securities have been approved for listing on the American Stock Exchange, subject to notice of issuance. In order to meet the listing requirements of the American Stock Exchange, the Underwriters have undertaken to distribute the Trust Preferred Securities to a minimum of 400 public shareholders. The Underwriters have advised Glacier and Water Trust I that they presently intend to make a market in the Trust Preferred Securities after the commencement of trading on the American Stock Exchange, but no assurances can be made as to the liquidity of the Trust Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The offering price and distribution rate have been determined by negotiations among representatives of Glacier and the Representatives, and the offering price of the Trust Preferred Securities may not be indicative of the market price following the offering. The Underwriters will have no obligation to make a market in the Trust Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

  Glacier and Water Trust I have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

  The Representatives have informed Glacier that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority, without the prior specific written approval of the customer.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the Trust Agreement and the creation of Water Trust I will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special counsel to Glacier and Water Trust I. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, Los Angeles, California, counsel to the Company. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Manatt, Phelps & Phillips, LLP. Milbank, Tweed, Hadley & McCloy and Manatt, Phelps & Phillips, LLP will rely on the opinions of Richards, Layton & Finger, P.A. as to certain matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy.

                                    EXPERTS

  The consolidated financial statements of Glacier Water Services, Inc. as of December 31, 1995 and 1996, and for the years ended December 31, 1994, 1995 and 1996, included and incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

  The financial statements of the Aqua-Vend Business (Certain Operations of McKesson Water Products Company) as of and for the years ended March 31, 1996 and 1997, included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and incorporated by reference, and in reliance upon the report of such firm as experts in accounting and auditing.

                          GLACIER WATER SERVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Public Accountants................................  F-2

  Consolidated Balance Sheets as of December 31, 1996 and 1995............  F-3

  Consolidated Statements of Income for the years ended December 31, 1996,
   1995 and 1994..........................................................  F-4

  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1996, 1995 and 1994.......................................  F-5

  Consolidated Statements of Cash Flows for the years ended December 31,
   1996, 1995 and 1994....................................................  F-6

  Notes to Consolidated Financial Statements..............................  F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Unaudited Consolidated Balance Sheet as of October 5, 1997.............. F-14

  Unaudited Consolidated Statements of Income for the Nine and Three
   Months ended October 5, 1997 and September 30, 1996.................... F-15

  Unaudited Consolidated Statements of Cash Flows for the Nine Months
   ended October 5, 1997 and September 30, 1996........................... F-16

  Notes to Unaudited Consolidated Financial Statements.................... F-17

AUDITED FINANCIAL STATEMENTS OF AQUA-VEND BUSINESS
  Independent Auditors' Report............................................ F-19

  Statements of Assets to Be Sold as of March 31, 1996 and 1997........... F-20

  Statements of Revenues, Direct Expenses and Identified Corporate
   Expenses Before Interest and Income Taxes for the years ended March 31,
   1996 and 1997.......................................................... F-21

  Notes to Financial Statements........................................... F-22

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  Summary Information Related to the Pro Forma Consolidated Financial
   Information............................................................ F-24

  Unaudited Consolidated Balance Sheet as of April 4, 1997................ F-25

  Unaudited Pro Forma Consolidated Statement of Operations for the Quarter
   Ended April 4, 1997.................................................... F-26

  Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996................................................ F-27

  Notes to Unaudited Pro Forma Consolidated Statements of Operations...... F-28

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Glacier Water Services, Inc.

  We have audited the accompanying consolidated balance sheets of Glacier Water Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Glacier Water Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

San Diego, California
January 23, 1997

                          GLACIER WATER SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1996     1995
                                                               -------  -------
                            ASSETS
                            ------
Current assets:
  Cash........................................................ $    11  $    29
  Accounts receivable.........................................     311      614
  Inventories.................................................   2,946    2,200
  Prepaid commissions and other...............................   1,084      888
                                                               -------  -------
    Total current assets......................................   4,352    3,731
  Property and equipment, net of accumulated depreciation.....  36,754   33,272
  Other assets................................................   4,961    3,635
                                                               -------  -------
    Total assets.............................................. $46,067  $40,638
                                                               =======  =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Accounts payable............................................ $   640  $   342
  Accrued commissions.........................................     988      734
  Accrued liabilities.........................................   1,654    1,289
                                                               -------  -------
    Total current liabilities.................................   3,282    2,365
Long-term debt................................................  15,820   11,087
Deferred income taxes.........................................   2,979    3,099
Commitments and Contingencies
Stockholders' equity:
  Preferred stock, $.01 par value, 100,000 shares authorized,
   no shares issued and outstanding...........................     --       --
  Common stock, $.01 par value, 10,000,000 shares authorized,
   3,208,575 and 3,367,825 shares issued and outstanding in
   1996 and 1995, respectively................................      34       34
  Additional paid-in capital..................................  15,284   15,125
  Retained earnings...........................................  12,231    8,928
  Treasury stock, 170,500 shares, at cost.....................  (3,563)     --
                                                               -------  -------
    Total stockholders' equity................................  23,986   24,087
                                                               -------  -------
    Total liabilities and stockholders' equity................ $46,067  $40,638
                                                               =======  =======

 The accompanying notes are an integral part of these consolidated statements.

                          GLACIER WATER SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    1996      1995      1994
                                                  --------- --------- ---------
Revenues......................................... $  46,091 $  42,409 $  36,557
  Costs and expenses:
    Operating expenses...........................    28,088    25,933    23,504
    General and administrative expenses..........     5,733     5,483     4,791
    Depreciation and amortization................     6,769     5,756     3,662
                                                  --------- --------- ---------
      Total costs and expenses...................    40,590    37,172    31,957
                                                  --------- --------- ---------
Income from operations...........................     5,501     5,237     4,600
Interest expense, net............................       783       723       317
                                                  --------- --------- ---------
Income before provision for income taxes.........     4,718     4,514     4,283
Provision for income taxes.......................     1,415     1,805     1,578
                                                  --------- --------- ---------
Net income....................................... $   3,303 $   2,709 $   2,705
                                                  ========= ========= =========
Net income per share............................. $     .98 $     .80 $     .80
                                                  ========= ========= =========
Weighted average common and common equivalent
 shares outstanding.............................. 3,374,482 3,405,104 3,367,151
                                                  ========= ========= =========



 The accompanying notes are an integral part of these consolidated statements.

                          GLACIER WATER SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                           COMMON STOCK    ADDITIONAL
                         -----------------  PAID-IN   RETAINED TREASURY
                          SHARES    AMOUNT  CAPITAL   EARNINGS  STOCK     TOTAL
                         ---------  ------ ---------- -------- --------  -------
Balance, December 31,
 1993................... 3,236,986   $ 33   $13,718   $ 3,514  $   --    $17,265
Exercise of Stock
 Options................    57,108    --        406       --       --        406
Net Income..............       --     --        --      2,705      --      2,705
                         ---------   ----   -------   -------  -------   -------
Balance, December 31,
 1994................... 3,294,094     33    14,124     6,219      --     20,376
Exercise of Stock
 Options................    73,731      1     1,001       --       --      1,002
Net Income..............       --     --        --      2,709      --      2,709
                         ---------   ----   -------   -------  -------   -------
Balance, December 31,
 1995................... 3,367,825     34    15,125     8,928      --     24,087
Exercise of Stock
 Options................    11,250    --        159       --       --        159
Purchase of Treasury
 Stock..................  (170,500)   --        --        --    (3,563)   (3,563)
Net Income..............       --     --        --      3,303      --      3,303
                         ---------   ----   -------   -------  -------   -------
Balance, December 31,
 1996................... 3,208,575   $ 34   $15,284   $12,231  $(3,563)  $23,986
                         =========   ====   =======   =======  =======   =======



 The accompanying notes are an integral part of these consolidated statements.

                          GLACIER WATER SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                    1996      1995      1994
                                                  --------  --------  --------
Cash flows from operating activities:
  Net income..................................... $  3,303  $  2,709  $  2,705
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization................    6,769     5,756     3,662
    Loss (gain) on disposal of assets............       74        13       (46)
    Deferred tax provision (benefit).............     (120)      682       596
  Change in operating assets and liabilities:
    Accounts receivable..........................      303       105      (323)
    Inventories..................................     (746)     (573)       11
    Prepaid commissions and other................     (196)       99      (109)
    Payments for prepaid marketing incentives....   (2,966)     (750)   (2,144)
    Other assets.................................     (124)     (201)   (1,093)
    Accounts payable, accrued liabilities and
     accrued commissions.........................      896      (455)      231
                                                  --------  --------  --------
      Total adjustments..........................    3,890     4,676       785
                                                  --------  --------  --------
      Net cash provided by operating activities..    7,193     7,385     3,490
                                                  --------  --------  --------
Cash flows from investing activities:
  Purchase of property and equipment.............     (476)     (182)     (525)
  Net investment in vending equipment............   (8,064)  (10,609)  (10,874)
  Proceeds from sales of equipment...............      --        --        802
                                                  --------  --------  --------
      Net cash used in investing activities......   (8,540)  (10,791)  (10,597)
                                                  --------  --------  --------
Cash flows from financing activities:
  Proceeds from long-term debt...................   19,778    15,588    16,897
  Principal payments on long-term debt...........  (15,045)  (12,700)  (10,208)
  Proceeds from issuance of stock................      159       474       406
  Purchase of treasury stock.....................   (3,563)      --        --
                                                  --------  --------  --------
      Net cash provided by financing activities..    1,329     3,362     7,095
                                                  --------  --------  --------
Net decrease in cash.............................      (18)      (44)      (12)
Cash, beginning of year..........................       29        73        85
                                                  --------  --------  --------
Cash, end of year................................ $     11  $     29  $     73
                                                  ========  ========  ========
SUPPLEMENTAL INFORMATION
Cash paid for interest........................... $    748  $    735  $    235
                                                  ========  ========  ========
Cash paid for income taxes....................... $  1,010  $    580  $    793
                                                  ========  ========  ========

 The accompanying notes are an integral part of these consolidated statements.

                         GLACIER WATER SERVICES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  The Company is primarily engaged in the operation of self-service vending machines that dispense drinking water to consumers. The machines are placed at supermarkets and other retail outlets under commission arrangements with the retailers. The Company's revenues are subject to seasonal fluctuations, with decreased revenues during cold weather months and increased revenues during hot weather months. The Company's machines are located in California, Nevada, Arizona, New Mexico, Texas, Louisiana, Mississippi, Georgia, Florida, and Illinois.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Glacier Water Services, Inc. and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

 Inventories

  Inventories consist of raw materials, repair parts and vending machines in process of assembly, and are stated at the lower of cost (moving weighted average) or market. Costs associated with the assembly of vending machines are accumulated until finished machines are ready for installation at a retail location, at which time the costs are transferred to property and equipment.

  Inventories consist primarily of raw materials and repair parts at December 31, 1996 and 1995.

 Prepaid Commissions

  Prepaid commissions represent payments made to certain retailers based on a percentage of estimated monthly or quarterly vending machine revenues. Prepaid commissions at December 31, 1996 and 1995 were $490,000 and $371,000, respectively. Commission expense for the years ended December 31, 1996, 1995 and 1994 was $21,678,000, $19,643,000 and $17,320,000, respectively.

 Property and Equipment and Depreciation

  Property and equipment are recorded at cost and consist of the following at December 31 (in thousands):

                                                               1996      1995
                                                             --------  --------
     Vending equipment...................................... $ 51,433  $ 44,415
     Equipment, furniture and fixtures......................    1,617     1,186
     Leasehold improvements.................................      520       437
                                                             --------  --------
                                                               53,570    46,038
     Less: Accumulated depreciation and amortization........  (16,816)  (12,766)
                                                             --------  --------
                                                             $ 36,754  $ 33,272
                                                             ========  ========

                         GLACIER WATER SERVICES, INC.

  Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

     Vending equipment............................................ 10 years
     Equipment, furniture and fixtures............................ 5 to 10 years
     Leasehold improvements....................................... Life of Lease

  The Company's vending equipment is depreciated to a 20% salvage value. Costs associated with installing vending equipment are capitalized and depreciated over five years.

  All maintenance, repair and refurbishment costs are charged to operations as incurred. Additions and major improvements are capitalized.

 Income Taxes

  Income taxes have been provided for using the liability method in accordance with FASB Statement No. 109, Accounting for Income Taxes.

 Net Income Per Share

  Net income per share of common stock is computed on the basis of the weighted average shares of common stock outstanding plus common equivalent shares arising from the effect of dilutive stock options, using the treasury stock method.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to the current presentation.

2. SUPPLEMENTARY BALANCE SHEET INFORMATION

 Accounts Receivable

  Included in accounts receivable at December 31, 1996 is a $100,000 note receivable from Jerry A. Gordon, the Company's President and Chief Operating Officer. The note, issued during 1996, is non-interest bearing, and was repaid in full subsequent to December 31, 1996.

 Other Assets

  Other assets consist of the following at December 31 (in thousands):

                                                                  1996   1995
                                                                 ------ ------
     Prepaid marketing incentives, net of accumulated
      amortization of $3,167 in 1996 and $2,867 in 1995......... $4,606 $3,180
     Other......................................................    355    455
                                                                 ------ ------
                                                                 $4,961 $3,635
                                                                 ====== ======

  Prepaid marketing incentives consist of fees paid to retailers for future benefits associated with the ongoing placement of the Company's vending equipment at those locations. These fees are amortized over the life of the contract, generally ranging from three to five years.

                         GLACIER WATER SERVICES, INC.

  Accrued liabilities consist of the following at December 31 (in thousands):

                                                                   1996   1995
                                                                  ------ ------
     Accrued compensation and related taxes...................... $  789 $  570
     Accrued income and other taxes..............................    639    500
     Other accrued liabilities...................................    226    219
                                                                  ------ ------
                                                                  $1,654 $1,289
                                                                  ====== ======

3. LONG-TERM DEBT

  Long-term debt at December 31, 1996 and 1995 represents borrowings under the Company's bank credit agreement.

  The credit agreement provides for long-term borrowings of up to $18,000,000. Borrowings bear interest at the bank's prime rate (8.25% at December 31, 1996) or LIBOR plus 1.75% (7.4% at December 31, 1996), and the entire principal balance is due July 1, 2003. As of December 31, 1996, the Company had approximately $2,200,000 of funds available under the agreement. Borrowings under the agreement are secured by substantially all of the assets of the Company. The agreement provides, among other things, that the Company maintain certain debt coverage and other financial ratios, as defined in the agreement. The agreement also limits the payment of dividends and additional borrowings by the Company.

4. LEASES

  The Company leases certain vehicles, warehouse and office facilities under non-cancelable operating leases which expire on various dates through 2001.

  Future minimum lease payments under non-cancelable operating leases with initial terms of one or more years for the years ending December 31 are as follows (in thousands):

       1997.............................................................. $1,019
       1998..............................................................    653
       1999..............................................................    332
       2000..............................................................     21
       2001..............................................................     16
                                                                          ------
       Total minimum lease payments...................................... $2,041
                                                                          ======

  Total lease expense for the years ended December 31, 1996, 1995 and 1994 was $1,284,000, $1,109,000, and $864,000, respectively.

                         GLACIER WATER SERVICES, INC.

5. INCOME TAXES

  Significant components of the provision (benefit) for income taxes for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands):

                                                           1996    1995   1994
                                                          ------  ------ ------
     Federal Income Taxes:
       Current........................................... $1,418  $  934 $  835
       Deferred..........................................    (75)    460    507
                                                          ------  ------ ------
                                                           1,343   1,394  1,342
     State and Local Income Taxes and Other:
       Current...........................................    117     189    147
       Deferred..........................................    (45)    222     89
                                                          ------  ------ ------
                                                              72     411    236
                                                          ------  ------ ------
         Total........................................... $1,415  $1,805 $1,578
                                                          ======  ====== ======

  Deferred tax liabilities and assets result from the following at December 31 (in thousands):

                                                                1996     1995
                                                               -------  -------
     Deferred tax liabilities:
       Property and equipment................................. $ 4,801  $ 4,431
       Other..................................................     --        43
                                                               -------  -------
         Total deferred tax liabilities.......................   4,801    4,474
                                                               -------  -------
     Deferred tax assets:
       Alternative minimum tax credit.........................  (1,183)  (1,091)
       Manufacturer's investment credit.......................    (492)     --
       State deferred tax adjustment..........................     (16)    (238)
       Accruals and reserves..................................    (131)     (46)
                                                               -------  -------
         Total deferred tax assets............................  (1,822)  (1,375)
                                                               -------  -------
         Net deferred tax liabilities......................... $ 2,979  $ 3,099
                                                               =======  =======

  The Company's effective income tax rate differs from the federal statutory rate as follows:

                                                             1996    1995  1994
                                                             -----   ----  ----
     Federal statutory rate.................................  34.0 % 34.0% 34.0%
     State and local taxes, net of federal benefit..........   6.7 %  6.0%  2.8%
     Manufacturer's investment credit generated............. (10.7)%  --    --
                                                             -----   ----  ----
     Effective rate.........................................  30.0 % 40.0% 36.8%
                                                             =====   ====  ====

  The Company is currently under examination by the Internal Revenue Service for the year ended December 31, 1992. Management does not anticipate that the results of such audit will have a material impact on the Company's financial statements.

                         GLACIER WATER SERVICES, INC.

6. STOCKHOLDERS' EQUITY

 Preferred Stock

  The Company's Certificate of Incorporation authorizes the issuance of 100,000 shares of preferred stock, par value $.01 per share. The rights, preferences and privileges of the authorized shares (none of which have been issued) may be established by the Board of Directors without further action by the holders of the Company's common stock.

 Treasury Stock

  In December 1995, the Board of Directors authorized the purchase of up to 250,000 shares of the Company's common stock in the open market. During 1996, 170,500 shares were repurchased under this program. In December 1996, the Board of Directors authorized the additional purchase of up to 250,000 shares of the Company's common stock. As of December 31, 1996, the Company was authorized to repurchase 329,500 shares, approximately 10.3% of the Company's total shares outstanding.

7. STOCK OPTION PLANS

  The Company has two stock option plans, the 1992 Stock Option Plan, which was terminated in 1994, and the 1994 Stock Compensation Program. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. The following pro forma disclosures represent what the Company's net income and earnings per share would have been had the Company recorded compensation cost for these plans in accordance with the provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation." (Statement No. 123).

                                                                   1996   1995
                                                                  ------ ------
     Pro Forma Net Income (in thousands)......................... $2,984 $2,568
     Pro Forma EPS............................................... $  .88 $  .75

  Because the method of accounting required under Statement No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  The Company has reserved 275,000 shares of common stock under the 1994 Stock Compensation Program, as amended, for issuance under a stock option plan that provides for the issuance of incentive and non-qualified stock options to key employees, including directors and consultants. Incentive stock options are granted at no less than the fair market value on the date of the grant. Non-qualified options may be granted at prices determined by the Board of Directors, but at no less than 85% of the fair market value on the date of the grant. Options generally have a term of 10 years and become exercisable at a rate of 25% per annum. The Program also allows directors to receive stock options in lieu of their annual directors' fees. Options granted under this provision (Deferral Options) have a term of five years and become exercisable one year following the date of grant.

  The Company had reserved 360,000 shares of common stock under the 1992 Stock Option Plan for issuance under a stock option plan that provides for the issuance of incentive and non-qualified stock options to key employees, including directors and consultants. Incentive stock options are granted at no less than the fair market value on the date of the grant. Non-qualified options may be granted at prices determined by the Board of Directors, but at no less than 85% of the fair market value on the date of the grant. Options become exercisable at a rate of 25% per annum. The 1992 Stock Compensation Plan was terminated in 1994 with a balance of 42,250 shares of common stock available for grant which were transferred to the 1994 Stock Compensation Program.

                         GLACIER WATER SERVICES, INC.

  A summary of the status of the Company's two stock option plans at December 31, 1996 and activity during the year then ended follows:

                                                                WEIGHTED AVERAGE
                                                       SHARES    EXERCISE PRICE
                                                       -------  ----------------
     Balance at December 31, 1995..................... 305,354       $15.08
     Granted..........................................  76,300       $19.45
     Exercised........................................ (11,250)      $ 9.88
     Canceled......................................... (25,750)      $19.63
                                                       -------       ------
     Balance at December 31, 1996..................... 344,654       $15.88
     Exercisable at December 31, 1996................. 153,604       $13.76
     Weighted average fair value of options granted...               $ 8.57

  The 136,750 shares under the 1992 plan outstanding at December 31, 1996 have exercise prices between $8.25 and $13.63, with a weighted average exercise price of $11.39 and a weighted average remaining contractual life of 6.4 years. 98,500 of these options are exercisable; their weighted average exercise price is $11.08.

  The 207,904 shares under the 1994 plan outstanding at December 31, 1996 have exercise prices between $15.25 and $19.88, with a weighted average exercise price of $18.82 and a weighted average remaining contractual life of 7.5 years. 55,104 of these options are exercisable; their weighted average exercise price is $18.55.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996, respectively: risk-free interest rates of 7.2% and 5.8%; no expected dividend yield; expected lives of 7 years for regular options and 5 years for Deferral Options in both years; expected volatility of 30% in both years.

8. SIGNIFICANT CUSTOMERS

  The following table sets forth the percentage of the Company's total revenues that were derived from major customers for the years ended December 31, 1996, 1995 and 1994:

                                                                1996  1995  1994
                                                                ----  ----  ----
     Company A................................................. 10.2% 5.8%   --
     Company B.................................................  9.0% 9.8%  13.3%

9. SUBSEQUENT EVENT (UNAUDITED)

  On March 28, 1997, the Company acquired substantially all of the assets of the Aqua-Vend division of McKesson Water Products Company, a wholly-owned subsidiary of McKesson Corporation, for $9.0 million. The transaction was accounted for under the purchase method of accounting, resulting in the valuation of the purchased assets at fair market value, with no resulting goodwill. In March 1997, the Company's bank line of credit was amended to provide for borrowings of up to $35 million. The asset purchase was funded with additional borrowing on this line of credit.

                          GLACIER WATER SERVICES, INC.

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

                         FIRST QUARTER SECOND QUARTER THIRD QUARTER FOURTH QUARTER
                         ------------- -------------- ------------- --------------
                            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)
Year Ended December 31,
 1996:
  Net revenues..........   $  10,015     $  12,036      $  13,709     $  10,331
  Income from
   operations...........         794         1,516          2,295           896
  Net income............         360           799          1,556           588
  Earnings per share....         .11           .24            .46           .18
  Weighted average
   shares...............   3,406,797     3,389,589      3,398,650     3,327,953
Year Ended December 31,
 1995:
  Net revenues..........   $   9,193     $  10,470      $  13,193     $   9,553
  Income from
   operations...........         925         1,309          2,264           739
  Net income............         472           661          1,233           343
  Earnings per share....         .14           .20            .36           .10
  Weighted average
   shares...............   3,419,851     3,385,400      3,397,746     3,405,572

                          GLACIER WATER SERVICES, INC.

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    OCTOBER 5,
                                                                       1997
                                                                    -----------
                                                                    (UNAUDITED)
                              ASSETS
                              ------
Current assets:
  Cash.............................................................   $    10
  Accounts receivable..............................................       290
  Inventories......................................................     2,251
  Prepaid commissions and other....................................     1,044
                                                                      -------
    Total current assets...........................................     3,595
Property and equipment, net of accumulated depreciation............    48,619
Other assets.......................................................     6,301
                                                                      -------
    Total assets...................................................   $58,515
                                                                      =======
               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------
Current liabilities:
  Accounts payable.................................................   $   871
  Accrued commissions..............................................     2,193
  Accrued liabilities..............................................     1,948
                                                                      -------
    Total current liabilities......................................     5,012
Long-term debt.....................................................    26,022
Deferred income taxes..............................................     2,979
Stockholders' equity:
  Preferred stock, $.01 par value; 100,000 shares authorized, no
   shares issued or outstanding....................................       --
  Common stock, $.01 par value; 10,000,000 shares authorized,
   3,228,075 shares issued and outstanding.........................        34
Additional paid-in capital.........................................    15,481
Retained earnings..................................................    12,550
Treasury stock; 170,500 shares, at cost............................    (3,563)
                                                                      -------
    Total stockholders' equity.....................................    24,502
                                                                      -------
    Total liabilities and stockholders' equity.....................   $58,515
                                                                      =======

                            See accompanying notes.

                          GLACIER WATER SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
                                  (UNAUDITED)

                                  THREE MONTHS ENDED        NINE MONTHS ENDED
                               ------------------------- ------------------------
                               OCTOBER 5,  SEPTEMBER 30, OCTOBER 5, SEPTEMBER 30,
                                  1997         1996         1997        1996
                               ----------  ------------- ---------- -------------
Revenues.....................  $  17,138     $  13,709   $  44,352    $  35,760
Operating costs and expenses:
  Operating expenses.........     10,573         8,302      27,482       22,009
  Selling, general and
   administrative expenses...      1,992         1,408       5,461        4,155
  Depreciation and
   amortization..............      2,317         1,704       6,515        4,991
  Non-recurring acquisition
   charges...................      1,721           --        3,062          --
                               ---------     ---------   ---------    ---------
    Total operating costs and
     expenses................     16,603        11,414      42,520       31,155
                               ---------     ---------   ---------    ---------
Income from operations.......        535         2,295       1,832        4,605
Interest expense (net) and
 other.......................        532           174       1,370          553
                               ---------     ---------   ---------    ---------
Income before income taxes...          3         2,121         462        4,052
Income tax provision
 (benefit)...................        (29)          565         143        1,337
                               ---------     ---------   ---------    ---------
Net income...................  $      32     $   1,556   $     319    $   2,715
                               =========     =========   =========    =========
Net income per common and
 common equivalent share.....  $     .01     $     .46   $     .10    $     .80
                               =========     =========   =========    =========
Weighted average common and
 common equivalent shares
 outstanding.................  3,351,034     3,398,650   3,324,525    3,389,893
                               =========     =========   =========    =========



                            See accompanying notes.

                          GLACIER WATER SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                       ------------------------
                                                       OCTOBER 5, SEPTEMBER 30,
                                                          1997        1996
                                                       ---------- -------------
Cash flows from operating activities:
  Net income..........................................  $    319    $  2,715
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization.....................     6,515       4,991
    Loss on disposal of assets........................       195         --
  Change in operating assets and liabilities:
    Accounts receivable...............................      (108)        262
    Inventories.......................................      (383)       (711)
    Prepaid commissions and other.....................       296        (370)
    Payments for prepaid marketing incentives.........    (1,295)       (502)
    Other assets......................................       (61)       (139)
    Accounts payable, accrued commissions and other
     accrued liabilities..............................     1,323       1,285
                                                        --------    --------
      Net cash provided by operating activities.......     6,801       7,531
                                                        --------    --------
Cash flows from investing activities:
  Purchase of property and equipment..................      (241)       (411)
  Net investment in vending equipment.................    (7,969)     (5,067)
  Proceeds from sale of property and equipment........       111         --
  Purchase of Aqua-Vend...............................    (9,355)        --
                                                        --------    --------
      Net cash used in investing activities...........   (17,454)     (5,478)
                                                        --------    --------
Cash flows from financing activities:
  Proceeds from long-term borrowings..................    25,140      10,010
  Principal payments on long-term borrowings..........   (14,684)    (10,808)
  Proceeds from issuance of stock.....................       196         111
  Purchase of treasury stock..........................       --         (529)
                                                        --------    --------
      Net cash provided by (used in) financing
       activities.....................................    10,652      (1,216)
                                                        --------    --------
Net increase (decrease) in cash.......................        (1)        837
Cash, beginning of period.............................        11          29
                                                        --------    --------
Cash, end of period...................................  $     10    $    866
                                                        ========    ========
Supplemental disclosure of cash flow information:
  Interest paid.......................................  $  1,506    $    702
                                                        ========    ========
  Income taxes paid...................................  $    365    $    563
                                                        ========    ========

                             See accompanying notes

                         GLACIER WATER SERVICES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 5, 1997
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Change in Fiscal Year

  In the first quarter of 1997, the Company reported that it had prospectively changed its financial reporting year from a fiscal year of twelve calendar months ending December 31 to a fiscal year of 52 or 53 weeks ending on the Friday closest to December 31. In order to more closely align its fiscal reporting to its business cycle, the Company has modified its fiscal reporting to end its fiscal year on the Sunday closest to December 31. Accordingly, the third quarter ended on October 5, 1997 and contained 93 days, and the Company's fiscal year will end on January 4, 1998. The period from December 31, 1996 to January 3, 1997 is not significant to the Company's nine-month operations, and has not been reported separately.

 Basis of Presentation

  In the opinion of the Company's management, the accompanying consolidated financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the consolidated financial position of the Company and the consolidated results of its operations and its cash flows for the three- and nine-month periods ending October 5, 1997 and September 30, 1996. Although the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information, including footnote information, normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Results of operations for the period ended October 5, 1997 are not necessarily indicative of results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

 Reclassification

  Certain prior year amounts have been reclassified to conform to the current presentation.

2. ACQUISITION

  On March 28, 1997, the Company purchased substantially all of the assets of the Aqua-Vend division of McKesson Water Products Company, a wholly-owned subsidiary of McKesson Corporation, for $9.0 million in cash plus certain direct costs, including sales tax on assets purchased. The transaction was accounted for under the purchase method, and the purchase price and related direct costs were allocated based on the estimated fair values of assets acquired and liabilities assumed, as follows (in thousands):

       Inventories...................................................... $  208
       Prepaid expenses.................................................    255
       Vending equipment................................................  7,565
       Other fixed assets...............................................    145
       Prepaid marketing incentives.....................................  1,225
       Other non-current assets.........................................    110
       Sales tax liability..............................................   (153)
                                                                         ------
                                                                         $9,355
                                                                         ======

                         GLACIER WATER SERVICES, INC.

                                OCTOBER 5, 1997
                                  (UNAUDITED)

  The unaudited consolidated pro forma results of operations for the nine months ended October 5, 1997 and September 30, 1996 presented below assume that the transaction occurred as of the beginning of the respective periods (in thousands, except per share amounts):

                                                         NINE MONTHS ENDED
                                                      ------------------------
                                                      OCTOBER 5, SEPTEMBER 30,
                                                         1997        1996
                                                      ---------- -------------
   Net revenues......................................  $47,580      $48,943
   Income from operations............................      825        3,961
   Net loss..........................................     (506)      (2,785)(1)
   Net loss per common share.........................  $  (.15)     $  (.82)(1)

--------

(1) Excluding the $7.0 million charge for the reduction in carrying value of equipment, pro forma net income and pro forma net income per share for the nine months ended September 30, 1996 would be $1,905,000 and $.56, respectively.

3. INVENTORIES

  Inventories consist of raw materials, repair and spare parts and vending machines in process of assembly, and are stated at the lower of cost (moving weighted average) or market. Costs associated with the assembly of vending machines are accumulated until machines are completed, at which time the costs are transferred to property and equipment.

  At October 5, 1997 and December 31, 1996, inventories consisted primarily of raw materials and repair and spare parts.

4. SUPPLEMENTARY BALANCE SHEET INFORMATION

  Included in the Prepaid commissions and other are commission payments made to certain retailers based on a percentage of estimated quarterly vending machine revenues, as well as other prepaid expenses incurred in the normal course of business. Prepaid commissions were $79,000 and $490,000 at October 5, 1997 and December 31, 1996, respectively.

  Included in Other assets are prepaid marketing incentives which represent payments made to the Company's retailers for the placement of the Company's machines at store locations. Prepaid marketing incentives, net of accumulated amortization were $5,695,000 and $4,606,000 at October 5, 1997 and December 31, 1996, respectively.

5. NET INCOME PER SHARE

  Net income per share of common stock is computed on the basis of weighted average shares of common stock outstanding plus common equivalent shares arising from the effect of dilutive stock options, using the treasury stock method.

  In March, 1997, the Financial Accounting Standards Board adopted Statement No. 128 "Earnings Per Share" ("Statement No. 128"), which is effective for the periods ending after December 15, 1997. Pro forma net income per share computed pursuant to Statement No. 128 would be $.01 and $.10, respectively, for the three- and nine-month periods ended October 5, 1997, and $.46 and $.80, respectively, for the three- and nine-month periods ended September 30, 1996.

                         INDEPENDENT AUDITORS' REPORT

McKesson Corporation
San Francisco, California:

  We have audited the accompanying statements of assets to be sold of the Aqua-Vend Business ("Aqua-Vend"), which consist of certain operations of McKesson Water Products Company ("MWPC"), a wholly owned subsidiary of McKesson Corporation, as of March 31, 1996 and 1997 and the related statements of revenues, direct expenses and identified corporate expenses before interest and income taxes for the years then ended. These financial statements are the responsibility of Aqua-Vend's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the assets to be sold of Aqua-Vend as of March 31, 1996 and 1997, and its revenues, direct expenses, and identified corporate expenses before interest and income taxes for the years ended March 31, 1996 and 1997 in conformity with generally accepted accounting principles.

  As discussed in Note 2 to the financial statements, Aqua-Vend consists of certain operations of MWPC. Aqua-Vend receives managerial and administrative services from MWPC. Certain expenses included in the financial statements represent allocations of amounts applicable to McKesson Corporation and MWPC. As a result, Aqua-Vend's assets to be sold and its revenues, direct expenses and identified corporate expenses before interest and income taxes may not be indicative of conditions that would have existed or results that would have occurred had Aqua-Vend operated as a stand-alone entity.

                                          Deloitte & Touche LLP

San Francisco, California
May 9, 1997

                               AQUA-VEND BUSINESS
            (CERTAIN OPERATIONS OF MCKESSON WATER PRODUCTS COMPANY)

                        STATEMENTS OF ASSETS TO BE SOLD

                            MARCH 31, 1996 AND 1997

                                                            1996        1997
                                                         ----------- ----------
Assets to be sold:
  Current assets--
    Prepaid expenses and other assets................... $ 1,054,000 $  488,000
  Property, plant and equipment, Net (Note 4)...........  13,756,000  6,189,000
  Other assets..........................................   1,695,000  1,229,000
                                                         ----------- ----------
    Assets to be sold................................... $16,505,000 $7,906,000
                                                         =========== ==========



                       See notes to financial statements.

                               AQUA-VEND BUSINESS
            (CERTAIN OPERATIONS OF MCKESSON WATER PRODUCTS COMPANY)

             STATEMENTS OF REVENUES, DIRECT EXPENSES AND IDENTIFIED
              CORPORATE EXPENSES BEFORE INTEREST AND INCOME TAXES

                      YEARS ENDED MARCH 31, 1996 AND 1997

                                                         1996         1997
                                                      -----------  -----------
Revenues............................................. $18,416,000  $15,956,000
Cost of sales........................................  15,675,000   13,671,000
                                                      -----------  -----------
Gross margin.........................................   2,741,000    2,285,000
Selling, general and administrative (Note 5).........   5,080,000    4,716,000
Reduction in carrying value of property, plant and
 equipment (Note 4)..................................         --     7,000,000
                                                      -----------  -----------
Loss before interest and income taxes................ $(2,339,000) $(9,431,000)
                                                      ===========  ===========



                       See notes to financial statements.

                              AQUA-VEND BUSINESS
            (CERTAIN OPERATIONS OF MCKESSON WATER PRODUCTS COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                      YEARS ENDED MARCH 31, 1996 AND 1997

1. ORGANIZATION AND OPERATIONS

  The Aqua-Vend Business ("Aqua-Vend"), which consists of certain operations of McKesson Water Products Company ("MWPC"), a wholly owned subsidiary of McKesson Corporation ("McKesson"), owns and operates water vending machines throughout the United States.

  On March 28, 1997 McKesson and MWPC entered into an asset purchase agreement with Glacier Water Services Inc. ("Glacier") whereby Glacier purchased for $9 million in cash certain assets and assumed certain real and personal property lease obligations of Aqua-Vend.

2. BASIS OF PRESENTATION

  Aqua-Vend has no separate legal status but rather is owned and operated by McKesson through its wholly owned subsidiary, MWPC. The accompanying financial statements have been prepared from the books and records of MWPC and present substantially all of the operations of Aqua-Vend (including corporate allocations) for the years ended March 31, 1996 and 1997 and the assets that MWPC sold to Glacier as they existed at March 31, 1996 and 1997.

  The statements of revenues, direct expenses and identified corporate expenses before interest and income taxes may not necessarily be indicative of the results of operations that would have resulted had Aqua-Vend been operated as a stand-alone entity and include allocations of certain MWPC and McKesson corporate expenses. Such allocations are based on formulas and include compensation, facilities, administrative and other corporate costs (see Note
5).

  Payroll, capital expenditures and all other expenditures are funded by McKesson. Sales are collected and deposited by Aqua-Vend but immediately swept into McKesson cash accounts. Accordingly, Aqua-Vend maintains only a minimal petty cash balance. Statements of cash flows are not presented as separate and complete cash flow information is not maintained.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Year-End--McKesson sold Aqua-Vend on March 28, 1997. Aqua-Vend describes its operations through and as of the sale date as March 31, 1997.

  Property, Plant and Equipment--Property, plant and equipment is initially recorded at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets, generally eight to twelve years. The carrying amount of long-lived assets is evaluated whenever events or changes in circumstances have indicated that such amounts may not be recoverable (see Note 4).

  Other Assets--Included in other assets are costs incurred to obtain sites for water vending machines. These costs are amortized over the contract period.

  Revenue Recognition--Sales are recorded at the time of the water vend. Commissions and other revenue sharing costs are included in cost of sales.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              AQUA-VEND BUSINESS
            (CERTAIN OPERATIONS OF MCKESSON WATER PRODUCTS COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                      YEARS ENDED MARCH 31, 1996 AND 1997

4. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment primarily consist of water vending machines. Purchases of equipment for the years ended March 31, 1996 and 1997 were $4,676,000 and $1,564,000, respectively. Depreciation expense for the years ended March 1996 and 1997 was $1,807,000 and $1,846,000, respectively, and is included in cost of sales. Accumulated depreciation for the years ended March 31, 1996 and 1997 were $13,917,000 and $12,557,000, respectively.

  During fiscal 1997, MWPC reviewed the carrying value of Aqua-Vend's assets for recoverability in connection with the possible sale of Aqua-Vend and determined that the carrying value should be reduced by $7.0 million to reflect the fair value of the assets less costs to sell.

5. CORPORATE ALLOCATIONS

  Aqua-Vend does not maintain stand-alone corporate treasury, legal, tax and other similar corporate support functions. Aqua-Vend does record certain direct expenses related primarily to employee payroll and benefits, insurance and corporate facilities costs. For purposes of preparing the Aqua-Vend statements of revenues, direct expenses and identified corporate expenses before interest and income taxes, certain expenses of MWPC and McKesson were allocated based upon a variety of factors, which included Aqua-Vend sales, the number of Aqua-Vend employees, Aqua-Vend facility usage and the identification of costs specifically attributable to Aqua-Vend. Allocated costs include employee benefit expenses, such as pension and postretirement, of $171,000 and $170,000 for the years ended March 31, 1996 and 1997, respectively. MWPC management believes that these allocations are reasonable; however, they are not necessarily indicative of expenses that would have been incurred by Aqua-Vend on a stand-alone basis.

  The following represents a summary of the corporate costs allocated to Aqua-Vend which were included in the statements of revenues, direct expenses and identified corporate expenses before interest and income taxes:

                                                           YEAR ENDED MARCH 31,
                                                           ---------------------
                                                              1996       1997
                                                           ---------- ----------
   Selling, general and administrative:
     McKesson costs allocated through MWPC to Aqua-Vend... $  659,000 $  633,000
     MWPC costs allocated to Aqua-Vend....................  1,051,000  1,009,000

                         GLACIER WATER SERVICES, INC.

                 SUMMARY INFORMATION RELATED TO THE PRO FORMA
                      CONSOLIDATED FINANCIAL INFORMATION

  The unaudited pro forma consolidated financial information presented herein reflects the pro forma effect of Glacier Water Services, Inc.'s purchase of substantially all of the assets of the Aqua-Vend division of McKesson Water Products Company ("Aqua-Vend"), a wholly-owned subsidiary of McKesson Corporation effective as of March 28, 1997 (the "Acquisition").

  The accompanying historical balance sheet of Glacier Water Services, Inc. as of April 4, 1997, reflects the Acquisition, accordingly, no pro forma adjustments are necessary. The unaudited pro forma consolidated statements of operations present the historical operations of Glacier Water Services, Inc. and Aqua-Vend for the quarter and year ended April 4, 1997 and December 31, 1996, respectively, as if the Acquisition had been consummated on January 1, 1996.

  The unaudited pro forma consolidated statements of operations are not necessarily indicative of either the results of operations that might have occurred had the Acquisition actually occurred on January 1, 1996, or the results of operations of Glacier Water Services, Inc. for any future period.

                          GLACIER WATER SERVICES, INC.

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                       APRIL 4,
                                                                         1997
                                                                       --------
                                ASSETS
                                ------
Current assets:
  Cash................................................................ $    11
  Accounts receivable.................................................     320
  Inventories.........................................................   2,244
  Prepaid commissions and other.......................................   1,390
                                                                       -------
    Total current assets..............................................   3,965
  Property and equipment, net of accumulated depreciation.............  47,298
  Other assets........................................................   6,507
                                                                       -------
    Total assets...................................................... $57,770
                                                                       =======
                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
Current liabilities:
  Accounts payable.................................................... $   806
  Accrued commissions.................................................   1,421
  Accrued liabilities.................................................   1,725
                                                                       -------
    Total current liabilities.........................................   3,952
Long-term debt........................................................  26,958
Deferred income taxes.................................................   2,979
Stockholders' equity:
  Preferred stock, $.01 par value, 100,000 shares authorized, no
   shares issued or outstanding.......................................     --
  Common stock, $.01 par value, 10,000,000 shares authorized,
   3,209,075 shares issued and outstanding ...........................      34
  Additional paid-in capital..........................................  15,290
  Retained earnings...................................................  12,120
  Treasury stock, 170,500 shares, at cost.............................  (3,563)
                                                                       -------
    Total stockholders' equity........................................  23,881
                                                                       -------
    Total liabilities and stockholders' equity........................ $57,770
                                                                       =======

                          GLACIER WATER SERVICES, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          QUARTER ENDED APRIL 4, 1997
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
                                  (UNAUDITED)

                                  GLACIER WATER           PRO FORMA   PRO FORMA
                                  SERVICES INC. AQUAVEND  ADJUSTMENT CONSOLIDATED
                                  ------------- --------  ---------- ------------
Revenues........................    $  11,176   $ 3,228     $ (71)    $  14,333
Operating costs and expenses:
  Operating expenses............        7,075     2,962       (61)        9,976
  Selling, general and
   administrative expenses......        1,613       789       (35)        2,367
  Depreciation and amortization.        1,880       485      (237)        2,128
  Non-recurring charges.........          471       --        --            471
                                    ---------   -------     -----     ---------
    Total operating costs and
     expenses...................       11,039     4,236      (333)       14,942
                                    ---------   -------     -----     ---------
Income (loss) from operations...          137    (1,008)      262          (609)
Interest expense (net) and
 other..........................          314       --        188           502
                                    ---------   -------     -----     ---------
Income (loss) before income
 taxes..........................         (177)   (1,008)       74        (1,111)
Income tax provision (benefit)..          (66)      --       (351)         (417)
                                    ---------   -------     -----     ---------
Net income (loss)...............    $    (111)  $(1,008)    $ 425     $    (694)
                                    =========   =======     =====     =========
Net income (loss) per common and
 common equivalent share........    $    (.03)                        $    (.21)
                                    =========                         =========
Weighted average common and
 common equivalent shares
 outstanding....................    3,316,391                         3,316,391
                                    =========                         =========


          See notes to pro forma consolidated statements of operations

                          GLACIER WATER SERVICES, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
                                  (UNAUDITED)

                               GLACIER WATER           PRO FORMA   PRO FORMA
                               SERVICES INC. AQUA-VEND ADJUSTMENT CONSOLIDATED
                               ------------- --------- ---------- ------------
Revenues.....................    $  46,091    $16,810    $ (227)   $  62,674
Operating costs and expenses:
  Operating expenses.........       28,095     14,110      (227)      41,978
  Selling, general and
   administrative expenses...        5,726      3,207       (69)       8,864
  Reduction in carrying value
   of equipment..............          --       7,000       --         7,000
  Depreciation and
   amortization..............        6,769      1,838      (846)       7,761
                                 ---------    -------    ------    ---------
    Total operating costs and
     expenses................       40,590     26,155    (1,142)      65,603
                                 ---------    -------    ------    ---------
Income from operations.......        5,501     (9,345)      915       (2,929)
Interest expense (net) and
 other.......................          783        --        753        1,536
                                 ---------    -------    ------    ---------
Income (loss) before income
 taxes.......................        4,718     (9,345)      162       (4,465)
Income tax provision
 (benefit)...................        1,415        --     (2,888)      (1,473)
                                 ---------    -------    ------    ---------
Net income (loss)............    $   3,303    $(9,345)   $3,050    $  (2,992)(1)
                                 =========    =======    ======    =========
Net income (loss) per common
 and common equivalent share.    $     .98                         $    (.89)(1)
                                 =========                         =========
Weighted average common and
 common equivalent shares
 outstanding.................    3,374,482                         3,374,482
                                 =========                         =========

--------

(1) Excluding the $7.0 million charge for reduction in carrying value of equipment, pro forma consolidated net income and pro forma net income per common and common equivalent share would be $1,698,000 and $.50, respectively.



          See notes to pro forma consolidated statements of operations

                         GLACIER WATER SERVICES, INC.

                        NOTES TO PRO FORMA CONSOLIDATED
                           STATEMENTS OF OPERATIONS

                      APRIL 4, 1997 AND DECEMBER 31, 1996

  The unaudited pro forma consolidated statements of operations for the quarter and year ended April 4, 1997 and December 31, 1996 combine the following:

    (a) The historical consolidated statements of operations of Glacier Water Services, Inc. for the quarter and year ended April 4, 1997 and December 31, 1996, respectively.

    (b) The historical statements of operations of Aqua-Vend for the quarter and year ended March 28, 1997 and December 31, 1996, respectively.

    (c) Pro forma adjustments.

  These unaudited pro forma statements of operations reflect the consolidated results of operations of Glacier Water Services, Inc. for the quarter and year ended April 4, 1997 and December 31, 1996, respectively, (through the income
(loss) before income taxes financial statement line item) as if the Acquisition had been consummated on January 1, 1996. These statements are not necessarily indicative of the results which would have been obtained had the Acquisition actually been consummated at such date. The pro forma adjustments relating to the Acquisition set forth in the accompanying pro forma consolidated statements of operations for the quarter and year ended April 4, 1997 and December 31, 1996, respectively, were made to reflect the following (in thousands):

                                                 QUARTER ENDED    YEAR ENDED
                                                 APRIL 4, 1997 DECEMBER 31, 1996
                                                 ------------- -----------------
Decrease in revenue to reflect the elimination
 of revenue generated by Aqua-Vend assets and
 operations not acquired.......................      $ (71)         $ (227)
Decrease in operating expenses representing
 costs incurred related specifically to the
 Aqua-Vend assets and operations not acquired..        (61)           (227)
Decrease in selling, general and administrative
 expenses representing certain expenses
 allocated to Aqua-Vend from McKesson
 Corporation that do not relate to the assets
 and operations acquired.......................        (35)            (69)
Pro forma adjustment reducing depreciation
 expense to reflect calculation under Glacier's
 methodology, based on the fair value of the
 assets acquired...............................       (237)           (846)
Pro forma adjustment to reflect additional
 interest expense. Interest expense represents
 the Company's estimated effective borrowing
 rate for the period of 8% multiplied by the
 additional borrowing on the Company's line of
 credit to finance the acquisition. ...........        188             753
Pro forma adjustment to income taxes to record
 the tax benefit of the Aqua-Vend loss before
 income taxes and the pro forma adjustments
 above.........................................       (351)         (2,888)

                                [Company Logo]




  [Picture depicting filtration process, people using the Company's water vending machine and Company ad with Penguins holding banners with Company slogans.]



                   [List of the Company's retail accounts.]


                 [Company slogan - "Great Taste! Great Price!"]

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                ---------------

                                                                            PAGE
                                                                            ----
Available Information.....................................................    6
Incorporation of Certain Documents by Reference...........................    6
Prospectus Summary........................................................    8
Risk Factors..............................................................   16
Use of Proceeds...........................................................   24
Accounting Treatment......................................................   24
Capitalization............................................................   25
Selected Consolidated Financial and Other Information.....................   26
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   28
Business..................................................................   32
Management................................................................   38
Description of the Trust Preferred Securities.............................   40
Description of Junior Subordinated Debentures.............................   52
Book-Entry Issuance.......................................................   62
Description of Guarantee..................................................   64
Expense Agreement.........................................................   66
Relationship Among the Trust Preferred Securities, the Junior Subordinated
 Debentures and the Guarantee.............................................   66
Certain Federal Income Tax Consequences...................................   68
ERISA Considerations......................................................   71
Certain Relationships.....................................................   73
Underwriting..............................................................   74
Legal Matters.............................................................   75
Experts...................................................................   75
Index to Consolidated Financial Statements................................  F-1

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                                3,400,000 TRUST
                             PREFERRED SECURITIES

                             GLACIER WATER TRUST I

                           9 1/16% CUMULATIVE TRUST
                             PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                     [LOGO OF GLACIER WATER SERVICES, INC.]
                         GLACIER WATER SERVICES, INC.


                                ---------------

                                  PROSPECTUS

                                ---------------


                           SUTRO & CO. INCORPORATED

                            EVEREN SECURITIES, INC.

                             CROWELL, WEEDON & CO.

                               JANUARY 22, 1998

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